     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                     ATLANTIC EXPRESS TRANSPORTATION CORP.
             (Exact name of Registrant as Specified in its Charter)

              NEW YORK                                4151                              13-392-4567
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                           --------------------------

                                 7 NORTH STREET
                       STATEN ISLAND, NEW YORK 10302-1205
                                 (718) 442-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                NATHAN SCHLENKER
                            CHIEF FINANCIAL OFFICER
                                 7 NORTH STREET
                       STATEN ISLAND, NEW YORK 10302-1205
                                 (718) 442-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

    PETER R. SILVERMAN, ESQ.            ROBERT A. ZUCCARO, ESQ.            MICHAEL WORONOFF, ESQ.
 SILVERMAN, COLLURA, CHERNIS, &       JONES, DAY, REAVIS & POGUE       SKADDEN, ARPS, SLATE, MEAGHER &
          BALZANO P.C.                   599 LEXINGTON AVENUE                       FLOM
      381 PARK AVENUE SOUTH            NEW YORK, NEW YORK 10022            300 SOUTH GRAND AVENUE
           SUITE 1601                       (212) 326-3939              LOS ANGELES, CALIFORNIA 90017
    NEW YORK, NEW YORK 10016                                                   (213) 687-5000
         (212) 779-8600

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT HAS BECOME EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                             PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE      PROPOSED MAXIMUM       AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                  REGISTERED      OFFERING PRICE (1)    OFFERING PRICE     REGISTRATION FEE
10 3/4% Senior Secured Notes due 2004                  $110,000,000            100%            $110,000,000          $33,334
Guarantees of the 10 3/4% Senior Secured Notes due
  2004                                                 $110,000,000            (2)                 (2)                 (2)

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act.

(2) Pursuant to Rule 457(n), no separate registration fee is required as no additional consideration is being paid for Guarantees.
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 18, 1997

PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES OF ANY SUCH STATE.

                               OFFER TO EXCHANGE
                     10 3/4% SENIOR SECURED NOTES DUE 2004
                          FOR ANY AND ALL OUTSTANDING
                    10 3/4% SENIOR SECURED NOTES DUE 2004 OF

                                     [LOGO]

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON          , 1997, UNLESS EXTENDED.
                            ------------------------

ATLANTIC EXPRESS TRANSPORTATION CORP., A NEW YORK CORPORATION ("ATLANTIC" OR THE "COMPANY"), A WHOLLY OWNED SUBSIDIARY OF ATLANTIC EXPRESS TRANSPORTATION GROUP INC. ("AETG"), HEREBY OFFERS (THE "EXCHANGE OFFER"), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL (THE "LETTER OF TRANSMITTAL"), TO EXCHANGE ITS OUTSTANDING 10 3/4% SENIOR SECURED NOTES DUE 2004 (THE "OLD NOTES"), OF WHICH $110,000,000 AGGREGATE PRINCIPAL AMOUNT IS OUTSTANDING AS OF THE DATE HEREOF, FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEWLY ISSUED 10 3/4% SENIOR SECURED NOTES DUE 2004 (THE "NEW NOTES"). THE NEW NOTES ARE BEING OFFERED HEREBY IN ORDER TO SATISFY CERTAIN OBLIGATIONS OF THE COMPANY UNDER THE REGISTRATION RIGHTS AGREEMENT, DATED FEBRUARY 4, 1997, AMONG THE COMPANY AND CERTAIN OTHER SIGNATORIES THERETO (THE "REGISTRATION RIGHTS AGREEMENT"). THE FORM AND TERMS OF THE NEW NOTES WILL BE THE SAME AS THOSE OF THE OLD NOTES EXCEPT THAT THE NEW NOTES WILL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND CONSEQUENTLY WILL NOT BE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS, REGISTRATION RIGHTS AND RELATED LIQUIDATED DAMAGES PROVISIONS APPLICABLE TO THE OLD NOTES. THE NEW NOTES WILL EVIDENCE THE SAME DEBT AS THE OLD NOTES AND WILL BE ENTITLED TO THE BENEFITS OF AN INDENTURE (THE "INDENTURE"), DATED AS OF FEBRUARY 4, 1997, BY AND BETWEEN THE COMPANY AND THE BANK OF NEW YORK, AS TRUSTEE (THE "TRUSTEE"). THE INDENTURE PROVIDES FOR THE ISSUANCE OF BOTH THE OLD NOTES AND THE NEW NOTES. THE OLD NOTES AND THE NEW NOTES ARE REFERRED TO HEREIN COLLECTIVELY AS THE "NOTES" AND HOLDERS OF THE NOTES ARE SOMETIMES REFERRED TO HEREIN AS THE "HOLDERS."

THE NEW NOTES WILL MATURE ON FEBRUARY 1, 2004. INTEREST ON THE NEW NOTES WILL BE PAYABLE SEMI-ANNUALLY ON FEBRUARY 1 AND AUGUST 1, COMMENCING AUGUST 1, 1997. THE NEW NOTES WILL BE REDEEMABLE AT THE OPTION OF THE COMPANY, IN WHOLE OR IN PART, ON OR AFTER FEBRUARY 1, 2001, AT THE REDEMPTION PRICES SET FORTH HEREIN, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF REDEMPTION. NOTWITHSTANDING THE FOREGOING, AT ANY TIME OR FROM TIME TO TIME PRIOR TO FEBRUARY 1, 2000, THE COMPANY MAY REDEEM UP TO ONE-THIRD OF THE ORIGINAL PRINCIPAL AMOUNT OF THE NEW NOTES AT THE REDEMPTION PRICE OF 110.75% OF THE PRINCIPAL AMOUNT THEREOF, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, THROUGH THE DATE OF REDEMPTION, WITH THE NET CASH PROCEEDS OF ONE OR MORE PUBLIC EQUITY OFFERINGS (AS DEFINED); PROVIDED, THAT AT LEAST $73,333,333 AGGREGATE PRINCIPAL AMOUNT OF THE NEW NOTES REMAIN OUTSTANDING IMMEDIATELY THEREAFTER. UPON A CHANGE OF CONTROL (AS DEFINED), THE COMPANY WILL BE REQUIRED TO OFFER TO REPURCHASE ALL OF THE OUTSTANDING NEW NOTES AT 101% OF THE PRINCIPAL AMOUNT THEREOF, TOGETHER WITH ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF REPURCHASE. SEE "DESCRIPTION OF NOTES."

THE NEW NOTES WILL BE SENIOR SECURED OBLIGATIONS OF THE COMPANY AND WILL RANK SENIOR IN RIGHT OF PAYMENT TO ALL SUBORDINATED INDEBTEDNESS OF THE COMPANY, AND PARI PASSU IN RIGHT OF PAYMENT WITH ALL SENIOR INDEBTEDNESS OF THE COMPANY. THE NEW NOTES WILL BE UNCONDITIONALLY GUARANTEED BY EACH OF THE CURRENT AND FUTURE RESTRICTED SUBSIDIARIES (AS DEFINED) OF THE COMPANY AND INITIALLY SECURED BY A FIRST PRIORITY SECURITY INTEREST IN AND A PLEDGE OF ALL OF THE CAPITAL STOCK OF THE COMPANY AND ITS SUBSIDIARIES (AS DEFINED) AND A SECOND PRIORITY SECURITY INTEREST IN THOSE ASSETS OF THE COMPANY AND ITS RESTRICTED SUBSIDIARIES (INCLUDING CASH, ACCOUNTS RECEIVABLE, INVENTORY, AND CERTAIN RELATED ASSETS) SECURING INDEBTEDNESS OUTSTANDING UNDER THE REVOLVING CREDIT FACILITY (AS DEFINED). HOWEVER, THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL OTHER SECURED INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES, INCLUDING INDEBTEDNESS UNDER THE REVOLVING CREDIT FACILITY, TO THE EXTENT OF THE ASSETS THAT SECURE SUCH INDEBTEDNESS. THE INDENTURE CONTAINS A COVENANT THAT PROHIBITS THE COMPANY AND ITS RESTRICTED SUBSIDIARIES FROM CREATING CONSENSUAL LIENS ON THEIR EXISTING VEHICLES. AS OF DECEMBER 31, 1996, ON A PRO FORMA BASIS AFTER GIVING EFFECT TO THE EXCHANGE OFFER, THE COMPANY AND ITS SUBSIDIARIES WOULD NOT HAVE HAD ANY SECURED INDEBTEDNESS OUTSTANDING, OTHER THAN THE NEW NOTES AND $0.7 MILLION OF SECURED EQUIPMENT FINANCING.

THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE EXCHANGE OFFER. THE COMPANY WILL PAY ALL EXPENSES INCIDENTAL TO THE EXCHANGE OFFER (WHICH SHALL NOT INCLUDE THE EXPENSES OF ANY HOLDER IN CONNECTION WITH RESALES OF THE NEW NOTES). THE COMPANY WILL ACCEPT FOR EXCHANGE ANY AND ALL VALIDLY TENDERED OLD NOTES ON OR
PRIOR TO 5:00 P.M. NEW YORK CITY TIME, ON          , 1997 (SUCH DATE AND TIME,
IF AND AS EXTENDED, THE "EXPIRATION DATE"). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF OLD NOTES BEING TENDERED FOR EXCHANGE. OLD NOTES MAY BE TENDERED ONLY IN INTEGRAL MULTIPLES OF $1,000. IN THE EVENT THE COMPANY TERMINATES THE EXCHANGE OFFER AND DOES NOT ACCEPT FOR EXCHANGE ANY OLD NOTES, THE COMPANY WILL PROMPTLY CAUSE THE RETURN OF ALL PREVIOUSLY TENDERED OLD NOTES.

THIS PROSPECTUS HAS BEEN PREPARED FOR USE IN CONNECTION WITH THE EXCHANGE OFFER AND MAY BE USED BY JEFFERIES & COMPANY, INC. (THE "INITIAL PURCHASER") IN CONNECTION WITH OFFERS AND SALES RELATED TO MARKET-MAKING TRANSACTIONS IN THE NOTES. THE INITIAL PURCHASER MAY ACT AS PRINCIPAL OR AGENT IN SUCH TRANSACTIONS. SUCH SALES WILL BE MADE AT PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF SALE.

                         ------------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 13 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

                , 1997

               [DESCRIPTION OF PHOTOGRAPHS ON INSIDE COVER PAGE]

    Four photographs of vehicles used by Atlantic Express Transportation Corp. in its transportation business with the following captions:

    (i) "School Bus Division;"

    (ii) "Paratransit Division;"

    (iii) "Coach Division;" and

    (iv) "Pre-K/Medicaid Operations."

    Based on interpretations contained in no action letters issued to third parties by the staff of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person who is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on many factors, including, among other things, prevailing interest rates, market conditions, general economic conditions, the Company's results of operations and financial condition, the market for similar securities, and other conditions. Such conditions might cause the Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market for the Notes."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" AND "ATLANTIC" ARE TO ATLANTIC EXPRESS TRANSPORTATION CORP. AND ITS SUBSIDIARIES, AND, FOR PERIODS PRIOR TO FEBRUARY 4, 1997, THE SUBSIDIARIES OF ATLANTIC EXPRESS TRANSPORTATION GROUP INC. (TOGETHER WITH ITS PREDECESSORS, "AETG") ENGAGED IN THE TRANSPORTATION BUSINESS. ATLANTIC CONDUCTS ITS BUSINESS THROUGH ITS SUBSIDIARIES. REFERENCES TO FISCAL YEARS ARE TO YEARS ENDING JUNE 30.

                                  THE COMPANY

    Atlantic is one of the largest providers of school bus transportation in the United States. The Company has contracts with 53 school districts in New York, Missouri, Pennsylvania, Connecticut and New Jersey. In addition to its school bus transportation operations (the "School Bus Division"), the Company provides services to public transit systems for physically or mentally challenged passengers (the "Paratransit Division"), express commuter line and charter and tour bus services (the "Coach Division"), and transportation for pre-kindergarten children and Medicaid recipients (the "Pre-K/Medicaid Operations"). At December 31, 1996, Atlantic had a fleet of 3,106 vehicles operating from 25 facilities. For the fiscal year ended June 30, 1996, the Company generated revenues of $142.6 million, approximately 84% of which was derived from the School Bus Division.

    The Company's school bus transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which range from one to five years. Since 1979, Atlantic has achieved a contract renewal rate of approximately 98%, which management believes is due to (i) its reputation for passenger safety and providing efficient, on-time service; (ii) its long-standing relationships with the school districts it services; (iii) the preference of school districts to maintain continuity of service with their current proven contractor rather than risk the uncertainty associated with a replacement; and (iv) the disadvantage of prospective competitors who generally would have to make substantially greater investments than the Company in new equipment and who may experience difficulty obtaining suitable parking and maintenance facilities in Atlantic's primary markets, especially in the New York greater metropolitan area.

    By capitalizing on the stable revenue stream provided by its existing contracts and its reputation for passenger safety and service, Atlantic has become one of the fastest growing major school bus companies in the United States. This growth has resulted from (i) securing additional contracts from existing and new customers (including replacing underperforming contractors);
(ii) expanding into new markets; and (iii) consummating a series of strategic acquisitions.

    Management believes that three major trends affecting the school bus transportation industry provide the Company with significant opportunities for continued growth. First, privatization of student transportation is becoming an increasingly attractive cost-cutting option to school districts, which reportedly operate approximately two-thirds of the approximately 400,000 school buses in the United States. Consequently, since 1990, while the total number of school buses in the industry overall has only grown by 11%, the number of school buses operated by the private sector has increased by over 60%. Second, continuing consolidation is occurring among the over 5,000 private contractors representing the remaining one-third of the industry. Management believes that this consolidation is driven largely by the inability of smaller companies to absorb the costs of complying with increasingly stringent government regulations while still providing commensurate levels of service at competitive prices. The Company has acquired over 20 school bus companies in the last 15 years. Third, the expected increase in school enrollment, attributable to a rise in the U.S. birth rate since 1984, will lead to growth in the school bus transportation industry. In addition, the Company believes that the demand for school bus transportation is generally insensitive to economic cycles and is fundamentally strong, with an industry source projecting increases in school enrollment each year through 2006. Management believes that resources required to effectively capitalize on the above-mentioned industry trends favor larger school bus contractors such as the Company.

                               BUSINESS STRATEGY

    The Company believes that the proven strength and experience of its management team and its reputation for passenger safety and service provide a strong foundation for continued growth and increased cash flow. To capitalize on the opportunities presented by the Company's business environment, Atlantic's management team is concentrating on the following areas:

    EXPANSION INTO NEW MARKETS. Atlantic seeks to continue expanding its operations into new geographic markets. In 1993, the Company made its first major expansion beyond the New York greater metropolitan area by winning a school bus transportation contract in Philadelphia which generated $5.9 million of revenues in fiscal 1996. Currently, the Company has school bus operations in five states. The Company is presently targeting large urban markets in the midwest, pacific and southeast regions of the United States because management believes that (i) these areas may offer opportunities to win contracts from smaller regional contractors; (ii) the trend towards privatization in these areas should result in the availability of additional large contracts; and (iii) the projected total increase in school enrollment should be larger in major urban markets in these areas. In addition, the Company may pursue acquisitions in regions where having an established local presence is necessary to obtain contracts.

    EXPANSION WITHIN EXISTING MARKETS. The Company plans to continue strengthening its presence in its existing markets by aggressively pursuing additional contracts and by consummating tuck-in acquisitions of smaller contractors. Management believes that the Company's reputation has enabled it to win additional contracts in its existing markets. The Company has won additional contracts in each of Missouri and Pennsylvania since entering those markets. Most recently, in September 1996, the Company expanded its presence in Missouri, a market it entered in 1995, by winning a new contract. The Company has consummated over 20 tuck-in acquisitions in its existing markets. Management believes that expansion in regions where it already has established operations, whether through additional contracts or through tuck-in acquisitions, has enabled it to capitalize on its existing maintenance, parking and administrative infrastructure, thereby improving profit margins. In general, the Company plans to benefit from economies of scale as its business grows by (i) spreading the costs of its administrative staff and facilities over a larger revenue base; and
(ii) capturing savings in expenses such as insurance, workers' compensation and vehicle and parts purchases.

    GROWTH OF THE PARATRANSIT DIVISION. The Paratransit Division is Atlantic's second largest and fastest growing division. The Paratransit Division's revenues have increased from $3.4 million in fiscal 1994 to $11.8 million in fiscal 1996. Management believes the demand for paratransit services in the United States will continue to grow over the next several years. Pursuant to the Americans with Disabilities Act of 1990 (the "ADA"), certain public transit systems are required to provide comparable services to disabled persons who are unable to use standard public transportation. The ADA required over 500 public transit systems in the United States to implement fully operational paratransit systems by January 1997. Because the ADA was enacted in 1990, the paratransit services industry is relatively young, with most existing contracts awarded in the last five years. Management believes many small companies that have been providing paratransit services may be unable to fulfill the complex service requirements of paratransit contracts, and thus many of the contracts presently held by such operators may not be renewed. Since 1990, the Company has gained substantial experience in satisfying the rigorous demands of such contracts and plans to compete aggressively to obtain new paratransit contracts as contracts awarded to other operators expire.

    FOCUS ON PASSENGER SAFETY AND SERVICE. Management has developed a corporate culture focused on passenger safety and service. Atlantic participates in the "Safe Bus" program, under which complaints regarding school bus drivers' performance and safety are registered by an independent party and forwarded to the Company for remedial action. Unlike many of its competitors, the Company requires its drivers to wear standardized uniforms, thereby reinforcing its professional image. In addition, all drivers are required to attend periodic safety workshops and training programs, which emphasize defensive driving and courteous behavior. Management believes that its emphasis on passenger safety and service is a competitive advantage and a major contributor to its success in winning new contracts.

                           RECENT FINANCING ACTIVITY

    On February 4, 1997 the Company issued $110,000,000 aggregate principal amount of its 10 3/4% Senior Secured Notes due 2004 (the "Old Notes") to Jefferies & Company, Inc., as initial purchaser (the "Initial Purchaser"), who resold the Old Notes to qualified institutional buyers pursuant to Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and to a limited number of institutional accredited investors. The offering of the Old Notes was part of a refinancing plan designed to extend the maturity of the Company's indebtedness, provide the Company with additional financing and operating flexibility, and enhance the Company's financial liquidity. The Company applied the net proceeds of the offering of the Old Notes
(i) to repay existing indebtedness; (ii) to terminate certain operating leases and purchase the vehicles and other assets leased thereunder; (iii) to acquire a New Medicaid Contract (as defined) and purchase additional vehicles to perform the Company's obligations thereunder; and (iv) for general corporate purposes.

    Upon consummation of the offering of the Old Notes, the Company entered into a $30.0 million revolving credit facility (the "Revolving Credit Facility"). See "The Old Notes Offering" and "Description of Revolving Credit Facility."

                               THE EXCHANGE OFFER

    The Company is offering (the "Exchange Offer") to exchange its Old Notes, of which $110,000,000 aggregate principal amount is outstanding, for an equal aggregate principal amount of newly issued 10 3/4% Senior Secured Notes due 2004 (the "New Notes"). The form and terms of the New Notes will be the same as those of the Old Notes except that the New Notes will have been registered under the Securities Act, and consequently will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes.

THE EXCHANGE OFFER...........................  The Company is offering to exchange an aggregate of $110,000,000 principal amount of
                                               New Notes for an equal aggregate principal
                                               amount of Old Notes. The Old Notes may be
                                               exchanged only in multiples of $1,000
                                               principal amount. The Company will issue the
                                               New Notes on or promptly after the Expiration
                                               Date (as defined below). See "The Exchange
                                               Offer."

EXPIRATION DATE..............................  The Exchange Offer will expire at 5:00 p.m.,
                                               New York City time, on            , 1997,
                                               unless extended in which case the term
                                               "Expiration Date" shall mean the latest date
                                               and time to which the Exchange Offer is
                                               extended.

CONDITIONS TO THE EXCHANGE OFFER.............  The Exchange Offer is subject to certain conditions, which may be waived by the
                                               Company in whole or in part and from time to
                                               time in its sole discretion. See "The
                                               Exchange Offer -- Certain Conditions to the
                                               Exchange Offer." The Exchange Offer is not

                                               conditioned upon any minimum aggregate
                                               principal amount of Old Notes being tendered
                                               for exchange.

PROCEDURES FOR TENDERING OLD NOTES...........  Each Holder desiring to accept the Exchange
                                               Offer must complete and sign the Letter of
                                               Transmittal, have the signature thereon
                                               guaranteed if required by the Letter of
                                               Transmittal, and mail or deliver the Letter
                                               of Transmittal, together with the Old Notes
                                               or a Notice of Guaranteed Delivery and any
                                               other required documents (such as evidence of
                                               authority to act satisfactory to the Company
                                               in its sole discretion, if the Letter of
                                               Transmittal is signed by someone acting in a
                                               fiduciary or representative capacity), so
                                               that such materials are received by the
                                               Exchange Agent (as defined) at the address
                                               set forth in "The Exchange Offer -- Exchange
                                               Agent" prior to the Expiration Date. Any
                                               beneficial owner of the Old Notes whose Old
                                               Notes are registered in the name of a
                                               nominee, such as a broker, dealer, commercial
                                               bank or trust company and who wishes to
                                               tender Old Notes in the Exchange Offer,
                                               should instruct such entity or person to
                                               promptly tender on such beneficial owner's
                                               behalf. See "The Exchange Offer -- Procedures
                                               for Tendering Old Notes."

GUARANTEED DELIVERY PROCEDURES...............  Holders of Old Notes who wish to tender their
                                               Old Notes and (i) whose Old Notes are not
                                               immediately available; or (ii) who cannot
                                               deliver their Old Notes or any other
                                               documents required by the Letter of
                                               Transmittal to the Exchange Agent prior to
                                               the Expiration Date (or complete the
                                               procedure for book-entry transfer on a timely
                                               basis), may tender their Old Notes according
                                               to the guaranteed delivery procedures set
                                               forth in the Letter of Transmittal. See "The
                                               Exchange Offer -- Guaranteed Delivery
                                               Procedures."

                                               The Letter of Transmittal provides that each
                                               Holder of Old Notes (other than participating
                                               broker-dealers) will represent to the Company
                                               that, among other things, the New Notes
                                               acquired pursuant to the Exchange Offer are
                                               being obtained in the ordinary course of
                                               business of the person receiving such New
                                               Notes, that neither such Holder of Old Notes
                                               nor any such other person has an arrangement
                                               or understanding with any person to
                                               participate in the distribution of such New
                                               Notes and that neither the Holder nor any
                                               such person is an "affiliate" of the Company,
                                               as defined in Rule 405 under the Securities
                                               Act. Any tendered Old Note not accepted for
                                               exchange for any reason will be returned
                                               promptly after the expiration or

                                               termination of the Exchange Offer. See "The
                                               Exchange Offer."

WITHDRAWAL RIGHTS............................  Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. See "The
                                               Exchange Offer -- Withdrawal Rights."

ACCEPTANCE OF OLD NOTES AND DELIVERY OF NEW    The Company will accept for exchange any and
  NOTES......................................  all Old Notes which are properly tendered in the Exchange Offer prior to the Expiration
                                               Date. The New Notes issued pursuant to the
                                               Exchange Offer will be delivered promptly
                                               following the Expiration Date. See "The
                                               Exchange Offer -- Terms of the Exchange
                                               Offer."

RESALES OF NEW NOTES.........................  Based on an interpretation by the staff of the Securities and Exchange Commission (the
                                               "Commission") set forth in no-action letters
                                               issued to third parties, the Company believes
                                               that New Notes issued pursuant to the
                                               Exchange Offer in exchange for Old Notes may
                                               be offered for resale, resold and otherwise
                                               transferred by any Holder thereof (other than
                                               any such Holder which is an "affiliate" of
                                               the Company within the meaning of Rule 405
                                               under the Securities Act) without compliance
                                               with the registration and prospectus delivery
                                               provisions of the Securities Act, provided
                                               that such New Notes are acquired in the
                                               ordinary course of such Holder's business and
                                               that such Holder has no arrangement or
                                               understanding with any person to participate
                                               in the distribution of such New Notes, and
                                               provided, further, that each broker-dealer
                                               that receives New Notes for its own account
                                               in exchange for Old Notes must acknowledge
                                               that it will deliver a Prospectus in
                                               connection with any resale of such New Notes.
                                               See "Plan of Distribution." If a Holder of
                                               Old Notes does not exchange such Old Notes
                                               for New Notes pursuant to the Exchange Offer,
                                               such Old Notes will continue to be subject to
                                               the restrictions on transfer contained in the
                                               legend thereon. In general, the Old Notes may
                                               not be offered or sold, unless registered
                                               under the Securities Act, except pursuant to
                                               an exception from, or in a transaction not
                                               subject to, the Securities Act and applicable
                                               state securities laws. See "The Exchange
                                               Offer -- Consequences of Failure to Exchange"
                                               and "Description of Notes."

CONSEQUENCES OF FAILURE TO EXCHANGE..........  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the
                                               Exchange offer will continue to be subject to
                                               the restrictions on transfer of such Old
                                               Notes as set forth in the legend thereon. In
                                               general, Old Notes may not be

                                               offered or sold, except pursuant to a
                                               registration statement under the Securities
                                               Act or any exemption from registration
                                               thereunder and in compliance with applicable
                                               state securities laws. In the event the
                                               Company completes the Exchange Offer, holders
                                               of Old Notes will have no further rights to
                                               registration or liquidated damages pursuant
                                               to the Registration Rights Agreement between
                                               the Company, the Guarantors (as defined
                                               therein) and the Initial Purchaser dated
                                               February 4, 1997 (the "Registration Rights
                                               Agreement").

CERTAIN TAX CONSIDERATIONS...................  There will be no federal income tax consequences to Holders exchanging Old Notes
                                               for New Notes pursuant to the Exchange Offer
                                               and a Holder will have the same adjusted
                                               basis and holding period in the New Notes as
                                               in the Old Notes immediately before the
                                               exchange. See "Certain U.S. Federal Income
                                               Tax Considerations."

REGISTRATION RIGHTS AGREEMENT................  The Exchange Offer is intended to satisfy the registration rights of Holders of Old Notes
                                               under the Registration Rights Agreement,
                                               which rights terminate upon consummation of
                                               the Exchange Offer.

EXCHANGE AGENT...............................  The Bank of New York is the Exchange Agent.
                                               The address and telephone number of the
                                               Exchange Agent are set forth in "The Exchange
                                               Offer -- Exchange Agent."

                                       THE NEW NOTES

SECURITIES OFFERED...........................  $110,000,000 aggregate principal amount of
                                               10 3/4% Senior Secured Notes due 2004.

MATURITY DATE................................  February 1, 2004.

INTEREST RATE AND PAYMENT DATES..............  The New Notes will bear interest at a rate of
                                               10 3/4% per annum. Interest on the New Notes
                                               will be payable semi-annually in cash in
                                               arrears on February 1 and August 1 of each
                                               year, commencing August 1, 1997.

GUARANTEES...................................  The New Notes will be unconditionally guaranteed by each of the current and future
                                               Restricted Subsidiaries (as defined) of the
                                               Company (collectively, the "Guarantors").

SECURITY.....................................  The New Notes will initially be secured by a first priority security interest in and a
                                               pledge of all of the capital stock of the
                                               Company and its subsidiaries and a second
                                               priority security interest in those assets of
                                               the Company and its Restricted Subsidiaries
                                               (including cash, accounts receivable,

                                               inventory, and certain related assets)
                                               securing indebtedness outstanding under the
                                               Revolving Credit Facility. The indenture
                                               relating to the New Notes (the "Indenture")
                                               contains a covenant that prohibits the
                                               Company and its Restricted Subsidiaries from
                                               creating consensual liens on their existing
                                               vehicles. See "Description of the Revolving
                                               Credit Facility" and "Description of Notes --
                                               Collateral."

RANKING......................................  The New Notes will be senior secured obligations of the Company and will rank
                                               senior in right of payment to all
                                               subordinated indebtedness of the Company and
                                               PARI PASSU in right of payment with all
                                               senior indebtedness of the Company. However,
                                               the New Notes will be effectively
                                               subordinated to all other secured
                                               indebtedness of the Company and its
                                               subsidiaries, including indebtedness under
                                               the Revolving Credit Facility, to the extent
                                               of the assets that secure such indebtedness.

OPTIONAL REDEMPTION..........................  The New Notes will be redeemable at the option of the Company, in whole or in part,
                                               on or after February 1, 2001, at the
                                               redemption prices set forth herein, plus
                                               accrued and unpaid interest, if any, to the
                                               date of redemption. Notwithstanding the
                                               foregoing, at any time or from time to time
                                               prior to February 1, 2000, the Company may
                                               redeem up to one-third of the original
                                               principal amount of the New Notes at the
                                               redemption price of 110.75% of the principal
                                               amount thereof, plus accrued and unpaid
                                               interest, if any, through the date of
                                               redemption, with the net cash proceeds of one
                                               or more Public Equity Offerings (as defined);
                                               provided, that at least $73,300,000 aggregate
                                               principal amount of the New Notes remain
                                               outstanding immediately thereafter. See
                                               "Description of Notes -- Redemption."

MANDATORY REDEMPTION.........................  None.

CHANGE OF CONTROL............................  Upon a Change of Control (as defined), the
                                               Company will be required to offer to
                                               repurchase all of the outstanding New Notes
                                               at 101% of the principal amount thereof,
                                               together with accrued and unpaid interest, if
                                               any, to the date of repurchase. See
                                               "Description of Notes -- Repurchase Upon
                                               Change of Control."

CERTAIN COVENANTS............................  The Indenture contains certain covenants which limit the ability of the Company and
                                               its Restricted Subsidiaries to (i) incur
                                               additional indebtedness; (ii) make restricted
                                               payments; (iii) issue and sell

                                               capital stock of subsidiaries; (iv) enter
                                               into certain transactions with affiliates;
                                               (v) create certain liens; (vi) sell certain
                                               assets; and (vii) merge, consolidate or sell
                                               substantially all of the Company's assets.
                                               See "Description of Notes -- Certain
                                               Covenants."

    For a more detailed discussion of the terms of the New Notes, see "Description of Notes."

                                  RISK FACTORS

    An investment in the New Notes involves a high degree of risk. For a discussion of certain matters that should be considered by Holders in connection with the Exchange Offer, see "Risk Factors."

    Atlantic Express Transportation Corp. is a New York corporation. Its principal office is located at 7 North Street, Staten Island, New York 10302-1205 (telephone number (718) 442-7000).

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The summary historical financial data of the Company for each of the years in the three-year period ended June 30, 1996 and for the six-month periods ended December 31, 1995 and 1996 were derived from the historical consolidated financial information of the Company included elsewhere in this Prospectus. The pro forma financial data for the year ended June 30, 1996 and for the six months ended December 31, 1996 were derived from the "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this Prospectus. The summary pro forma financial data are presented for informational purposes only and do not purport to represent what the Company's financial position or results of operations would actually have been if the offering of "Old Notes" had occurred on the assumed dates or project the Company's financial position or results of operations at any future date or for any future periods. The Company's unaudited consolidated financial information includes all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended December 31, 1996 are not necessarily indicative of the results for the entire year ending June 30, 1997. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information" and the historical consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                                                        PRO
                                                                                  HISTORICAL                         FORMA(1)
                                                             -----------------------------------------------------  -----------
                                                                                                SIX MONTHS ENDED
                                                                                                  DECEMBER 31,      YEAR ENDED
                                                                   YEAR ENDED JUNE 30,                               JUNE 30,
                                                             -------------------------------  --------------------  -----------
                                                               1994       1995       1996       1995       1996        1996
                                                             ---------  ---------  ---------  ---------  ---------  -----------

                                                                                      ($ IN MILLIONS)
OPERATING DATA:
  Revenues.................................................  $   101.5  $   114.0  $   142.6  $    59.6  $    70.2   $   144.6
  Gross profit.............................................       20.2       22.6       27.4       11.1       10.5        29.7
  Income (loss) from operations............................        5.6        5.8        7.3        1.1       (0.4)        8.4
  Net Income (loss)(2).....................................       12.3        2.6        1.4       (0.7)      (2.1)       (2.2)
OTHER DATA:
  EBITDA(3)................................................       12.2       13.4       17.0        6.0        5.0        19.2
  Depreciation and amortization............................        6.6        7.6        9.7        4.9        5.4        10.8
  Total capital expenditures...............................        1.8       18.0       20.7       17.6       13.6        28.6
  Number of vehicles(4)....................................      1,799      2,116      2,760      2,700      3,106       2,786
  Number of contracts (5)..................................         87         91         93         93         95          94
  Ratio of EBITDA to net interest expense (6)..............                                                               1.7x
  Ratio of Net Debt (7) to EBITDA..........................                                                               4.1x

                                                               SIX MONTHS
                                                                  ENDED
                                                              DECEMBER 31,
                                                             ---------------
                                                                  1996
                                                             ---------------
OPERATING DATA:
  Revenues.................................................     $    71.2
  Gross profit.............................................          11.6
  Income (loss) from operations............................           0.1
  Net Income (loss)(2).....................................          (3.3)
OTHER DATA:
  EBITDA(3)................................................           6.0
  Depreciation and amortization............................           5.9
  Total capital expenditures...............................          20.7
  Number of vehicles(4)....................................         3,132
  Number of contracts (5)..................................            96
  Ratio of EBITDA to net interest expense (6)..............          1.0x
  Ratio of Net Debt (7) to EBITDA..........................

                                                                                                                    AT DECEMBER
                                                                                                                     31, 1996
                                                                                                                    -----------
                                                                                                                    HISTORICAL
                                                                                                                    -----------

                                                                                                                       ($ IN
                                                                                                                     MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents................................                                                          $     1.5
  Net property, plant and equipment........................                                                               66.9
  Total assets.............................................                                                              113.0
  Total debt...............................................                                                               68.2
  Total stockholder's equity...............................                                                               27.4


                                                                 PRO
                                                              FORMA(8)
                                                             -----------

BALANCE SHEET DATA:
  Cash and cash equivalents................................        31.3
  Net property, plant and equipment........................        74.1
  Total assets.............................................       154.6
  Total debt...............................................       110.7
  Total stockholder's equity...............................        26.5

(FOOTNOTES ON FOLLOWING PAGE).

------------------------------

(1) The pro forma financial data gives effect to the offering of the Old Notes and the application of the net proceeds therefrom as if they had occurred on July 1, 1995. See "Capitalization" and "Unaudited Pro Forma Consolidated Financial Information." Expected penalties upon early extinguishment of debt of approximately $0.9 million and a further $0.9 million write-off of remaining unamortized deferred finance charges relative to existing indebtedness have not been reflected in the pro forma financial data as these costs will be reported net of their related tax effects as extraordinary items.

(2) Net Income (loss) includes extraordinary income (net of taxes) pertaining to forgiveness of indebtedness of $10.4 million and $1.1 million in 1994 and 1995, respectively.

(3) EBITDA represents income from operations before depreciation 3 and amortization. EBITDA is used in certain financial covenants in the Indenture and is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation; as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles; or as a measure of the Company's profitability or liquidity.

(4) Vehicles include the Company's fleet of school buses, paratransit vehicles, coaches and other service and support vehicles that are either owned or leased by the Company as of the last day of each period. See "Business -- Fleet Management and Maintenance."

(5) Represents the number of contracts as of the last day of each period. See "Business -- School Bus Division -- Contracts" and "Business -- Paratransit Division -- Contracts."

(6) Net interest expense is defined as interest expense less interest income, and does not include amortization of debt issuance costs of $771,429 and $385,714 for the year ended June 30, 1996 and the six months ended December 31, 1996, respectively.

(7) Net Debt is defined as total debt less cash and cash equivalents, at December 31, 1996. At December 31, 1996, on a pro forma basis after giving effect to the offering of the Old Notes and the application of the net proceeds therefrom, the Company's Net Debt would have been $79.4 million.

(8) The pro forma balance sheet data give effect to the offering of the Old Notes and the application of the net proceeds therefrom (see note 1 above) as if they had occurred on December 31, 1996.

                                  RISK FACTORS

    AN INVESTMENT IN THE NOTES INVOLVED A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE SPECIFIC FACTORS SET FORTH BELOW AND THE OTHER INFORMATION SET FORTH HEREIN, PRIOR TO TENDERING THEIR OLD NOTES.

FAILURE TO EXCHANGE OLD NOTES

    The New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of valid tenders of such Old Notes. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

BLUE SKY RESTRICTIONS

    In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available. Holders must ensure their own compliance with respect to such laws, which could limit the ability of Holders to resell New Notes.

SIGNIFICANT LEVERAGE

    At December 31, 1996, on a pro forma basis after giving effect to the offering of the Old Notes and the application of the net proceeds therefrom, the Company's total debt and stockholder's equity would have been $110.7 million and $26.4 million, respectively. The Company would also have had borrowing availability under the Revolving Credit Facility of $30.0 million, subject to the borrowing conditions contained therein. The ratio of EBITDA to net interest expense would have been 1.7 to 1.0 for the pro forma year ended June 30, 1996 and 1.0 to 1.0 for the pro forma six months ended December 31, 1996, respectively.

    The Company's high level of debt and debt service requirements will have several important consequences, including (i) a substantial portion of the Company's cash flow from operations will be dedicated to servicing its indebtedness; (ii) the covenants contained in the Company's debt instruments will impose certain restrictions on the Company which, among other things, will limit its ability to borrow funds; (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes may be impaired; and (iv) the Company's ability to withstand competitive pressures and adverse economic conditions may be adversely affected.

    The Company's ability to meet its debt service obligations and to reduce its total indebtedness will depend upon its future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company cannot generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt (including the Notes), sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained.

COLLATERAL; OTHER SECURED INDEBTEDNESS

    In the event of a default under the Notes, the proceeds from the sale of the collateral securing the Notes may not be sufficient to satisfy in full the Company's obligations under the Notes. The amount to be received upon such a sale would depend upon numerous factors, including the timing and the manner of the sale. In addition, the book value of the collateral, particularly the outstanding capital stock of the Guarantors, should not be relied upon as a measure of realizable value.

    The Notes will be effectively subordinated to all other secured indebtedness of the Company and its Subsidiaries, including indebtedness under the Revolving Credit Facility, to the extent of the assets that secure such indebtedness. As of December 31, 1996, on a pro forma basis after giving effect to the offering of the Old Notes and the application of the net proceeds therefrom, the Company would not have had any secured indebtedness outstanding, other than $0.7 million of secured equipment financing.

RELIANCE UPON AND CONCENTRATION OF SCHOOL BUS TRANSPORTATION CONTRACTS WITH
  SCHOOL DISTRICTS

    Historically, the Company's school bus transportation contracts have had terms between one and five years, generally subject to extension upon expiration at the discretion of the school districts with the agreement of the Company for additional contract periods. Although since 1979 the Company has achieved a contract renewal rate of approximately 98%, the decision to renew contracts is not made solely by the Company and may be based upon factors beyond the Company's control. Any significant decrease in this historical renewal rate could have a material adverse effect on the Company. There can be no assurance that any of the Company's current or future contracts will be extended, or if extended, that the rates of compensation for such extensions will be acceptable to the Company. Moreover, there can be no assurance that the school districts that currently employ the Company's services will not seek to satisfy their transportation needs in the future by alternative means. A loss of a significant number of contracts, or those contracts specified in the next paragraph, which account for a significant percentage of the Company's revenues, would have a material adverse effect on the Company.

    For fiscal 1996, the Company derived 49.8% of its revenues from the Board of Education of the City of New York (the "New York Board of Education"). For fiscal 1996, no other customer accounted for more than 7% of the Company's revenues. The New York Board of Education contracts, most of which originated in 1979, do not expire (because of renewals) until June 30, 2000. The loss of the foregoing contracts would have a material adverse effect upon the Company. There can be no assurance that all or some of such contracts will be extended following their scheduled dates of expiration, or, if extended, that the rate of compensation will be acceptable to the Company, nor can there be any assurance that the Company will be able to fulfill its plans to expand and diversify prior to the dates of such scheduled expirations.

TRANSPORTATION CONTRACT REQUIREMENTS

    The Company's school bus transportation contracts generally provide for performance security in one or more of the following forms: performance bonds, letters of credit and cash retainages. The contracts also require the maintenance of minimum amounts of insurance coverage, the maintenance of appropriate facilities and transportation equipment; and the implementation of various operating rules and regulations.

There can be no assurance that either letters of credit or performance bonds will continue to be available to the Company as security for its contracts or, if available, at a cost that does not adversely affect the Company's margins. The failure of the Company to procure the required security or maintain required levels of insurance coverage could result in the default of a school bus transportation contract by the Company and subject it to damages as a result thereof or prevent the renewal or extension of such contract. In addition, the number of school buses to be provided under the Company's contracts generally may be decreased, and hence the revenues generated under such contracts may decrease based on the requirements of the relevant school district. All school bus contracts can be terminated by school districts for certain performance related factors.

FRAUDULENT TRANSFER CONSIDERATIONS

    The obligations of any Guarantor under the Indenture and the grant by any Guarantor of a security interest under the Collateral Agreements (as defined) may be subject to review under applicable fraudulent transfer or similar laws in the event of the bankruptcy or other financial difficulty of any such Guarantor. In the United States, under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of any such person, such as a trustee in bankruptcy or any such person as debtor in possession, were to find that at the time such person incurred its obligations under its guarantee or pledged its assets, it (i) received less than fair consideration or reasonably equivalent value therefor; and (ii) either (a) was insolvent, (b) was rendered insolvent by such guarantee or pledge, (c) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (d) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, such court could avoid such obligations under its guarantee and/or the security interest in its assets and direct the return of any amounts paid with respect thereto. Moreover, regardless of the factors identified in the foregoing clauses (i) and (ii), a court could take such action if it found that the guarantee was entered into or the security interest granted with actual intent to hinder, delay, or defraud creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

REORGANIZATION

    On March 2, 1992, AETG and certain subsidiaries of the Company filed a voluntary petition requesting relief from creditors under chapter 11 of the Bankruptcy Code of 1986, as amended (the "Bankruptcy Code"). A major cause of the chapter 11 filing was the seizure of the Company's principal bank by the Federal Deposit Insurance Corporation on the maturity date of the Company's outstanding notes due to such bank (and the consequent non-renewal of such notes) during a period when the Company was experiencing liquidity constraints due to, among other things, certain non-recurring expenses. On August 23, 1993, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order confirming a Joint Plan of Reorganization (the "Plan"). The Plan has been consummated and a final decree closing the chapter 11 proceeding was entered by the Bankruptcy Court in January 1994. As a result of the emergence from bankruptcy in fiscal 1994, AETG's consolidated financial statements recorded forgiveness of debt of $11.1 million (net of taxes) and certain other nonrecurring items. Accordingly, certain financial information included elsewhere in this Offering Circular for fiscal 1994 and prior periods is not directly comparable to financial information for fiscal 1995 and subsequent periods. Although management believes that circumstances similar to that which gave rise to the chapter 11 proceeding will not recur, no assurance can be given that such circumstances will not recur. See "Business -- General."

FLUCTUATION IN THE COST OF FUEL

    The Company, which operates a fleet of approximately 3,100 vehicles, consumes substantial quantities of fuel for its operations. The Company's fuel costs for fiscal 1996 were approximately $4.9 million. Historically, the Company has been unable to pass through increases in the price of fuel to the school districts it services. The average fuel cost per gallon for the Company has increased by approximately 20% compared to its average fuel costs in fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." There can be no assurance that future market conditions will not result in further increases in the cost of fuel, which increased costs may have a material adverse effect on the Company. Historically, the Company has not entered into hedging contracts to protect it from fluctuations in the cost of fuel, but it may seek to do so in the future. No assurance can be given that such hedging contracts, if entered into, would adequately protect the Company from fluctuating fuel costs.

LABOR RELATIONS

    At December 31, 1996, approximately 65% of the Company's employees were members of various labor unions and the Company was party to 13 collective bargaining agreements, 11 of which, covering 2,870 employees, expire over the next three years, and two of which, covering 282 employees of the Coach Division and Pre-K/Medicaid Operations, have already expired. Although the two expired agreements are in the process of being renegotiated, no assurance can be given that such negotiations will be successfully concluded. In the third quarter of fiscal 1997, the Transport Workers Union of America won an election to unionize a subsidiary of the Company that has approximately 354 employees. No assurance can be given as to the outcome of negotiations with the representatives of the newly unionized employees.

    Labor contracts are not necessarily co-terminus with school bus transportation contracts. Although the Company believes that historically it has had satisfactory labor relations with its employees and their unions, the Company's inability to negotiate acceptable union contracts in the future or a deterioration of labor relations could result in strikes or work stoppages and increased operating costs as a result of higher wages or benefits paid to union members, which would have a material adverse effect on the Company. In addition, labor shortages in selected markets could materially adversely affect the Company's ability to enter or expand in such markets. Although the Company has had no strikes or work stoppages in the last 10 years, there can be no assurance that the Company will not have a strike or work stoppage in the future. See "Business -- Employees."

POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

    The Company's operations are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees ("Environmental Laws"). The nature of the Company's operations and the history of industrial uses and presence of asbestos at some of its facilities expose the Company to the risk of liabilities or claims with respect to environmental and worker health and safety matters. In connection with its ownership and operation of its properties, the Company may be potentially liable for costs in connection with Environmental Laws (including costs of investigation and remediation), which costs could have a material adverse effect on the Company. See "Business -- Environmental Matters."

GOVERNMENT REGULATIONS

    The Company is required to comply with laws and regulations promulgated by various federal and state regulatory agencies including, among others, state motor vehicle agencies, state departments of education, the Federal Highway and Safety Administration, the Occupational Safety and Health Administration and the ADA. The Company cannot predict whether new laws or regulations relating to the Company's transportation services will be adopted and, if adopted, no assurance can be given that the implementation of such laws or regulations and any additional compliance costs associated therewith will not have a material adverse effect on the Company. See "Business -- Government Regulations."

INSURANCE COSTS; CLAIMS

    The Company's cost of maintaining automobile liability, personal injury, property damage and workers' compensation insurance is significant. The Company could experience higher insurance premiums as a result of adverse claims experience or because of general increases in premiums by insurance carriers for reasons unrelated to the Company's own claims experience. As an operator of school buses and other high occupancy vehicles, the Company is exposed to claims for personal injury or death and property damage as a result of accidents. Under its present insurance coverage, the Company self insures for the first $250,000 of losses per accident subject to a maximum aggregate of $3.4 million in claims per year. The Company is also responsible for the first $250,000 of losses per claim subject to a maximum aggregate of $2.8 million in claims per year for workers compensation claims. Generally, the Company's insurance policies must be renewed annually. The Company's ability to continue to obtain insurance at affordable premiums depends upon its ability to continue to operate with an acceptable safety record. A significant increase in the number of claims against the Company, the assertion of one or more claims in excess of its policy limits or the inability to obtain adequate insurance coverage at acceptable rates, or at all, could have a material adverse effect on the Company. See "Business -- Risk Management and Insurance."

RISKS RELATED TO THE COMPANY'S GROWTH STRATEGY

    The Company intends to grow by winning new school bus contracts (from other contractors and as a result of privatizations) and through selective acquisitions. The Company expects that there will be substantial competition for new contract bidding and for prospective acquisitions. Such competition may decrease the profitability associated with any new contract and increase the cost of acquisitions. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional contracts or successfully integrate acquired businesses into the Company without substantial costs, delay or other operational or financial problems. In addition, there can be no assurance that either school bus transportation contracts or acquired businesses will achieve anticipated levels of revenues and earnings. See "Business -- School Bus Industry Overview."

    Moreover, in order to expand its school bus fleet, the Company will be required to invest significant capital. There can be no assurance that adequate financing will be available to the Company on terms which will enable the Company to acquire a sufficient number of new vehicles or make capital expenditures necessary to implement any expansion of service. The Company's inability to procure the financing necessary to acquire additional school buses or make needed capital improvements could delay or prevent the Company from achieving its growth objectives and would have a material adverse effect on the Company. See "Business -- Fleet Management and Maintenance."

DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL

    Certain of the executive officers of the Company, including Domenic Gatto, who is the Chairman of the Board, President and Chief Executive Officer of the Company, are key to the management and direction of the Company. The loss of the services of such persons could have a material adverse effect on the Company, and there can be no assurance that the Company would be able to find replacements for such persons with equivalent business experience and skills.

CONTROL OF THE COMPANY

    The Board of Directors of the Company is comprised of seven directors, three of whom are designated by Domenic Gatto and his brothers, Michael Gatto and Patrick Gatto (collectively, the "Majority Stockholders"), and two of whom are designated by the holder (the "Preferred Stockholder") of AETG's Series A convertible preferred stock, par value $0.01 per share (the "Series A Preferred Stock"). There are two vacant seats on the Board of Directors, one of which is to be designated by the Majority Stockholders and one of which is to be designated by the Initial Purchaser.

    The Majority Stockholders own a majority of the voting stock of AETG, which owns all of the outstanding capital stock of the Company. Pursuant to a stockholders agreement (the "Stockholders' Agreement") among the Majority Stockholders and the Preferred Stockholder, the Board of Directors of AETG consists of five directors, three of whom have been designated by the Majority Stockholders and two of whom have been designated by the Preferred Stockholder. The Series A Preferred Stock is currently convertible into 45% of the full voting power of all of AETG's outstanding voting securities, assuming full conversion thereof. Prior to a Default (as defined in the Stockholders' Agreement), the Majority Stockholders have the power to direct the affairs of the Company and to determine the outcome of all matters required to be submitted to stockholders for approval; provided, that the approval of a supermajority of the directors of each of AETG and the Company is required before the Company or any of its subsidiaries may take any action with respect to any Significant Transaction (as defined in the Stockholders' Agreement). Following any such Default, the Preferred Stockholder is entitled to vote on stockholder issues as though it had four times the vote it would have on conversion, and the Board of Directors of each of AETG and the Company will be increased to a number so that the ratio of the directors designated by the Preferred Stockholder is maintained at a level of four to three. There can be no assurance that conditions will not arise which will result in the Preferred Stockholder obtaining voting control of AETG, and therefore of the Company.

    Beginning on February 28, 1999, the Preferred Stockholder has the right, subject to certain exceptions, to require AETG to redeem all of the Series A Preferred Stock then outstanding. However, it is unlikely AETG will have sufficient cash to make such redemption. In addition to any other rights the Preferred Stockholder may have if AETG fails to make such redemption, the Preferred Stockholder will obtain the right to control certain matters relating to the capitalization of AETG and its subsidiaries (including the Company and its subsidiaries), which right includes matters relating to repayments of the Notes. See "Ownership of the Company -- Stockholders' Agreement."

SUBSTANTIAL COMPETITION

    The school bus transportation industry is highly competitive. Contracts are generally awarded pursuant to public bidding, where price is the primary criteria for a contract award. The Company has many competitors in the school bus transportation business including transportation companies with resources and facilities substantially greater than that of the Company. Although the Company has historically been competitive in the market for new contracts as well as for acquisitions of other companies, there can be no assurance that the Company will be able to compete effectively in the future. Any failure to compete effectively could have a material adverse effect on the Company. See "Business -- Competition."

LACK OF PUBLIC MARKET

    The Old Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The New Notes will be new securities for which there is currently no public market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the Notes. However, the Initial Purchaser is not obligated to do so and any market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the Exchange Offer. Although the Old Notes sold to qualified institutional buyers are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

SEASONALITY; FLUCTUATION IN QUARTERLY OPERATING RESULTS

    The School Bus Division, which accounted for over 80% of the Company's revenues for each of the last three fiscal years, is seasonal in nature and generally follows the pattern of the school year, with sustained levels of business during the months of September through June. As a result, the Company has experienced a substantial decline in revenues during the months of July through September. The Company's quarterly operating results have also fluctuated due to a variety of factors, including variation in the number of school days in each quarter (which is affected by the timing of the first and last days of the school year, holidays, the month in which spring break occurs and adverse weather conditions, which can close schools) and the profitability of the Company's other divisions. In particular, historically the Company has generated net losses during the first quarter of each fiscal year. Consequently, interim results are not necessarily indicative of the full fiscal year and quarterly results may vary substantially, both within a fiscal year and between comparable fiscal years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company on February 4, 1997 (the "Closing Date") to the Initial Purchaser. The Initial Purchaser subsequently resold the Old Notes to "qualified institutional buyers" (within the meaning of Rule 144A) and to a limited number of institutional "accredited investors" (within the meaning of Rule 501 under the Securities Act) in transactions not requiring registration under the Securities Act or applicable state securities laws, including sales pursuant to Rule 144A. As a condition to the sale of the Old Notes, the Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to (i) file within 90 days after the Closing Date a Registration Statement with the Commission with respect to the Exchange Offer and the New Notes; and (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date. If applicable law or interpretations of the Commission do not permit the Company to effect the Exchange Offer, or if certain Holders of the Notes do not receive freely tradeable Notes pursuant to the Exchange Offer or if the Exchange Offer is not consummated within 240 days after the Closing Date, the Company will use its best efforts to cause to become effective a registration statement (the "Shelf Registration Statement") with respect to the resale of the Notes and to keep the Shelf Registration Statement effective until three years after the Closing Date. The Registration Rights Agreement also provides that unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will have commenced the Exchange Offer and will use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration statement was declared effective by the Commission New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This description of the Registration Rights Agreement is qualified in its entirety by reference to such exhibit. The Registration Statement, of which this Prospectus is a part, is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to the Expiration Date. As of the date of this Prospectus, $110,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first
being sent on or about           , 1997, to all Holders of Old Notes known to
the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. See "Risk Factors -- Failure to Exchange Old Notes." However, Old Notes may be tendered only in integral multiples of $1,000.

    The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

    Holders do not have any appraisal or dissenters' rights under the New York Business Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted tenders of Old Notes will be returned, without expense to the Holder thereof, as promptly as practicable after the Expiration Date.

    Holders whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Holders will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "Risk Factors -- Failure to Exchange Old Notes."

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses; Solicitation of Tenders."

EXPIRATION DATE; EXTENSIONS AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on
          , 1997, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right at its sole discretion (i) to delay accepting any Old Notes; (ii) to extend the Exchange Offer; (iii) to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent; or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a Prospectus supplement that will be distributed to all Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period. During any extension of the Expiration Date, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company.

    The Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    Interest accrues on the Notes at the rate of 10 3/4% per annum and will be payable in cash semi-annually in arrears on each February 1 and August 1, commencing on August 1, 1997. No interest will be payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the Holders at such time.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a beneficial owner thereof as set forth below and the acceptance by the Company thereof will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal. At March 1, 1997 substantially all of the Old Notes are held of record by a nominee of the Depository.

    Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must ensure that a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, are received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal; (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date; or
(iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY, NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or (ii) for the account of an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed by the registered Holder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of its authority so to act must be submitted with the Letter of Transmittal.

    By tendering, each Holder will represent to the Company that, among other things (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder; (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the tendering Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

DELIVERY OF DOCUMENTS TO THE DEPOSITORY OR THE COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, and if the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Notes so tendered will only be made after timely confirmation of such book-entry transfer of Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from a participant tendering Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

    If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof; or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described herein, or would otherwise make it inadvisable to proceed with the Exchange Offer.

    If the Company determines in good faith that any of the conditions are not met, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Holders; (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (See "-- Withdrawal Rights"); or (iii) waive certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a Prospectus supplement that will be distributed to all Holders.

    Holders have certain rights and remedies against the Company under the Registration Rights Agreement. Upon the occurrence of certain Registration Defaults (as defined), the Company will pay liquidated damages to each Holder during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Old Notes held by such Holder. Thereafter, the weekly liquidated damages amount will increase to $0.10 per $1,000 principal amount of Old Notes until such Registration Default is cured. All accrued liquidated damages will be paid in the same manner as interest payments on the Old Notes on semi-annual damages payment dates that correspond to interest payment dates for the Old Notes. Following the cure of a Registration Default, the accrual of liquidated damages will cease. Such conditions are not intended to modify those rights or remedies in any respect.

    The foregoing conditions are for the benefit of the Company and may be asserted by the Company in good faith regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

    The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

 BY REGISTERED OR CERTIFIED      FACSIMILE TRANSMISSIONS:         BY HAND OR OVERNIGHT
            MAIL:                                                       DELIVERY:
                               (Eligible Institutions Only)
    The Bank of New York              (212) 571-3080              The Bank of New York
   101 Barclay Street, 7E                                          101 Barclay Street
  New York, New York 10286        TO CONFIRM BY TELEPHONE       Corporate Trust Services
Attn: Reorganization Section     OR FOR INFORMATION CALL:                Window
                                      (212) 815-6333                  Ground Level
                                                                New York, New York 10286
                                                              Attn: Reorganization Section
                                                                        Floor 7E

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES; SOLICITATION OF TENDERS

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will
be paid by the Company and are estimated in the aggregate to be $         and
include fees and expenses of the Exchange Agent and Trustee and accounting and legal fees.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted to the Exchange Agent, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded by the Company at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the Exchange Offer will be amortized over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in no action letters issued to third parties by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such New Notes, and provided, further, that each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." If any Holder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission; and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                             THE OLD NOTES OFFERING

    On February 4, 1997 the Company issued the Old Notes to the Initial Purchaser, who resold the Old Notes to "qualified institutional buyers" (within the meaning of Rule 144A) in transactions meeting the requirements of Rule 144A and to a limited number of institutional "accredited investors" (within the meaning of Rule 501 under the Securities Act) in transactions not involving a public offering. The offering of the Old Notes was part of a refinancing plan designed to extend the maturity of the Company's indebtedness, provide the Company with additional financing and operating flexibility, and enhance the Company's financial liquidity. The Company applied the net proceeds of the offering of the Old Notes (i) to repay existing indebtedness (approximately $73.8 million); (ii) to terminate certain operating leases and purchase the vehicles and other assets leased thereunder (approximately $5.9 million); (iii) to acquire a Medicaid business and purchase additional vehicles to perform the Company's obligations thereunder (approximately $1.5 million); and (iv) the remainder for general corporate purposes.

    Upon consummation of the offering of the Old Notes, the Company entered into the Revolving Credit Facility. See "Description of the Revolving Credit Facility."

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of December 31, 1996 and the capitalization of the Company at that date after giving effect to the offering of the Old Notes and the application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Information," and the respective notes thereto included elsewhere in this Prospectus.

                                                                                                DECEMBER 31, 1996
                                                                                            --------------------------
                                                                                             HISTORICAL     PRO FORMA
                                                                                            -------------  -----------

                                                                                                 ($ IN MILLIONS)
Cash......................................................................................    $     1.5     $    31.3
                                                                                                  -----    -----------
                                                                                                  -----    -----------
Debt:
  Revolving Credit Facility...............................................................    $  --         $      --(1)
  Existing debt...........................................................................         68.2           0.7(2)
  The Notes...............................................................................       --             110.0
                                                                                                  -----    -----------
    Total debt............................................................................         68.2         110.7
Stockholder's equity......................................................................         27.4          26.5
                                                                                                  -----    -----------
    Total capitalization..................................................................    $    95.6     $   137.2
                                                                                                  -----    -----------
                                                                                                  -----    -----------

------------------------

(1) Borrowings of up to $30.0 million will be available to the Company for working capital and general corporate purposes, subject to the borrowing conditions contained therein. See "Description of the Revolving Credit Facility."

(2) Consists of indebtedness secured by vehicles used in the Company's Paratransit Division. Historically, the monthly payments in connection with this indebtedness have been passed through directly to the New York City Transit Authority.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial data for each of the years in the three-year period ended June 30, 1996 were derived from the audited historical financial statements of the Company included elsewhere in this Prospectus. The historical financial data for the years ended June 30, 1992 and 1993 and for the six-month periods ended December 31, 1995 and 1996 are unaudited, but in the opinion of management include all material adjustements necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended December 31, 1996 are not necessarily indicative of the results for the entire year ending June 30, 1997. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                                                      SIX
                                                                                                                    MONTHS
                                                                                                                     ENDED
                                                                            YEAR ENDED JUNE 30,                    DEC. 31,
                                                          -------------------------------------------------------  ---------
                                                            1992       1993       1994(1)      1995       1996       1995
                                                          ---------  ---------  -----------  ---------  ---------  ---------
                                                                                   ($ IN MILLIONS)
OPERATING DATA:
  Revenues..............................................  $    91.6  $    93.3   $   101.5   $   114.0  $   142.6  $    59.6
Income (loss) from operations (2).......................        6.7        5.2         5.6         5.8        7.3        1.1
Income (loss) before extraordinary items................        1.4        1.1         1.9         1.5        1.4       (0.7)
Net Income (loss).......................................        1.4        1.1        12.3         2.6        1.4       (0.7)
BALANCE SHEET DATA (AT END OF PERIOD)(3):
Total assets............................................       64.2       63.1        68.9        83.0      104.4       96.0
Long-term obligations...................................       47.2       11.3        28.9        42.3       59.7       55.8
Total stockholders' equity..............................        1.4        2.5        25.5        28.1       29.5       27.4

                                                            1996
                                                          ---------
OPERATING DATA:
  Revenues..............................................  $    70.2
Income (loss) from operations (2).......................       (0.4)
Income (loss) before extraordinary items................       (2.1)
Net Income (loss).......................................       (2.1)
BALANCE SHEET DATA (AT END OF PERIOD)(3):
Total assets............................................      113.0
Long-term obligations...................................       68.2
Total stockholders' equity..............................       27.4

------------------------

(1) In 1994, certain subsidiaries of the Company emerged from bankruptcy. See "Risk Factors -- Reorganization." Net income for the year ended June 30, 1994 included $10.4 million extraordinary income pertaining to forgiveness of indebtedness.

(2) The ratio of earnings to fixed charges for each of fiscal years 1992 through 1996 were 1.2x, 1.6x, 1.7x, 1.5x and 1.3x, respectively. For the six months ended December 31, 1995 and 1996, earnings were inadequate to cover fixed charges by $1.2 million and $3.5 million, respectively. Fixed charges in 1993 and 1994 exclude $4.0 million and $0.7 million of contractual interest not incurred due to the bankruptcy proceedings. See Note 3 of Notes to Consolidated Financial Statements.

(3) The Company paid no dividends during any of the periods in the table.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE "SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION," "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION" AND THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    Atlantic is one of the largest providers of school bus transportation in the United States. The Company has contracts with 53 school districts in New York, Missouri, Pennsylvania, Connecticut and New Jersey. In addition to the School Bus Division, the Company provides services to public transit systems for physically or mentally challenged passengers through the Paratransit Division, express commuter line and charter and tour bus services through the Coach Division, and transportation for pre-kindergarten children and Medicaid recipients through the Pre-K/Medicaid Operations. At December 31, 1996, Atlantic had a fleet of 3,106 vehicles operating from 25 facilities. The Company generated revenues of $142.6 million in the fiscal year ended June 30, 1996.

    The School Bus Division accounted for 84.4%, 84.4% and 88.9% of the Company's revenues for each of fiscal 1996, 1995 and 1994, respectively. The Company's school bus transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which range from one to five years. Since 1979, Atlantic has achieved a contract renewal rate of approximately 98%, which management believes is due to (i) its reputation for passenger safety and providing efficient, on-time service; (ii) its long-standing relationships with the school districts it services; (iii) the preference of school districts to maintain continuity of service with their current proven contractor rather than risk the uncertainty associated with a replacement; and (iv) the disadvantage of prospective competitors, who generally would have to make substantially greater investments than the Company in new equipment and who may experience difficulty obtaining suitable parking and maintenance facilities in Atlantic's primary markets, especially in the New York greater metropolitan area.

    The price per day per vehicle varies, depending upon a wide range of factors including (i) vehicle type (standard school buses, minivans, or vehicles with wheelchair lifts); (ii) the nature of service to be provided (transportation of regular enrollment students or transportation of physically or mentally challenged students); (iii) special requirements of a particular school district concerning age of vehicles and/or upgrades on equipment; and (iv) the cost of labor. Salaries and related labor costs are the most significant factors in the Company's cost structure. In urban areas, particularly those with a strong union presence, the cost of providing school bus transportation is substantially greater than in suburban and rural areas, where unions are generally less prevalent and salaries are lower. As a result, prices paid by school districts vary accordingly. School Bus Division revenues have historically been seasonal, based on the school year and holiday schedules. During the months of September through June, the Company's fleet of school buses has been generally fully utilized. Historically, during the summer months, only a portion of the Company's school buses have been needed to fulfill the Company's summer contracts for school and camp activities and special trips. The Company conducts periodic maintenance and overhauls of its school vehicles during the summer months, which increases costs during a season of lower revenues. See "Risk Factors -- Seasonality; Fluctuation in Quarterly Operating Results."

    The Paratransit Division which accounted for 8.3%, 5.3% and 3.3% of the Company's revenues in fiscal 1996, 1995 and 1994, respectively, is Atlantic's second largest and fastest growing division. The terms of the Company's paratransit contracts range from one to five years. The contracts are awarded by public transit systems through a public bidding or request for proposal ("RFP") process. The Company is generally entitled to a specified charge per hour of vehicle service together with other fixed charges. The method of contract compensation also varies. See "Business -- Paratransit Division -- Contracts."

    The Coach Division, which accounted for 3.9%, 4.9% and 7.2% of the Company's revenues in fiscal 1996, 1995 and 1994, respectively, operates luxury coaches for express commuter services and charter and tour contracts for individual special events. The Company's contracts for coach services vary based on term and length of the trip. Coach Division charter and tour revenues are generally a function of the size and number of coaches utilized rather than the number of passengers carried.

    The Company's Pre-K/Medicaid Operations accounted for less than 6% of the Company's revenues in each of the last three fiscal years. Pre-K contracts are generally awarded to the lowest responsible bidder in a public bidding process. Medicaid contracts are generally awarded through negotiations with private agencies. The Company generally services specific Pre-K bus routes during the months of September through June, and services Medicaid routes throughout the year. Pre-K and Medicaid contracts are generally paid based on number of passengers per trip.

    The principal elements of the Company's costs of sales are labor, fuel, parts, vehicle insurance, equipment lease expense and rent. Historically, costs of sales have been highly variable, and approximately 88.7% of fiscal 1996 costs of sales were variable costs consisting of direct labor (primarily driver wages and related employment expenses), fuel costs and maintenance costs. At December 31, 1996, approximately 65% of the Company's employees were members of various labor unions and the Company was party to 13 collective bargaining agreements, 11 of which, covering 2,870 employees, expire over the next three years, and two of which, covering 282 employees of the Coach Division and Pre-K/Medicaid Operations, have already expired. Management does not expect a material increase in its labor costs from the renewal of the two expired contracts. In the third quarter of fiscal 1997, the Transport Workers Union of America won an election to unionize a subsidiary of the Company that has approximately 354 employees. Management does not expect a material increase in its labor costs as a result of such unionization, although no assurance can be given as to the outcome of negotiations with the representatives of the newly unionized employees. Historically, the Company has generally not been able (or permitted under some contracts) to raise its prices to school districts as a result of increase in labor costs during a contract term. See "Risk Factors -- Labor Relations." The average fuel cost per gallon for the Company has increased approximately 20% compared to its average fuel costs in fiscal 1996. The Company spent approximately $4.9 million on fuel in fiscal 1996. See "Risk Factors -- Fluctuation in the Cost of Fuel." General and administrative expenses include costs associated with the Company's headquarters in Staten Island and terminal office and managerial salaries. In the first half of fiscal 1997, the Company increased the size of its staff in its corporate headquarters to accommodate the Company's growth. Management believes that it currently has sufficient staff to support anticipated revenues levels. The above cost increases are anticipated to be offset somewhat as the Company's business grows and the Company realizes economies of scale by (i) spreading the cost of the administrative staff and facilities over a larger revenue base; and (ii) capturing savings in expenses such as vehicle insurance and vehicle parts and purchases. In addition, the Company obtained a reduction of approximately $1 million in the initial scheduled premium for its workers' compensation coverage for calendar 1997 compared to calendar 1996. Such reduction was due in part to the Company's recent claims experience and to recent tort reform and managed care initiatives in New York State, where most of the Company's employees work. The Company's ability to permanently obtain the benefit of such premium reductions is subject to the Company's future claims experience, which cannot be predicted with certainty. If the Company's workers' compensation claims experience is significantly adverse, the Company may be required to apply a portion or all of its premium savings towards policy retentions and future premiums could increase.

    Commencing June 1995, the Company received five-year extensions on all 17 of its New York Board of Education school bus transportation contracts. To receive these extensions, the Company agreed to a reduction in its rates in fiscal 1996 and to a ceiling on rate increases in fiscal 1997 and 1998. Thereafter, the contracts provide that the Company will receive increases based upon the applicable Consumer Price Index ("CPI") increase.

RESULTS OF OPERATIONS

                                                                                                       SIX MONTHS ENDED
                                                    YEAR ENDED JUNE 30,                                  DECEMBER 31,
                              ----------------------------------------------------------------  -------------------------------
                                      1994                  1995                  1996                  1995            1996
                              --------------------  --------------------  --------------------  --------------------  ---------
                                 ($)         %         ($)         %         ($)         %         ($)         %         ($)

                                                                            ($ IN MILLIONS)
Revenues....................  $   101.5      100.0% $   114.0      100.0% $   142.6      100.0% $    59.6      100.0% $    70.2
Gross profit................       20.2       19.9       22.6       19.8       27.4       19.3       11.1       18.6       10.5
General and administrative
  expenses..................        8.0        7.9        9.2        8.0       10.4        7.3        5.1        8.5        5.6
EBITDA......................       12.2       12.0       13.4       11.8       17.0       11.9        6.0       10.0        5.0
Depreciation and
  amortization..............        6.6        6.5        7.6        6.7        9.7        6.8        4.9        8.2        5.4
Income (loss) from
  operations................        5.6        5.5        5.8        5.1        7.3        5.1        1.1        1.8       (0.4)
Net interest expense........        2.7        2.7        3.1        2.7        5.1        3.6        2.3        3.8        3.1
Net income (loss)...........       12.3(1)      12.1       2.6(2)       2.3       1.4       1.0      (0.7)      (1.1)      (2.1)



                                  %

Revenues....................      100.0%
Gross profit................       15.0
General and administrative
  expenses..................        7.9
EBITDA......................        7.1
Depreciation and
  amortization..............        7.6
Income (loss) from
  operations................       (0.6)
Net interest expense........        4.5
Net income (loss)...........       (3.0)

------------------------

(1) Includes extraordinary item, forgiveness of indebtedness of $10.4 million net of $1.6 million of taxes.

(2) Includes extraordinary item, forgiveness of indebtedness of $1.1 million net of $0 of taxes.

    SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1995

    REVENUES. Revenues were $70.2 million for the six months ended December 31, 1996 compared to $59.6 million for the comparable period in 1995, an increase of $10.6 million or 17.8%. This increase was due primarily to (i) the award of a new St. Louis Contract which was initiated in September 1996 and added $3.6 million of revenues; (ii) new contracts awarded to the Paratransit Division, which added $3.4 million of revenues; (iii) $1.8 million in contract rate increases and other billings; (iv) the acquisition of school bus routes in the State of New York in October 1995, which added $0.8 million of revenues; (v) $0.6 million of additional summer contracts; and (vi) $0.4 million of additional Pre-K/Medicaid billings. The Company's revenues are generally significantly lower during the months of July and August and therefore results for the first six months are not representative of annual operations. See "Risk Factors -- Seasonality; Fluctuation in Quarterly Operating Results."

    GROSS PROFIT. Gross profit was $10.5 million for the six months ended December 31, 1996, compared to $11.1 million for the six months ended December 31, 1995, a decrease of $0.6 million or 5.1%. This decrease was due primarily to
(i) the increase in fuel costs by approximately 20% and a greater number of vehicles, for the six months ended December 31, 1996 from the six months ended December 31, 1995; and (ii) three additional salary days offset by one additional revenue day, in New York City due to the nature of the school calendar. As a percentage of revenues, gross profit was 15.0% and 18.6% for each of the six months ended December 31, 1996 and December 31, 1995, respectively.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $5.6 million for the six months ended December 31, 1996 compared to $5.1 million for the six months ended December 31, 1995, an increase of $0.5 million or 9.1%. This increase was related primarily to the new St. Louis Contract, which required hiring additional local staff. However, general and administrative expenses decreased as a percentage of revenues to 7.9% in the six months ended December 31, 1996 from 8.5% in the six months ended December 31, 1995, primarily as a result of the Company's increase in sales and its ability to spread the cost of its administrative staff and facilities over a larger revenue base.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $5.4 million for the six months ended December 31, 1996, compared to $4.9 million for the six months ended December 31, 1995, an increase of $0.5 million or 9.6%. This increase was due primarily to the purchase of additional vehicles for new contracts, including the new St. Louis Contract.

    INCOME (LOSS) FROM OPERATIONS. The Company generated a $0.4 million loss from operations for the six months ended December 31, 1996 compared to a $1.1 million of income from operations for the six months ended December 31, 1995, a $1.5 million decrease.

    NET INTEREST EXPENSE. Net interest expense was $3.1 million for the six months ended December 31, 1996 compared to $2.3 million for the six months ended December 31, 1995, an increase of $0.9 million or 37.5%. This increase was due primarily to interest expense associated with debt acquired in connection with the purchase of new vehicles.

    NET INCOME (LOSS). As a result of the foregoing factors, the Company generated a net loss of $2.1 million for the six months ended December 31, 1996 compared to a net loss of $0.7 million for the six months ended December 31, 1995, a $1.4 million increase.

    FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995

    REVENUES. Revenues were $142.6 million in fiscal 1996 compared to $114.0 million in fiscal 1995, an increase of $28.5 million or 25.0%. This increase was due primarily to (i) the acquisition of certain routes in the State of New York in May 1995 and October 1995, which added revenues of approximately $10.3 million; (ii) new school bus contracts in St. Louis, which added revenues of $9.2 million; (iii) the acquisition of Raybern Bus Service, Inc. and related companies in August 1995, which added revenues of $4.7 million; (iv) the award of a new Paratransit Division contract in Kentucky, which added $3.4 million of revenues; and (v) approximately $2.4 million of additional Paratransit Division revenues in New York City. These increases were partially offset by a decrease of approximately $1.2 million in revenues in the Company's Pre-K/Medicaid Division due primarily to lost contracts and a further decrease of approximately $0.3 million due to a reduction in other billings.

    GROSS PROFIT. Gross profit was $27.4 million in fiscal 1996 compared to $22.6 million in fiscal 1995, an increase of $4.9 million or 21.6%. This increase was due primarily to the increase in revenues described above. As a percentage of revenues, gross profit was 19.3% and 19.8% in fiscal 1996 and fiscal 1995, respectively. Commencing June 1995, the Company received five-year extensions on all 17 of its New York Board of Education school bus transportation contracts. To receive these extensions, the Company agreed to a reduction in its rates in fiscal 1996 and to a ceiling on rate increases in fiscal 1997 and 1998. Thereafter, the contracts provide that the Company will receive increases based upon the applicable CPI increase. Consequently, the Company's gross margins in fiscal 1996 were lower than in fiscal 1995. See
"-- General."

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $10.4 million in fiscal 1996 compared to $9.2 million in fiscal 1995, an increase of $1.3 million or 14.0%. This increase was due primarily to increased corporate staff to accommodate growth in the Company's operations, although a portion of this growth was absorbed by existing staff. As a result, general and administrative expenses decreased as a percentage of revenues to 7.3% in fiscal 1996 from 8.0% in fiscal 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $9.7 million in fiscal 1996 compared to $7.6 million in fiscal 1995, an increase of $2.1 million or 27.6%. Depreciation increased $1.5 million due to the increased level of capital expenditures primarily relating to school buses acquired in connection with contracts in St. Louis, and amortization increased $0.6 million due to the purchase of certain school bus route contract rights in fiscal 1996 and amortization of deferred financing costs.

    INCOME (LOSS) FROM OPERATIONS. Income from operations was $7.3 million or 5.1% of revenues in fiscal 1996 and was $5.8 million or 5.1% of revenues in fiscal 1995.

    NET INTEREST EXPENSE. Net interest expense was $5.1 million in fiscal 1996 compared to $3.1 million in fiscal 1995, an increase of $2.0 million or 66.7%. This increase was due primarily to interest expense in connection with (i) acquisitions of new subsidiaries; (ii) the purchase of new vehicles; and (iii) the term loan obtained in October 1994.

    NET INCOME (LOSS). The Company generated net income of $1.4 million for fiscal 1996 compared to $2.6 million (including extraordinary item, forgiveness of indebtedness of $1.1 million net of $0 of taxes) for fiscal 1995, a $1.2 million decrease.

    FISCAL YEAR ENDED JUNE 30, 1995 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1994

    REVENUES. Revenues were $114.0 million in fiscal 1995 compared to $101.5 million in fiscal 1994, an increase of $12.5 million or 12.3%. This increase was due primarily to (i) the purchase of Medicaid and a Pre-K contracts in May 1994, which added $5.6 million of aggregate revenues; (ii) the award of new Paratransit Division contracts in October 1994, which added approximately $2.6 million of revenues; (iii) the acquisition of school bus routes in Pennsylvania in October 1994, which added $3.0 million of revenues; (iv) $2.7 million in contract rate increases and other billings; and (v) the acquisition of K. Corr, Inc. in May 1995, which contributed $0.3 million of revenues. These increases were offset in part by a $1.7 million decrease in revenues in the Coach Division resulting from the sale of certain routes and 11 vehicles.

    GROSS PROFIT. Gross profit was $22.6 million in fiscal 1995 compared to $20.2 million in fiscal 1994, an increase of $2.4 million or 11.9%. This increase was due primarily to the increase in revenues described above. As a percentage of revenues, gross profit was 19.8% and 19.9% in fiscal 1995 and fiscal 1994, respectively.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $9.2 million in fiscal 1995 compared to $8.0 million in fiscal 1994, an increase of $1.1 million or 14.1%. This increase was due primarily to $0.3 million of consulting expenses incurred in connection with the acquisition of Medicaid and Pre-K contracts and due to increased overhead associated the Company's integration of new routes and businesses. As a percentage of revenues, general and administrative expenses increased to 8.0% in fiscal 1995 from 7.9% in fiscal 1994.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $7.6 million compared to $6.6 million in fiscal 1994, an increase of $1.0 million. This increase was due to increased capital expenditures made in connection with the purchase of previously leased transportation equipment.

    INCOME (LOSS) FROM OPERATIONS. Income from operations was $5.8 million or 5.1% of revenues in fiscal 1995 and was $5.6 million or 5.5% of revenues in fiscal 1994.

    NET INTEREST EXPENSE. Net interest expense was $3.1 million in fiscal 1995 compared to $2.7 million in fiscal 1994, an increase of $0.4 million or 14.6%. This increase was due primarily to interest expense in connection with (i) the purchase of new vehicles; (ii) the term loan obtained in October 1994; and (iii) $0.7 million of interest forgiven in connection with the Plan in fiscal 1994.

    NET INCOME (LOSS). The Company generated net income of $2.6 million (including extraordinary item, forgiveness of indebtedness of $1.1 million net of $0 of taxes) in fiscal 1995 compared to a net income of $12.3 million (including an extraordinary item, forgiveness of indebtedness of $10.4 million net of $1.6 million of taxes) for fiscal 1994, a $9.5 million decrease.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had historically financed both its working capital and capital expenditures with short-term financing. As a result, the Company had been subject to significant debt amortization and refinancing requirements which strained the Company's cash flows, especially during the seasonal low periods. Management believes the proceeds from the offering of the Old Notes, and the establishment of the

Revolving Credit Facility, which was undrawn at March 31, 1997, will provide the Company with significantly more liquidity.

    Management anticipates total capital expenditures of $22.1 million in fiscal 1997 of which approximately $14.0 million was funded by December 31, 1996 and $5.8 million was funded from the proceeds of the offering of the Old Notes. See "The Old Notes Offering." The capital expenditures made by December 31, 1996 include approximately $10.0 million for the purchase of new buses for the St. Louis Contract and $4.0 million of capital expenditures for additional vehicles, equipment and the expansion of the Company's corporate headquarters. The capital expenditures funded and to be funded from the proceeds of the offering of the Old Notes relate to the New Medicaid Contract and purchase of certain assets currently under operating lease. See "The Old Notes Offering." With the current fleet size, management anticipates making approximately $3.0 million of annual capital expenditures for regular replacement of vehicles and approximately $2.0 million of annual maintenance capital expenditures.

    NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES. Net cash provided by operating activities was $5.4 million for the six months ended December 31, 1996, primarily due to $5.4 million of depreciation and amortization and a $3.3 million increase in accounts payable and accrued expenses. These sources of funds were offset in part by a $2.1 million net loss. Net cash provided by operating activities was $4.5 million for fiscal 1996, due primarily to net income of $1.4 million and depreciation and amortization of $9.7 million which were offset in part by $3.8 million of funds used for working capital and $1.9 million of funds transferred to restricted cash as collateral for a letter of credit.

    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES. For the six months ended December 31, 1996, the Company made $13.6 million of capital expenditures to acquire additional vehicles and equipment and for expansion of the Company's corporate headquarters. Of these capital expenditures, $11.9 million were directly financed. In fiscal 1996, the Company made $20.7 million of capital expenditures, of which $17.4 million were directly financed. In addition, the Company purchased $3.0 million of contract rights in fiscal 1996, of which $2.7 million were directly financed. The Company operates in a capital intensive industry which has historically required significant capital expenditures to attain additional bus routes and purchase additional buses to service such routes. The Company's maintenance capital expenditures were approximately $1.7 million in fiscal 1996.

    NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES. Net cash used in financing activities totaled $3.5 million for the six months ended December 31, 1996, due primarily to a reduction in the Company's revolving line of credit of $3.4 million and $5.4 million of principal repayments and debt amortization requirements, which were offset by additional borrowings of $5.3 million. In addition, the Company incurred $11.9 million of indebtedness to directly finance capital expenditures for the six months ended December 31, 1996. In fiscal 1996, net cash used in financing activities totaled $4.1 million due to $12.4 million of principal repayments and debt amortization requirements, which were offset by $8.3 million of additional borrowings, used to finance normal working capital needs. In addition, the Company incurred $20.1 million of aggregate indebtedness to directly finance capital expenditures and acquisitions of contract rights.

QUARTERLY FINANCIAL INFORMATION; SEASONALITY

    The table below sets forth unaudited summary financial information for the Company for the last 10 quarters. This information has been prepared by the Company on a basis consistent with its audited financial statements and includes all adjustments that management considers necessary for a fair presentation of the results for such quarters.

    The Company's operations are seasonal in nature. Historically, the first quarter of the Company's fiscal year has generated operating losses due to significantly reduced revenues of the School Bus Division during the summer months. The Company's school bus contracts generally resume in late August and early

September. The Company's quarterly operating results also fluctuate due to a variety of factors, including variation in the number of school days in each quarter (which is affected by the timing of the first and last days of the school year, holidays, the month in which spring break occurs and adverse weather conditions, which can close schools) and the profitability of the Company's other divisions. Consequently, interim results are not necessarily indicative of the full year and quarterly results may vary substantially, both within a fiscal year and between comparable fiscal years. For example, in most of the Company's markets, the second quarter of fiscal 1997 had one less revenue day and one more payroll day when compared to the second quarter of fiscal 1996, which had a negative impact on operating results of approximately $0.6 million. See "Risk Factors -- Seasonality; Fluctuation in Quarterly Operating Results."

                                        FISCAL 1995                                              FISCAL 1996
                    ----------------------------------------------------  ----------------------------------------------------------
                     SEPT. 30,    DEC. 31,      MARCH 31,     JUNE 30,        SEPT. 30,       DEC. 31,      MARCH 31,     JUNE 30,
                       1994         1994          1995          1995            1995            1995          1996          1996
                    -----------  -----------  -------------  -----------  -----------------  -----------  -------------  -----------

                                                                    ($ IN MILLIONS)
Revenue...........   $    15.8    $    31.7     $    32.9     $    33.7       $    18.9       $    40.7     $    41.6     $    41.4
Income (loss) from
  operations......        (2.7)         2.6           2.7           3.3            (2.8)            3.8           2.6           3.7
Net income (loss)
  before
  extraordinary
  item............        (2.1)         1.0           1.2           1.4            (2.5)            1.6           0.8           1.5
EBITDA............        (1.1)         4.4           4.6           5.5            (0.5)            6.4           5.2           5.9

                          FISCAL 1997
                    ------------------------
                     SEPT. 30,    DEC. 31,
                       1996         1996
                    -----------  -----------

Revenue...........   $    25.2    $    45.0
Income (loss) from
  operations......        (2.8)         2.4
Net income (loss)
  before
  extraordinary
  item............        (2.5)         0.5
EBITDA............        (0.2)         5.2

                                    BUSINESS

GENERAL

    Atlantic is one of the largest providers of school bus transportation in the United States. The Company has contracts with 53 school districts in New York, Missouri, Pennsylvania, Connecticut and New Jersey. In addition to the School Bus Division, the Company provides services to public transit systems for physically or mentally challenged passengers through the Paratransit Division, express commuter line and charter and tour bus services through the Coach Division, and transportation for pre-kindergarten children and Medicaid recipients through the Pre-K/Medicaid Operations. At December 31, 1996, Atlantic had a fleet of 3,106 vehicles operating from 25 facilities. For the fiscal year ended June 30, 1996, the Company generated revenues of $142.6 million, approximately 84% of which was derived from the School Bus Division.

    The Company's school bus transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which range from one to five years. Since 1979, Atlantic has achieved a contract renewal rate of approximately 98%, which management believes is due to (i) its reputation for passenger safety and providing efficient, on-time service; (ii) its long-standing relationships with the school districts it services; (iii) the preference of school districts to maintain continuity of service with their current proven contractor rather than risk the uncertainty associated with a replacement; and (iv) the disadvantage of prospective competitors who generally would have to make substantially greater investments than the Company in new equipment and who may experience difficulty obtaining suitable parking and maintenance facilities in Atlantic's primary markets, especially in the New York greater metropolitan area.

    By capitalizing on the stable revenue stream provided by its existing contracts and its reputation for passenger safety and service, Atlantic has become one of the fastest growing major school bus companies in the United States. This growth has resulted from (i) securing additional contracts from existing and new customers (including replacing underperforming contractors);
(ii) expanding into new markets; and (iii) consummating a series of strategic acquisitions.

    Management believes that the proven strength and experience of its management team and its reputation for passenger safety and service provide a strong foundation for continued growth and increased cash flow. To capitalize on the opportunities presented by the transportation industry, Atlantic's management team focuses on the following areas: (i) expansion into new markets;
(ii) expansion into existing markets; (iii) growth of the Paratransit Division; and (iv) focus on passenger safety and service.

    Atlantic was founded in 1964 as a school bus company based in Staten Island, New York. Domenic Gatto, Chairman of the Board, Chief Executive Officer and President of the Company, commenced employment with the Company in 1973 and purchased the Company in 1974, at which time the Company operated only 16 buses. In 1979, the Company was awarded two major school bus transportation contracts by the New York Board of Education, which substantially increased the Company's revenues. These contracts, which were originally awarded for a period of three years, have been extended successively through fiscal 2000. From 1982 to 1987, the Company strengthened its presence in New York City through the acquisition of 13 regional school bus transportation companies which, in aggregate, contributed approximately $22.4 million of revenues in fiscal 1996. In 1986, the Company won and purchased additional contracts in New York City, which also have been extended successively through fiscal 2000, and which contributed revenues of approximately $25.1 million in fiscal 1996. From 1986 to 1989, the Company further strengthened its presence in New York City through the acquisitions of five local contractors and expanded its operations to Nassau and Suffolk counties on Long Island, New York, through a combination of acquisitions and winning new contracts. From 1990 to 1995, the Company consummated six additional acquisitions in the New York metropolitan area and three acquisitions on Long Island, New York, which generated approximately $20.6 million of revenues in fiscal 1996. In addition to the Company's expansion in the New York greater metropolitan area, the Company extended its operations to Philadelphia in 1993, where it was the successful bidder for a new contract, which, when combined with subsequent acquisitions in 1993, contributed approximately $8.2 million of revenues in fiscal 1996. Continuing its strategy of expanding its operations outside New York City, the Company established operations in St. Louis in 1995 by winning contracts, which contributed $9.2 million of revenues in fiscal 1996. The St. Louis operations were expanded in September 1996 by winning a school bus transportation contract for a voluntary student desegregation program, requiring an additional 246 school buses, which is expected to generate $7.5 million of revenues in fiscal 1997.

    In March 1992, AETG and certain subsidiaries of the Company filed a voluntary petition requesting relief from creditors under chapter 11 of the Bankruptcy Code. In August 1993, the Bankruptcy Court entered an order confirming the Plan. The Plan has been consummated and a final decree closing the chapter 11 proceeding was entered by the Bankruptcy Court in January 1994. A major cause of the chapter 11 filing was the seizure of the Company's principal bank by the Federal Deposit Insurance Corporation on the maturity date of the Company's outstanding notes due to such bank (and the consequent non-renewal of such notes) during a period when the Company was experiencing liquidity constraints due to, among other things, certain non-recurring expenses. The chapter 11 proceedings did not adversely affect the Company's relationship with any of the school districts which it serviced at the time of, or subsequent to, the chapter 11 proceedings. All transportation contracts of the Company were performed without interruption and have since been further extended by each of such school districts. Moreover, the Company has not encountered difficulty in bidding for or negotiating contracts with new school districts as a result of the chapter 11 proceedings. See "Risk Factors -- Reorganization."

    In February 1994, an investor group represented by Wafra Investment Advisory Group, Inc. ("Wafra") purchased Series A Preferred Stock from the Company, in exchange for $12.75 million in cash and common stock, no par value of AETG (the "Common Stock"), valued at $2.95 million on the date of purchase. The Preferred Stock represents 100% of the authorized preferred stock and, upon full conversion, 45% of the issued and outstanding Common Stock. Wafra is a multi-disciplined investment manager with over $1.3 billion of capital under management, $200 million of which is committed to direct equity investments. Prior to any such conversion, all of the Common Stock is owned by the Majority Stockholders. See "Ownership of the Company."

SCHOOL BUS INDUSTRY OVERVIEW

    According to the most recently available industry sources, an estimated 24 million children ride school buses each school day in the United States, at an annual cost of approximately $12 billion. Approximately two-thirds of the approximately 400,000 school buses used to transport these children are operated by school districts, with the remaining one-third operated by over 5,000 private contractors. Based on 1996 industry sources, Laidlaw Transit, Inc., a division of Laidlaw, Inc., is the largest private school bus transportation contractor in North America, followed by Ryder Student Transportation, a division of Ryder System, Inc., Durham Transportation Inc. and the Company follow, based on fleet size. Management believes that, if measured by revenues, it would be the third largest school bus contractor because of its significant operations in higher-priced urban markets, especially in New York City.

    Management believes that three major trends, described below, affecting the school bus transportation industry provide the Company with significant opportunities for continued growth.

    PRIVATIZATION. Privatization of student transportation is becoming an increasingly attractive cost-cutting option to school districts. Management believes that, by outsourcing school bus transportation and related regulatory compliance activities, school boards can focus more of their efforts on education. Consequently, since 1990, while the total number of school buses in the industry overall has only grown by approximately 10%, the number of school buses operated by the private sector has increased by over 60%. According to a recent industry survey, 65 school districts converted portions of their transportation operations to the private sector in the 1995-96 school year. School bus transportation contractors, including the Company, are increasing their efforts to persuade school boards that contracting for student transportation services will conserve scarce public dollars while providing safe and reliable service.

    CONSOLIDATION. According to an industry source, in 1996, the 10 largest contractors accounted for approximately 50% of school buses in the private sector, with the remaining 50% reportedly operated by approximately 5,000 regional contractors. Continuing consolidation is occurring among private contractors, driven largely by the inability of smaller companies to absorb the costs of complying with increasingly stringent government regulations while still providing commensurate levels of service at competitive prices.

    EXPECTED INCREASE IN SCHOOL ENROLLMENT. The U.S. Department of Education has projected a substantial increase in public school enrollment in the 10-year period between 1996 and 2006. In addition, the 1996 school year is projected to set a new national record for public school enrollment of 51.7 million students. This growth, which is attributable to a rise in the birth rate since 1984, has been termed the "baby boom echo." Through 2006, an estimated 6,000 additional schools would be required to accommodate the projected increase in enrollment. An estimated 33 states are expected to face substantial rising enrollments, with a 14% increase in the west and a 6% increase in the south, while the north and mid-west are estimated to remain relatively stable. An enrollment increase of 6% has been projected in New York City. The school bus transportation industry will need to grow accordingly to accommodate the expected increase in school enrollment.

    Management believes that resources required to effectively capitalize on the above-mentioned industry trends favor larger school bus contractors like the Company. In addition, management believes that the demand for school bus transportation is generally insensitive to economic cycles and is fundamentally strong, with industry sources projecting increases in public and private school enrollment each year through 2006 from the record level projected in 1996.

SCHOOL BUS DIVISION

    The Company has contracts to provide school bus transportation for approximately 103,000 children each school day in 53 school districts located in New York, Missouri, Pennsylvania, Connecticut and New Jersey. The Company's revenues from school bus operations (which generated 84.4% of the Company's revenues in fiscal 1996) have increased at a compound annual rate of 15.4% from $90.3 million in fiscal 1994 to $120.3 million in 1996.

    SERVICES. The Company generally provides services for transportation of open enrollment ("Regular Education") students through the use of standard school buses, and transportation for physically or mentally challenged ("Special Education") students through the use of an assortment of vehicles, including standard school buses, passenger vans, and lift-gate vehicles, which are capable of accommodating wheelchair bound students. In most jurisdictions serviced by the Company, escorts are required to accompany drivers on Special Education vehicles.

    CONTRACTS. The Company's school bus transportation contracts are awarded by school districts based on public bidding or a RFP. The Company's school bus transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which range from one to five years. Since 1979, Atlantic has achieved a contract renewal rate of approximately 98%. Compensation under school bus transportation contracts is generally based upon a daily rate per vehicle which is established either by public bidding or by proposal and negotiation with respect to RFP contracts. Contracts in New York City provide for the payment of the daily vehicle rate (which encompasses all costs of the Company, including driver and escorts) for days of scheduled performance in accordance with the school calendar and provides for payment in the event of school cancellation as a result of inclement weather or other emergencies. The number of vehicles required is determined by the school districts, initially pursuant to its bid specifications and/or RFP, and is subject to change.

    Commencing June 1995, the Company received five-year extensions on all 17 of its New York Board of Education school bus transportation contracts. To receive these extensions, the Company agreed to a reduction in its rates in fiscal 1996 and to a ceiling on the increases in fiscal 1997 and 1998. Thereafter, the contracts provide that the Company will receive increases based upon the applicable CPI increase.

    The Company's school bus transportation contracts generally provide for performance security in one or more of the following forms: performance bonds, letters of credit and cash retainages. Under current arrangements, the Company secures the performance of its New York Board of Education contracts through the use of performance bonds plus cash retainages of 5% of amounts due to the Company. In most instances, the Company has opted to satisfy its security performance requirements by posting performance bonds. At December 31, 1996, the Company had provided performance bonds aggregating $18.6 million. The new Revolving Credit Facility will provide for the issuance of letters of credit. See "Risk Factors -- Transportation Contract Requirements" and " -- Reliance Upon and Concentration of School Bus Transportation Contracts with School Districts."

    CUSTOMERS. The Company has longstanding relationships with many of the school districts which it services. School districts with which the Company does business generally appoint a business manager and/ or transportation supervisor to oversee school bus transportation operations. Larger school districts have separate bureaus or divisions which regulate and supervise the provision of school bus transportation services. Passenger safety, timeliness and quality of service are among the factors used by school bus transportation administrators to evaluate the Company.

    In the Company's experience, unless a school district is dissatisfied with the services of a school bus transportation contractor, school districts tend to extend existing contracts rather than solicit bids from potential replacement contractors, unless applicable law or the terms of the contract otherwise require. Management believes that replacing an existing contractor through a bidding process generally has resulted in higher prices to districts than contract extensions because of the significant start-up costs that a replacement contractor faces. Bidding also exposes a school district to uncertainty in the quality of service which would be provided by a new contractor.

    Historically, school districts awarded school bus transportation contracts through a public bidding process by which such contracts were required to be awarded to the lowest responsible bidder, without regard to quality of service. However, management believes that due, in part, to the poor performance of certain low-priced school bus transportation contractors, school districts will increasingly rely on a RFP process, which enables school administrators to broaden the factors considered when awarding a contract. Factors such as passenger safety, timeliness and quality of service, among others, are generally considered under the RFP process. In 1996, the State of New York (where the Company has its largest concentration of school bus transportation contracts) adopted legislation which, for the first time, permits school districts in the State of New York to select school bus transportation contractors through a RFP process. Management believes that because of the reputation it has developed in the school bus transportation industry, it is well-positioned to obtain contracts which are awarded by the RFP process as well as by public bidding.

    The Company's 17 contracts with the New York Board of Education have been successively extended through fiscal 2000. The New York Board of Education accounted for 49.8%, 57.0%, and 63.2% of the Company's revenues in fiscal 1996, 1995 and 1994, respectively. No other customer contributed greater than 7% of the Company's revenues during these periods. See "Risk Factors -- Reliance Upon and Concentration of School Bus Transportation Contracts with School Districts."

PARATRANSIT DIVISION

    The Paratransit Division is Atlantic's second largest and fastest growing division. The Paratransit Division's revenues have increased from $3.4 million in fiscal 1994 to $11.8 million in fiscal 1996. Management believes the demand for paratransit services in the United States will continue to grow over the next several years. Pursuant to the ADA, certain public transit systems are required to provide comparable services to disabled persons who are unable to use standard public transportation. The ADA required over 500 public transit systems in the United States to implement fully operational paratransit systems by January 1997. Because the ADA was enacted in 1990, the paratransit services industry is relatively young, with most existing contracts having been awarded in the last five years. The larger public transit systems in the United States rely predominantly upon the private sector to perform paratransit services, while approximately one-half of the small and medium size systems outsource paratransit transportation services. Management believes many small companies that have been providing paratransit services may be unable to fulfill the complex service requirements of paratransit contracts, and thus many of the contracts presently held by such operators may not be renewed. The Company has gained substantial experience in satisfying the rigorous demands of such contracts and plans to compete aggressively to obtain new paratransit contracts in the next five years as contracts awarded expire. With the exception of relatively minor contributions for some vehicle acquisition costs, the ADA requirement to provide paratransit services was an unfunded mandate by the federal government. An industry source estimates that the annual cost of providing paratransit services in the United States is approximately $1 billion.

    Better known national paratransit providers include Laidlaw Transit, Inc., DAVE Transportation Services, Inc., Ryder ATE, a division of Ryder Systems Inc., Southeast Transit Management Inc. and the Company. In addition, paratransit services are also provided by several hundred smaller local paratransit companies and by local municipalities.

    To achieve passenger safety and to satisfy paratransit contract requirements, the Company has instituted a comprehensive driver training course which encompasses defensive driving, passenger sensitivity, first aid and CPR procedures, passenger assistance techniques and a comprehensive knowledge of disabilities of the passengers which the Company transports. The Company has also developed and implemented complex and comprehensive routing and scheduling programs in order to provide its paratransit services in accordance with rapid response times which are contractually mandated. Paratransit services are primarily funded by public transit systems.

    SERVICES. The Company's paratransit services are rendered based upon advance call-in requests for transportation, which are generally scheduled by the Company. At December 31, 1996, the Company had approximately 224 vehicles consisting of full-size four-door sedan automobiles and lift-equipped vans to service its paratransit transportation contracts. The Paratransit Division has developed a substantial degree of expertise in developing and providing transportation services required by its physically or mentally challenged passengers in this developing segment of the transportation industry.

    CONTRACTS. The terms of the Company's paratransit contracts range from one to five years. The scope of services and contract requirements vary considerably from one jurisdiction to another. The three general components of paratransit transportation services are (i) providing the actual transportation services;
(ii) reserving passenger requests for service; and (iii) sorting and scheduling passenger requests for service. Some of the Company's customers require the Company to perform all three components of service while other customers perform one or more of such functions themselves. Paratransit vehicles are either provided by the transit agency or the Company depending upon the terms of a particular contract. The Company is generally entitled to a specified charge per hour of vehicle service. Paratransit users pay the Company a fixed amount per trip determined by the local transit system governmental entity (which may be equal to or based upon prevailing public transportation fees in the jurisdiction in question), which is credited against the monthly contract price due from the local transit system.

    CUSTOMERS. The Company presently performs paratransit services under contracts with public transit systems in New York City; Yonkers, New York; Louisville, Kentucky; Atlantic City, New Jersey; and Philadelphia, Pennsylvania. Management believes that its New York City Transit Authority contract is one of the largest paratransit contracts awarded to date in the United States.

COACH DIVISION

    The Company provides express commuter, charter and tour bus transportation services with a fleet of 32 luxury motor coaches and 15 mini coaches.

    For the six months ended December 31, 1996, express commuter services were provided to approximately 750 passengers from a "Park and Ride" facility (which is leased from an affiliate company in AETG's entertainment business) in Staten Island, New York to and from Manhattan on a daily basis. See "Certain Transactions."

    Charter and tour bus operations include single day and multi-day charters throughout the continental United States and Canada. In addition, the Company operates scheduled line services between New York City and Atlantic City under contractual arrangements with tour operators. Luxury coaches are generally contracted for individual special events. The Company's contracts for coach services vary based on duration and length of trip. This segment of the Company's operations generated 3.9% of the Company's revenues in fiscal 1996.

PRE-K/MEDICAID OPERATIONS

    The Company provides transportation for physically or mentally challenged children between the ages of three and five, to and from pre-kindergarten facilities located in the New York City metropolitan area. At December 31, 1996, the Company transported approximately 250 children each school day with approximately 35 vehicles pursuant to contracts with the New York City Department of Transportation. Each vehicle requires the presence of an escort who is responsible to assist the children on and off the bus. Escorts are employed and trained by the Company. The Company is compensated on a per child basis at rates which were determined pursuant to public bidding. The Company expects that the current Pre-K contracts, which are scheduled to expire in June 1997, will not be extended and will be re-bid based upon the industry-wide policy of the New York City Department of Transportation.

    The Company also performs contracts with private, not-for-profit organizations, which are funded under Medicaid, for the transportation of physically or mentally challenged passengers to and from rehabilitation facilities. At December 31, 1996, the Company utilized 40 vehicles in the performance of these contracts and receives compensation based upon a daily rate per person transported, which rates of compensation vary based upon ambulatory and nonambulatory passengers.

    The Company generated approximately 3.5% of its revenues in fiscal 1996 from its Pre-K/Medicaid Operations.

FOCUS ON PASSENGER SAFETY AND SERVICE

    Management has developed a corporate culture focused on passenger safety and service. Atlantic participates in the "Safe Bus" program, under which complaints regarding school bus drivers' performance and safety are registered by an independent party and forwarded to the Company for remedial action. Unlike many of its competitors, the Company requires its drivers to wear standardized uniforms, thereby reinforcing its professional image. In addition, all drivers are required to attend periodic safety workshops and training programs, which emphasize defensive driving and courteous behavior. Management believes that its emphasis on passenger safety and service is a competitive advantage and a major contributor to its success in winning new contracts.

FLEET MANAGEMENT AND MAINTENANCE

    At December 31, 1996, the Company had a fleet of 3,106 vehicles and the average age of the Company's fleet was 5.9 years (6.7 years for school buses, which account for 62% of the Company's fleet). School buses have an average useful life of approximately 16 years.

    At December 31, 1996, the fleet was maintained by the Company's approximately 270 trained mechanics at its 25 facilities. The Company has a comprehensive preventive maintenance program for its equipment to minimize equipment down time and prolong equipment life. Programs implemented by the Company include standard maintenance, regular safety checks, lubrication, wheel alignments and oil and filter changes, all of which are performed on a regularly scheduled basis by the Company's mechanics.

    The following is a breakdown of the Company's fleet of vehicles at December 31, 1996:

                                                     SCHOOL       MINIVANS           LIFT/RAMP
                                                      BUSES       AND CARS       EQUIPPED VEHICLES       COACHES
                                                   -----------  -------------  ---------------------  -------------
Owned............................................       1,750           478                217                 32
Leased...........................................         174           253                130                 15
                                                                                                               --
                                                        -----           ---                ---
Total............................................       1,924           731                347                 47
                                                                                                               --
                                                                                                               --
                                                        -----           ---                ---
                                                        -----           ---                ---
Average age (years)..............................         6.7           4.5                4.6                4.7
                                                                                                               --
                                                                                                               --
                                                        -----           ---                ---
                                                        -----           ---                ---

                                                        SERVICE AND
                                                     SUPPORT VEHICLES       TOTAL
                                                   ---------------------  ---------
Owned............................................               29            2,506
Leased...........................................               28              600
                                                                --
                                                                          ---------
Total............................................               57            3,106
                                                                --
                                                                --
                                                                          ---------
                                                                          ---------
Average age (years)..............................              5.8              5.9
                                                                --
                                                                --
                                                                          ---------
                                                                          ---------

    The Company used $5.8 million of the net proceeds of the offering of the Old Notes to terminate certain operating leases and purchase approximately 233 related vehicles and other assets. Currently, the Company's operating leases have terms which range from five to seven years and require fixed monthly payments of principal and interest. The leases generally have fixed rates which are negotiated on the lease origination date.

EMPLOYEES

    At December 31, 1996, the Company had over 4,800 employees to provide transportation services, consisting of approximately 3,602 drivers, 629 escorts, 272 mechanics and 10 porters. In addition, there were approximately 312 employees in executive, operations, clerical and sales functions. The Company's school bus drivers and escorts are required to undergo background checks, drug and alcohol testing and fingerprinting as a condition for employment on school buses. All drivers are licensed to drive school buses and/or motor coaches in accordance with federal and state licensing requirements.

    The Company requires its drivers to complete a thorough and comprehensive training process in addition to satisfying federal and state requirements. In some states, such as New York, a special subclass of license is required for school bus drivers. The Company's paratransit drivers are also required to complete special training. See "-- Paratransit Division." Drivers undergo a 20 hour basic training course once a year and a two hour refresher class twice per year. In addition, drivers are required to be fingerprinted and pass a defensive driving test, as well as physical, oral and written tests. Further, all drivers must pass a pre-employment drug test as well as random drug and alcohol tests during the course of each year. Pursuant to federal and state law, each year the Company is required to randomly test 50% of its drivers for drug use and 25% for alcohol use.

    At December 31, 1996, approximately 65% of the Company's employees were members of various labor unions and the Company was a party to 13 collective bargaining agreements, 11 of which, covering 2,870 employees, expire over the next three years and two of which, covering 282 employees, have already expired. In the third quarter of fiscal 1997, the Transport Workers Union of America won an election to unionize a subsidiary of the Company that has approximately 354 employees. Management does not expect a material increase in its labor costs as a result of such unionization, although no assurance can be given as to the outcome of negotiations with the representatives of the newly unionized employees. See "Risk Factors -- Labor Relations." Management believes that its relations with its employees are satisfactory. The Company has had no strikes or work stoppages in the past 10 years.

    At December 31, 1996, approximately 40% of the Company's school bus drivers, escorts and mechanics were represented by Local 1181 of the Amalgamated Transit Union, which primarily represents personnel rendering services on behalf of the New York Board of Education. Labor agreements with Local 1181 require contributions to the Local 1181 welfare fund and pension plan on behalf of drivers, mechanics and certain escorts. All contracts awarded by the New York Board of Education during the past 17 years contain employee protection provisions and require continued contributions to the Local 1181 pension plan and welfare fund for rehired employees opting to remain in such plan and such fund. Pursuant to a plan amendment approved by the Pension Benefit Guarantee Corporation, withdrawal liability for contributing employers to the plan, such as the Company, is essentially eliminated, provided that withdrawal is based upon the loss of New York Board of Education contracts and that the successor contractor becomes a contributing employer to the plan.

FACILITIES

    The Company is headquartered in Staten Island, New York. Subsidiaries of the Company provide transportation services from 25 facilities (of which three are owned, 19 leased and three which are partially owned and partially leased) in six states. The facilities are utilized for bus storage, repair and maintenance and/or administrative purposes. The following table outlines the facilities owned or leased by the Company or its subsidiaries.

                                                                                             SQUARE        TYPE OF
                AREA                             FACILITY LOCATION             OWNERSHIP     FOOTAGE      OPERATION
-------------------------------------  -------------------------------------  -----------  -----------  --------------

New York.............................  7 North Street                              Owned      131,000   Coach
                                       Staten Island

                                       52 Bayview Ave.                            Leased       37,500   School Bus
                                       Staten Island

                                       141 East Service Road                      Leased      300,250   Coach
                                       West Shore Expressway Staten Island

                                       46-81 Metropolitan Ave.                     Owned      203,000   School Bus
                                       Ridgewood                                                        Paratransit
                                                                                                        Pre-K/Medicaid

                                       107-10 180th St.                           Leased      221,000   School Bus
                                       Jamaica

                                       1752 Shore Parkway                         Leased      225,000   School Bus
                                       Brooklyn

                                       1380-86 Ralph Avenue                       Leased      186,840   School Bus
                                       Brooklyn

                                       Exterior St.                               Owned/      177,000   School Bus
                                       The Bronx                                  Leased

                                       c/o Somers Jr. High School                 Leased       87,120   School Bus
                                       Route 202 Somers

                                       870 Nepperhan Ave.                         Leased       33,500   Paratransit
                                       Yonkers

                                       Gnarled Hollow Road                        Owned/      128,763   School Bus
                                       Setauket                                   Leased

                                       1575 Route 112                             Leased       65,000   School Bus
                                       Port Jefferson Station(1)

                                       Lawson Blvd.                               Owned/      720,000   School Bus
                                       Oceanside                                  Leased

                                       1620 New Highway                           Leased      161,172   School Bus
                                       Farmingdale(2)

                                       91 Baiting Place Road                      Leased      130,680   School Bus
                                       Farmingdale

New Jersey...........................  2628 Fire Road                             Leased       12,000   Paratransit
                                       Egg Harbor Township

                                                                                             SQUARE        TYPE OF
                AREA                             FACILITY LOCATION             OWNERSHIP     FOOTAGE      OPERATION
-------------------------------------  -------------------------------------  -----------  -----------  --------------
Pennsylvania.........................  3740 East Thompson St.                     Leased       54,425   School Bus
                                       Philadelphia                                                     Paratransit

                                       6940 Norwitch Dr.                          Leased        2,000   School Bus
                                       Philadelphia(2)                                                  Paratransit

                                       6971 Norwitch Dr.                          Leased       90,291   School Bus
                                       Philadelphia                                                     Paratransit

Connecticut..........................  57 South St.                               Leased       78,408   School Bus
                                       Ridgefield

Kentucky.............................  925 West Broadway                          Leased       42,385   Paratransit
                                       Louisville

Missouri.............................  200 Sidney St.                              Owned      148,104   School Bus
                                       St. Louis

                                       5411 Brown Ave.                            Leased      208,696   School Bus
                                       St. Louis

                                       1808 So. 3rd St.                           Leased      115,200   School Bus
                                       St. Louis

                                       6810 Prescott St.                          Leased      301,000   School Bus
                                       St. Louis

------------------------

(1) This lease expires in June 1997.

(2) These leases are occupied on a statutory month-to-month basis.

RISK MANAGEMENT AND INSURANCE

    The Company maintains various forms of liability insurance against claims made by third parties for bodily injury or property damage resulting from operations. Such insurance consists of (i) general liability insurance of $50 million per occurrence with no deductible against claims resulting from other (e.g., non-automobile) liability exposures; (ii) automobile liability insurance of $250,000 per occurrence, subject to an aggregate annual deductible of $3.4 million; and (iii) statutory workers' compensation and employers' liability insurance, subject to an aggregate annual deductible of $2.8 million ($250,000 per occurrence). Beyond the deductibles and per occurrence limits mentioned herein, the automobile liability coverage provides indemnity for an unlimited number of occurrences and the general liability coverage provides $50 million aggregate coverage per location. The Company's insurance policies provide coverage for a one year term and are, therefore, subject to annual renewal.

    The Company self-insures its annual automobile and workers compensation insurance deductibles through Atlantic North Casualty Company ("Atlantic North"), a wholly owned captive insurance company chartered in Vermont. The Company believes it is able to (i) reduce the premium expense paid to its third-party insurance carriers and (ii) increase its investment income through the retention and investment of premium income in excess of amounts paid under claims in any given period. Atlantic North's total claims liability is partially funded by premium income and receivables from the Company, which, in turn, are limited to the amount of the combined deductibles on the Company's automobile and workers compensation insurance policies (currently $6.2 million annually). As of December 31, 1996, Atlantic North's assets exceeded its maximum claims liability by approximately $1.0 million, which amount represented its equity capital at such date.

    The Company obtained a reduction of approximately $1 million in the initial scheduled premium for its workers' compensation coverage for calendar 1997 compared to calendar 1996. Such reduction was due in part to the Company's recent claims experience and to recent tort reform and managed care initiatives in New York State, where most of the Company's employees work. The Company's ability to permanently obtain the benefit of such premium reductions is subject to the Company's future claims experience, which cannot be predicted with certainty. If the Company's workers' compensation claims experience is significantly adverse, the Company may be required to apply a portion or all of its premium savings towards policy retentions and future premiums could increase.

    In addition, the Company maintains catastrophic coverage of $20 million per occurrence, for an unlimited number of occurrences, subject to a $100,000 deductible per occurrence. This insurance provides replacement cost coverage for losses on the Company's fleet and insurance against business interruptions resulting from the occurrence of natural catastrophes. The Company also maintains property insurance for the replacement cost of all of its real and personal property.

COMPETITION

    The school bus transportation industry is highly competitive. The Company competes on the basis of its reputation for passenger safety, quality of service and price. Management believes it is competitive in each of these areas. Contracts are generally awarded pursuant to public bidding, where price is the primary criteria for a contract award. The Company has many competitors in the school bus transportation business including transportation companies with resources and facilities substantially greater than those of the Company. The Company competes with Laidlaw Transit, Inc., a division of Laidlaw, Inc., the largest private transportation contractor in North America, Ryder Student Transportation, a division of Ryder System, Inc., the second largest company in the industry and Durham Transportation Inc., in addition to other regional and local companies. See "Risk Factors -- Substantial Competition."

ENVIRONMENTAL MATTERS

    The Company's operations are subject to a broad range of Environmental Laws. In addition, a number of the Company's facilities are located in metropolitan areas where there is a long history of industrial and/or commercial use. The Company is taking into account the requirements of such Environmental Laws in the improvement, modernization, expansion and start-up of its facilities and therefore has retained a consultant to implement a program to assure that existing facilities comply with such requirements. As with most transportation companies, the Company could incur significant costs related to environmental compliance or remediation; these costs, however, most likely would be incurred over a period of years. Compliance with Environmental Laws or more vigorous enforcement policies of regulatory agencies, or stricter or different interpretations of such laws and future regulatory action regarding soil or groundwater, may require material expenditures by the Company.

    Under various Environmental Laws a current or previous owner of real estate or operations conducted thereon may be liable for the costs of removal or remediation of certain hazardous substances or petroleum products on, under or in such property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants. The presence of, or failure to properly remediate, such substances, may adversely affect the ability to sell or rent such real estate or to borrow using such real estate as collateral. Persons who generate, arrange for the disposal or treatment of, or dispose hazardous substances may be liable for the costs of investigation, remediation or removal of such hazardous substances at or from the disposal or treatment facility regardless of whether such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

    Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing material ("ACM") when such materials are in poor condition or in the event of building remodeling, renovation or demolition. Such laws may impose liability for the release of ACM and may provide for third parties to seek recovery from owners or operators of real estate for personal injury associated with ACM. The Company has not undertaken an environmental assessment or ACM survey at all of its facilities. However, based on previous inquiries, the Company is aware that ACM is present at various facilities, some of which may be in a condition requiring removal or encapsulation at this time.

    Underground storage tanks ("USTs") are located at many of the Company's properties. In the case of USTs operated by previous owner-operators, the Company has not evaluated whether such USTs were closed in accordance with applicable legal requirements. The Company has retained a consultant to assist it in implementing a compliance program to assure that its USTs conform to applicable legal requirements that become effective in 1998. The Company estimates the costs of implementing such program will not exceed $500,000. In addition, property owned and/or operated by the Company may be impacted by offsite issues, such as leaking USTs or previous or current industrial operations. Except in certain instances in connection with the removal of a UST, the Company has not undertaken an analysis of the condition of the subsurface soils at its properties.

    In connection with its ownership and operation of its properties, the Company may be potentially liable for costs in connection with the matters discussed above (including costs of investigation and remediation), which costs could have a material adverse effect on the Company.

GOVERNMENT REGULATIONS

    The Company is subject to a wide variety of federal, state and municipal laws and regulations concerning vehicle standards and equipment maintenance; qualification, training and testing of employees; and qualification and maintenance of operating facilities. The Company's vehicles are subject to federal motor vehicle safety standards established by the National Highway Traffic Safety Administration ("NHTSA"). Specific standards are promulgated by the NHTSA with regard to school buses pursuant to the School Bus Safety Act of 1974. The Company's vehicles are also subject to the laws and regulations of each state in which it operates, which are often more stringent than applicable federal requirements. For example, in New York State, in addition to federal standards, regulations promulgated by the New York State Department of Motor Vehicles and the New York State Department of Transportation ("NYSDOT") require that school buses be equipped with high back seats, lefthand emergency door exits, 16 gauge side panels and illuminated school bus signs. All school buses and paratransit vehicles are required to be inspected twice annually by NYSDOT inspectors in accordance with a rigorous set of standards covering each mechanical component of the vehicles.

    The Company's employees are subject to various federal and state laws and regulations pertaining to driver qualifications, and drug, alcohol and substance abuse testing. The Commercial Motor Vehicle Safety Act of 1986 requires drivers of commercial vehicles, including school buses, motor coaches and paratransit vehicles, to obtain a commercial drivers license. Many states have additional licensing requirements for subclasses of drivers such as school bus drivers and/or paratransit drivers. Under regulations enacted at the state and/or local levels, the Company's school bus drivers and paratransit drivers are required to complete certain minimum basic training and follow-up refresher classes annually. Pursuant to regulations promulgated by the United States Department of Transportation under the Drug Free Workplace Act of 1988, the Company's drivers are required to undergo pre-employment drug and alcohol testing, and the Company is required to conduct random testing for drug and/or alcohol abuse. Similar drug and alcohol abuse testing is also required under various state laws. The Company's operating and maintenance facilities for its School Bus Division, Paratransit Division and Pre-K/Medicaid Operations are also required to be maintained in accordance with regulations promulgated by various federal and state agencies including departments of education, departments of motor vehicles and state departments of transportation.

LEGAL PROCEEDINGS

    The Company's subsidiaries have been and are subject to claims for personal injury or property damage, which are routine and incidental to transportation operations. These claims are generally defended by counsel designated by the Company's liability insurance carrier. The Company does not believe that any such currently pending claims will have material adverse effect on the Company.

    The Company is a plaintiff in a multi-party action against the New York Board of Education. The action, which is pending in the Supreme Court of the State of New York, New York County, concerns the method of calculation for increases to the daily rate of compensation paid to the Company under contract extension agreements. The New York Board of Education has claimed in preliminary audits that transportation contractors, including the Company, received contract payments in prior years which exceeded the amount to which the contractors were entitled in accordance with contract rate adjustment procedures. Following the commencement of the litigation, the Company and other school bus contractors agreed that on a prospective basis, contractors would accept the lower contract rate which the New York Board of Education calculated to be due (based upon cumulative rate adjustments) and that the difference would be held in escrow by the New York Board of Education. A favorable result in the pending action would result in a prospective increase in the Company's daily rate of compensation and the release to the Company of the funds presently held in escrow. An unfavorable result would not affect the rates of payment which the Company is presently receiving, but could result in a liability of up to $1.0 million to the New York Board of Education for claimed overpayments for past years. The Company does not believe that such pending litigation will have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the members of the Board of Directors and executive officers of the Company. Directors serve for a term of one year or until their successors are elected and qualified.

                       NAME                               AGE                            POSITION
---------------------------------------------------  -------------  ---------------------------------------------------
Domenic Gatto......................................           48    Chairman of the Board, President and Chief
                                                                    Executive Officer
Michael Gatto......................................           41    Executive Vice President, Secretary, Treasurer and
                                                                    Director
Patrick Gatto......................................           35    Executive Vice President and Director
Nathan Schlenker...................................           58    Chief Financial Officer
Noel Cabrera.......................................           37    Executive Vice President
Jerome Dente.......................................           51    Director of New York School Bus Operations
David Kessler......................................           57    Vice President and Director of the Paratransit
                                                                    Division
John Shea..........................................           47    Director
Peter Petrillo.....................................           36    Director

    The Company has expanded its Board of Directors to seven seats consisting of two directors designated by the Preferred Stockholder, three directors designated by the Majority Stockholders, one director to be designated by the Majority Stockholders and one director to be designated by the Initial Purchaser. Neither the Majority Stockholders or the Initial Purchaser has yet designated a director to fill its respective vacancy on the Board of Directors.

    DOMENIC GATTO, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE
OFFICER. Mr. Gatto has been President, Chief Executive Officer and Chairman of the Board of the Company and AETG since their formations. Mr. Gatto, a disabled Vietnam veteran, began his career in the school bus business as a bus driver and has been responsible for the development of all facets of the business of the Company and AETG.

    MICHAEL GATTO, EXECUTIVE VICE PRESIDENT, SECRETARY, TREASURER AND
DIRECTOR. Mr. Gatto has been Executive Vice President, Secretary, Treasurer and a Director of the Company since its formation and has held the positions of Vice President, Secretary, Treasurer and Director of AETG since 1982. He has been employed in various capacities by AETG since 1979. Mr. Gatto oversees the overall day to day operations of the Company's school bus transportation terminals in the New York greater metropolitan area.

    PATRICK GATTO, EXECUTIVE VICE PRESIDENT AND DIRECTOR. Mr. Gatto has been Executive Vice President and a Director of the Company since its formation and has held the positions of Vice President and Director of AETG since 1990 and has been employed by AETG since 1982 in various capacities. Mr. Gatto oversees the paratransit and maintenance operations of the Company and coordinates certain facets of the Company's school bus operations in the New York greater metropolitan area.

    NATHAN SCHLENKER, CHIEF FINANCIAL OFFICER. Mr. Schlenker has been Chief Financial Officer of the Company since its formation, and has held such position at AETG since 1991. Prior to 1991 Mr. Schlenker was the Vice President of Finance of Feuer Leather Corporation, an international leather manufacturer and marketing firm. From 1973 until 1985, Mr. Schlenker was a partner of Ekstein, Ekstein & Schlenker, a firm of certified public accountants.

    NOEL CABRERA, EXECUTIVE VICE PRESIDENT. Mr. Cabrera has been Executive Vice President of the Company since its formation, a Vice President of AETG since 1994 and Executive Vice President of AETG since July 1996. Mr. Cabrera joined AETG in 1990 as a management analyst. He was previously employed as a consultant for Manasia Enterprises, a New York based consulting firm, and as a project manager for the Office of the President of the Republic of the Philippines with respect to financing of industrial projects.

    JEROME DENTE, DIRECTOR OF NEW YORK SCHOOL BUS OPERATIONS. Mr. Dente has been the Director of New York School Bus Operations for the Company since 1994. Prior to 1994 Mr. Dente served 28 years as a Transportation Officer in the United States Army, achieving the rank of Colonel. Mr. Dente received a Master of Science in Transportation Management from Florida Institute of Technology, a Master of Arts in Strategic Studies from the U.S. Naval War College and a Bachelors of Science from Widener University.

    DAVID KESSLER, VICE PRESIDENT AND DIRECTOR OF THE PARATRANSIT DIVISION. Mr. Kessler has been Vice President and Director of the Paratransit Division since 1994. He has been employed by AETG since 1989. Mr. Kessler received a Master of Public Affairs/Master of Science in Engineering from Princeton University and a Bachelors of Science in Engineering from Cornell University.

    JOHN SHEA, DIRECTOR. Mr. Shea has been a director of AETG since February 1994. Since 1991 he has been responsible for merchant banking and direct equity investments at Wafra. From 1984 to 1991, Mr. Shea was responsible for direct equity investments at Lambert Brussels Capital Corporation. He is a director of CAPMAC Holdings Inc. and Capital Markets Assurance Corporation.

    PETER PETRILLO, DIRECTOR. Mr. Petrillo has been a director of AETG and the Company since January 1997. Since January 1995, he has been a Vice President in the merchant banking and direct equity investments group at Wafra. From January 1991 to December 1994, Mr. Petrillo was a partner at Claymore Partners Ltd., a strategic and turnaround consulting firm.

    All of the members of the Board of Directors and executive officers, other than Messrs. Dente, Shea and Petrillo, were executive officers of the Company's predecessors in March 1992, when certain subsidiaries of the Company filed a voluntary petition requesting relief from creditors under chapter 11 of the Bankruptcy Code. See "Risk Factors -- Reorganization." There are no family relationships between any of the aforementioned persons, except that Messrs. Domenic Gatto, Michael Gatto and Patrick Gatto are brothers.

DIRECTOR COMPENSATION AND ARRANGEMENTS

    Directors who are employees of the Company or one of its subsidiaries or affiliates of the Preferred Stockholder do not receive additional compensation for serving as directors. It is currently contemplated that the independent director of the Company to be designated by the Initial Purchaser will receive $25,000 as compensation for services as a director. See "Ownership of the Company -- Stockholders' Agreement."

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Domenic Gatto which provides for his continued employment with the Company as President, Chief Executive Officer and Chairman of the Board of Directors until January 15, 2002, unless earlier terminated, subject to extension by the Board of Directors for up to three years. The agreement provides for an annual base salary at the rate of $510,935 (effective January 15, 1997), subject to annual increases, commencing on January 15, 1998, by a percentage equal to the percentage increase in the Regional CPI (as defined) provided that such increase shall in no event be more than 5% nor less than 3% of the base salary. In the event that the employment agreement is not renewed by the Company, Mr. Gatto is entitled to severance pay equal to six months of his base salary as of the date of his termination. The employment agreement between AETG and Mr. Gatto will continue in effect, and has been amended to provide that no compensation will be provided for the employment of Mr. Gatto as President, Chief Executive Officer and Chairman of the Board of Directors of AETG.

    Michael Gatto and Patrick Gatto are each employed as Executive Vice Presidents of the Company, and as Directors, and Michael Gatto is also employed as Secretary and Treasurer of the Company pursuant to employment agreements having terms expiring January 15, 2002, unless earlier terminated, subject to extension by the Board of Directors for up to three years. The employment agreements for Michael Gatto and Patrick Gatto include terms similar to the employment agreement of Domenic Gatto, except that under each such agreement the annual base salary is $340,252 effective as of January 15, 1997. The employment agreements between AETG and each of Michael Gatto and Patrick Gatto will continue in effect, and have been amended to provide that no compensation will be provided for the employment of Michael Gatto and Patrick Gatto as Vice President, Secretary, Treasurer, and Director of AETG and Vice President and Director of AETG, respectively.

    The Company employs Nathan Schlenker as Chief Financial Officer pursuant to an employment agreement having a term commencing on January 15, 1997, and expiring on January 15, 1998, unless earlier terminated, subject to extension by the Board of Directors for up to three years. The agreement provides for base salary of $191,227 per annum, subject to the same annual percentage increases as provided for in the employment agreement of Domenic Gatto. Upon the expiration of the employment agreement, Mr. Schlenker is entitled to severance pay in the amount of $2,000 per month for 96 months, plus reimbursement for 60 months of certain medical insurance costs, provided that the amount of such reimbursements shall not exceed $3,000 per year. A previous employment agreement between AETG and Mr. Schlenker, due to expire on February 28, 1998, has been terminated effective January 15, 1997, by operation of the First Amendment to the Stockholders' Agreement and by a separate consent to terminate signed by Mr. Schlenker.

                           SUMMARY COMPENSATION TABLE
                             ANNUAL COMPENSATION(1)

                                                                                                           OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                       FISCAL YEAR(2)      SALARY      BONUS    COMPENSATION
---------------------------------------------------------------  -----------------  ----------  ---------  -------------
Domenic Gatto..................................................           1996      $471,328(3)    --       $  96,090(4)
  President and Chief Executive Officer
Michael Gatto..................................................           1996       315,129(3)    --          40,208(5)
  Executive Vice President, Secretary and Treasurer
Patrick Gatto..................................................           1996       315,129(3)    --          40,208(5)
  Executive Vice President
Nathan Schlenker...............................................           1996       187,102(3) $   2,000       --
  Chief Financial Officer

------------------------

(1) There is no non-cash compensation in lieu of salary or bonus or other long-term compensation awards or payouts or any other compensation payable to the individuals named in the table. There is no applicable defined benefit plan or actuarial plan under which benefits are determined, other than under Section 401(k) of the Internal Revenue Code. See note (3).

(2) In accordance with Item 402(b) of Regulation S-K, information is presented only for the Company's last completed fiscal year.

(3) Includes a contribution of $3,750 under Section 401(k) of the Internal Revenue Code.

(4) Includes (i) $25,800 for automobile allowance; (ii) $35,000 for life insurance allowance; (iii) $6,516 for disability insurance; and (iv) $28,774 for vacation time not taken.

(5) Includes (i) $17,208 for automobile allowance; and (ii) $23,000 for life insurance allowance.

                            OWNERSHIP OF THE COMPANY

    AETG owns all of the Company's issued and outstanding capital stock. The following table sets forth certain information with respect to the beneficial ownership of the Common Stock and Series A Preferred Stock of AETG as of February 28, 1997 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock and Series A Preferred Stock; (ii) each director of AETG; (iii) AETG's Chief Executive Officer and the other executive officers listed in the Summary Compensation Table above; and (iv) all current directors and executive officers of AETG as a group.

                                                                                                          PERCENTAGE OF ALL
                                                                              NUMBER                         OUTSTANDING
                                                         TITLE OF               OF         PERCENTAGE          VOTING
                    NAME(1)                               CLASS               SHARES        OF CLASS        SECURITIES(2)
-----------------------------------------------  ------------------------  -------------  -------------  -------------------
Domenic Gatto(3)...............................  Common Stock                       88          100.0%             55.0%
Michael Gatto(4)...............................  Common Stock                       25           28.4              15.6%
Patrick Gatto(5)...............................  Common Stock                       25           28.4              15.6%
Nathan Schlenker...............................             --                      --             --                --
Noel Cabrera...................................             --                      --             --                --
John Shea(6)...................................             --                      --             --                --
Peter Petrillo(6)..............................             --                      --             --                --
Busco Capital Inc.(7)..........................  Series A Preferred Stock           72          100.0%             45.0%
All directors and executive officers of AETG as
  a group (9 persons)..........................  Common Stock                       88          100.0%             55.0%

------------------------

(1) Unless otherwise indicated, the business address of each beneficial owner is c/o Atlantic Express Transportation Group Inc., 7 North Street, Staten Island, New York 10302-1205 and each beneficial owner has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such beneficial owner.

(2) Under certain circumstances Busco Capital Inc. is entitled to vote on stockholder issues as though it had four times the vote it would otherwise have. See " -- Stockholders' Agreement."

(3) Includes 25 shares of Common Stock beneficially owned by Michael Gatto and 25 shares of Common Stock beneficially owned by Patrick Gatto, as to which Domenic Gatto has sole voting power over the shares pursuant to irrevocable proxies. See notes (4) and (5).

(4) Michael Gatto shares beneficial ownership of all of the shares shown as being beneficially owned by him pursuant to an irrevocable proxy under which Domenic Gatto has sole voting power as to such shares. See note (3).

(5) Patrick Gatto shares beneficial ownership of all of the shares shown as being beneficially owned by him pursuant to an irrevocable proxy under which Domenic Gatto has sole voting power as to such shares. See note (3).

(6) The business address of Messrs. Shea and Petrillo is c/o Wafra Investment Advisory Group, Inc., 9 West 57th Street, New York, New York 10019.

(7) Busco Capital Inc. is represented by Wafra. The shares of Series A Preferred Stock held by Busco Capital Inc. represent, upon full conversion, 45% of the Common Stock. Busco Capital Inc.'s business address is Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. Holders of Series A Preferred Stock are entitled to one vote per share subject to greater voting rights under certain conditions pursuant to which the holders of Series A Preferred Stock may select a majority of the Board of Directors. See " -- Stockholders' Agreement."

AETG PREFERRED STOCK AND COMMON STOCK

    The AETG Certificate of Incorporation provides that AETG may issue 228 shares of Common Stock and 72 shares of Series A Preferred Stock. The holders of the outstanding shares of Common Stock and Series A Preferred Stock vote together, without regard to class, with each holder of outstanding shares of Common Stock and Series A Preferred Stock being entitled to one vote for each share of Common Stock or Series A Preferred Stock. The Series A Preferred Stock may be converted into Common Stock at an initial conversion price of one share of the Series A Preferred Stock for each share of Common Stock (subject to adjustment in accordance with certain anti- dilution provisions). The Series A Preferred Stock participates PRO RATA (as if converted to Common Stock) with the Common Stock with respect to any cash dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Common Stock. So long as the Series A Preferred Stock shall remain outstanding, neither Common Stock nor any other stock ranking junior to the Series A Preferred Stock shall be redeemed, purchased or otherwise acquired for any consideration. In the event of any liquidation, dissolution or winding up of AETG, before any payment or distribution of its assets shall be made or set apart for the holders of Common Stock or any other series or classes of stock ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive $218,055.56 per share. AETG may require conversion of the Series A Preferred Stock upon a public offering providing for at least $20 million in net proceeds to AETG provided the per share issue price in such offering shall be equal to or greater than the conversion price of the Series A Preferred Stock at the time of the offering compounded at 30% annually from the date of purchase of such stock and provided further that the holders of the Series A Preferred Stock have the opportunity to sell 75% of their securities at such price.

    Under the Stockholders' Agreement, if Domenic Gatto's employment agreement, described above, is not renewed or if Domenic Gatto's employment is terminated by the Company without cause (as defined), Domenic Gatto has the right, subject to certain exceptions, to resell his shares of Common Stock to AETG for a purchase price equal to the greatest of (i) $1.5 million; (ii) if such shares are not then publicly traded, the fair market value of the shares as determined by an appraiser; or (iii) if such shares are then publicly traded, the market value of such shares. Such employment agreement includes certain non-competition and non-solicitation covenants which are effective during the term of Domenic Gatto's employment and for 24 months after his termination. The employment agreements for Michael Gatto and Patrick Gatto include terms similar to the employment agreement of Domenic Gatto except that the minimum purchase price of the shares of Common Stock subject to the put right is $1.0 million.

STOCKHOLDERS' AGREEMENT

    Pursuant to the Stockholders' Agreement, the Board of Directors of AETG consists of five directors, three of whom have been designated by the Majority Stockholders and two of whom have been designated by the Preferred Stockholder. Prior to a Default (as defined in the Stockholders' Agreement), the Majority Stockholders have the power to direct the affairs of the Company and to determine the outcome of all matters required to be submitted to stockholders for approval; provided, that the approval of a supermajority of the directors of each of AETG and the Company is required before the Company or any of its subsidiaries may take any action with respect to any Significant Transaction. Following any such Default, the Preferred Stockholder is entitled to vote on stockholder issues as though it had four times the vote it would have on conversion, and the Board of Directors of each of AETG and the Company will be increased to a number so that the ratio of the directors designated by the Preferred Stockholder is maintained at a level of four to three.

    "Significant Transactions" include, among other things, (i) the creation of any additional classes of common stock or certain other securities; (ii) certain transactions (including acquisitions outside of the ordinary course of business) with a value of $3.5 million or more (except that, under certain circumstances, such threshold may be lower); (iii) any amendment or modification of any provision of AETG's or the Company's certificate of incorporation or by-laws;
(iv) certain extensions and any amendments or modifications of any employment agreements between AETG or the Company and Domenic Gatto, Patrick Gatto, Michael Gatto or Nathan Schlenker; and (v) any consolidation or merger of AETG or its affiliates with any other entity in which AETG or its affiliates will not be the controlling or surviving corporation, or the sale of all or substantially all of the assets of AETG or its affiliates. In addition, the approval of all of the directors appointed by the Majority Stockholders and the Preferred Stockholder is required to amend AETG's certificate of incorporation or its by-laws. The approval of a majority of disinterested directors is required under the Stockholders' Agreement to approve any transaction between AETG and the Majority Stockholders, the Preferred Stockholder, or an affiliate of either, except in the case of the renewal of any employment agreements between AETG and Domenic Gatto, Patrick Gatto, Michael Gatto and Nathan Schlenker, which may be approved by a majority of directors present at a meeting of the Board of Directors.

    The Preferred Stockholder also has the right, subject to certain exceptions, to require AETG to purchase 100% of its shares of Series A Preferred Stock commencing February 28, 1999 (subject to six months prior written notice) at a price based upon the higher of (i) their proportionate share of the fair market value of AETG appraised as a public company; (ii) if then publicly traded, the valuation of AETG at market price; or (iii) the liquidation preference value of such Series A Preferred Stock ($15.7 million). AETG at its option can pay the price for the preferred stock in three annual installments, subject to a premium for payments not made within a period of one year. In the event AETG is legally precluded from redeeming the preferred stock as the result of insufficient surplus, it is required to redeem such shares at the rate of 60% of its cash flow. It is unlikely AETG will have sufficient cash to make such redemption. The ability of the Company to pay a dividend to AETG is restricted by the Indenture. See "Description of Notes -- Certain Covenants." In addition to any other rights the Preferred Stockholder may have if AETG fails to make such redemption, the Preferred Stockholder will obtain the right to control certain matters relating to the capitalization of AETG and its subsidiaries (including the Company and its subsidiaries), which right includes matters relating to repayments of the Notes. See "Risk Factors -- Control of the Company."

                              CERTAIN TRANSACTIONS

    The Company's Coach Division is operated through its wholly owned subsidiary, Atlantic Coachways, Inc. ("Coachways"), which leases "Park & Ride" and administrative facilities from Showplace Bowling Center, Inc. ("Showplace"), a wholly owned subsidiary of AETG which is engaged in the entertainment business. The administrative facilities consist of an office and ticket sales facilities. The lease also provides for use of parking facilities for commuters who purchase express tickets on Coachways' express bus service between Staten Island and Manhattan in New York City. The lease, which is for a term of 10 years, with two five year renewal options, commenced July 1, 1995 for an annual base rental of $180,000. The Company believes that the rental reflects the reasonable market value for the lease.

    Staten Island Bus, Inc., a wholly owned subsidiary of the Company, leases a facility from Dom-Rich Associates, Inc., a wholly owned subsidiary of AETG. The lease, which is for a term of five years, with two five-year renewal options, commenced January 1, 1997 for an annual base rental of $48,000. The Company believes that the rental reflects the reasonable market value for the lease.

    The subsidiaries of AETG which make up its entertainment business were collectively indebted to the Company in the amount of $4.6 million as of December 31, 1996 (the "Affiliate Loan"). Such indebtedness resulted from numerous intercompany loans among the various subsidiaries of AETG prior to the formation of the Company. The Affiliate Loan is evidenced by a note accruing interest, payable at maturity at 6.8%, commencing January 1, 1997 until maturity in the principal amount of $4.6 million payable on July 1, 2004.

    Pursuant to the Stockholders' Agreement, Wafra is entitled to receive an annual management fee from AETG equal to (i) $229,503, subject to the same percentage adjustment, on an annual basis, as the average of the two highest salaries paid by the Company to its employees (other than Domenic Gatto); plus
(ii) $120,000. The management fee is payable in equal monthly installments of $29,126, subject to the foregoing adjustments. Wafra is under common control with the Preferred Stockholder.

    At December 31, 1996, the Company had an amount payable to AETG of $82,932.

                  DESCRIPTION OF THE REVOLVING CREDIT FACILITY

    A COPY OF THE REVOLVING CREDIT FACILITY HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THE FOLLOWING DESCRIPTION OF THE REVOLVING CREDIT FACILITY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH EXHIBIT.

    The Company and the Restricted Subsidiaries entered into the $30.0 million Revolving Credit Facility with Congress Financial Corporation (the "Bank"). Borrowings under the Revolving Credit Facility are available for working capital and general corporate purposes, including letters of credit, subject to the borrowing conditions contained therein. The Revolving Credit Facility is secured by first priority liens on the cash, accounts receivable, inventory, general intangibles and documents and instruments related thereto of the Company and its Restricted Subsidiaries. Under the terms of the Revolving Credit Facility, each of the Borrowers (as defined in the Revolving Credit Facility) has guaranteed the obligations of the other Borrowers and each Subsidiary (as defined in the Revolving Credit Facility) of the Company, other than Atlantic North, has guaranteed the obligations of all Borrowers.

    The Revolving Credit Facility expires three years from the Closing Date, unless extended. The interest rate per annum applicable to the Revolving Credit Facility will be the prime rate, as announced by CoreStates Bank N.A., plus 0.75% or, at the Company's option, the adjusted Eurodollar rate (as defined) plus 2.75% and provides for a one-time 0.25% reduction in rates upon the Company reaching certain profitability levels. The Company is required to pay certain fees in connection with the Revolving Credit Facility, including but not limited to a closing fee of 0.50% of the total commitment and an unused line fee of 0.375% on the undrawn portion of the first $22 million of the revolving credit commitment.

    The Revolving Credit Facility contains customary representations and warranties, and events of default and certain other covenants.

                              DESCRIPTION OF NOTES

GENERAL

    The Old Notes were issued pursuant to the Indenture among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The New Notes will also be issued pursuant to the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture and the Collateral Agreements among the Company and the Guarantors does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Collateral Agreements including the definitions therein of certain terms used below. The Indenture and the Collateral Agreements are filed as exhibits to the Registration Statement of which this Prospectus is part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

    The Notes will be senior secured obligations of the Company and rank senior in right of payment to all subordinated Indebtedness of the Company and PARI PASSU in right of payment with all senior Indebtedness.

    The Notes will be effectively subordinated to all other senior secured indebtedness of the Company and its Subsidiaries, including indebtedness under the Revolving Credit Facility, to the extent of the assets securing such debt. As of December 31, 1996, on a pro forma basis after giving effect to the offering of the Old Notes and the application of the net proceeds therefrom, the Company would not have had any secured indebtedness outstanding, other than the Notes and $0.7 million of secured equipment financing.

    The Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

PRINCIPAL MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $110,000,000 and will mature on February 1, 2004. Interest on the Notes will be payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 1997, to holders of record on the immediately preceding January 15 and July 15, respectively. The Notes will bear interest at 10 3/4% per annum. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, such office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

REDEMPTION

    The Notes are not redeemable at the Company's option prior to February 1, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on February 1 of the years indicated below:

YEAR                                                                    PERCENTAGE
----------------------------------------------------------------------  -----------
2001..................................................................     105.375%
2002..................................................................     102.688%
2003 and thereafter...................................................     100.000%

    Notwithstanding the foregoing, at any time or from time to time prior to February 1, 2000, the Company may, at its option, redeem up to one-third of the original principal amount of the Notes, at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Public Equity Offerings; provided, that (a) such redemption shall occur within 90 days of the date of closing of such public offering and (b) at least $73,300,000 aggregate principal amount of Notes remains outstanding immediately after giving effect to each such redemption.

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a PRO RATA basis, by lot or by such other method as the Trustee deems to be fair and appropriate, provided, that Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

    The Notes will not be entitled to any mandatory redemption or sinking fund.

GUARANTORS

    The repayment of the Notes will be unconditionally and irrevocably guaranteed by all Restricted Subsidiaries of the Company. The Indenture provides that as long as any Notes remain outstanding, any future Restricted Subsidiary shall enter into a similar guarantee and the stock of such Restricted Subsidiary will be pledged to secure the Notes.

    The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors -- Fraudulent Transfer Considerations."

COLLATERAL

    Subject to certain exceptions, the Notes and Guarantees will be secured by a security interest in all of the Capital Stock of the Company and each of its Subsidiaries (other than any such Capital Stock that is owned by a person other than AETG, the Company or any Restricted Subsidiary). In addition, the Notes will be secured by the cash, accounts receivable, inventory, general intangibles and documents and instruments related thereto of the Company and its Restricted Subsidiaries (except to the extent that the terms of any such general intangibles prohibit the granting of a security interest therein); provided, that the Lien with respect thereto shall be subordinated to the Liens securing obligations under the Revolving

Credit Facility. All of the assets described above are collectively referred to herein as the "Collateral." The Notes will not be secured by any other property.

    The Company and the Guarantors entered into security and pledge agreements as of February 4, 1997 (collectively, the "Collateral Agreements") that provide for the grant of a security interest in or pledge of the Collateral to the Trustee, as collateral agent (in such capacity, the "Collateral Agent"), for the benefit of the holders of the Notes. Such pledges and security interests will secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Indenture, the Notes, the Guarantees and the Collateral Agreements.

    So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture and the Collateral Agreements, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Subsidiary's collateral pledged by it, and to exercise any voting, other consensual rights and other rights pertaining to such Collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default (i) all rights of the Company to exercise such voting, other consensual rights or other rights will cease upon notice from the Collateral Agent, which may be pursuant to the direction of the Holders of a majority in outstanding principal amount of the Notes, and all such rights will become vested in the Collateral Agent, which to the extent permitted by law, will have sole right to exercise such voting, other consensual rights or other rights; and (ii) all rights of the Company to receive all cash dividends, interest and other payments made upon or with respect to the pledged Collateral will, upon notice from the Collateral Agent, cease and such cash dividends, interest and other payments will be paid to the Collateral Agent. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the benefit of the holders of the Notes will be retained and/or distributed by the Collateral Agent in accordance with the provisions of the Indenture.

    Under the terms of the Collateral Agreements, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to foreclose on the Collateral following an Event of Default. Holders of the Notes may not enforce the Collateral Agreements. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Collateral Agent in its exercise of any trust or power under the Collateral Agreements. Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes, the Collateral Agreements will terminate and the pledged Collateral will be released. In addition, in the event that the pledged Collateral is sold and the Net Proceeds are or will be applied in accordance with the terms of the covenant described under "-- Limitation on Asset Sales," the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets sold, provided, that the Collateral Agent has received all documentation required by the Trust Indenture Act therefor.

    In the event of a Default under the Notes, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Company's Obligations under the Notes in full. The amount to be received upon such a sale would be dependent upon numerous factors including the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied upon as a measure of realizable value. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time. While indebtedness is outstanding under the Revolving Credit Facility, Holders will have no vote on any decisions with respect to the Collateral that is subject to the lien of the Revolving Credit Facility, including the time or method of disposition thereof. To the extent that third parties enjoy Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

    If the Notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof and, after any applicable grace period has expired, at a time in which Indebtedness is outstanding under the Revolving Credit Facility, the Collateral Agent will not have the right to foreclose upon the Collateral that is subject to the Revolving Credit Facility unless the lender forecloses upon such Collateral. Thereafter, the Collateral Agent has the right to foreclose upon such Collateral, which may be in accordance with instructions from the Holders of a majority in aggregate principal amount of the Notes or, in the absence of such instructions, in such manner as the Collateral Agent deems appropriate in its absolute discretion. Proceeds from the sale of Collateral that is subject to the Revolving Credit Facility will first be applied to repay Indebtedness outstanding under the Revolving Credit Facility, if any, and thereafter paid to the Trustee. The proceeds received by the Trustee will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay all amounts owing to the Holders under the Indenture (with any remaining proceeds to be payable to the Company or as may otherwise be required by law).

REPURCHASE UPON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all the Notes then outstanding (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company must mail or cause to be mailed a notice to each holder stating, among other things (i) that the Change of Control Offer is being made pursuant to this provision and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (v) that any holder electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent with respect to the Notes (the "Paying Agent") at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that any holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that a holder whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer's Certificate stating that the Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent will promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, PROVIDED, that each such new Note will be in principal amount of $1,000 or an integral multiple thereof. The Company will announce the result of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

    "Change of Control" means (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to one or more Existing Holders; (ii) the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating to the dissolution or liquidation of the Company; (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange
Act), except for one or more Existing Holders, of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the total outstanding Voting Stock of AETG; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or AETG (together with any new directors who are designated pursuant to the Stockholders' Agreement or approved by a vote of at least 66 2/3 % of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or AETG, as the case may be, then still in office; or (v) the failure by AETG to own 51% of the voting power of the total outstanding Voting Stock of the Company.

    "Existing Holders" shall mean the Majority Stockholders and the Preferred Stockholder.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions payable to the Company or any 90% Owned Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company, any Subsidiary or any other Affiliate of the Company (other than any such Equity Interest owned by the Company or any Wholly Owned Subsidiary); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or such Guarantor's Guarantee thereof, as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof; (iv) make any Restricted Investment; or (v) make any payment or transfer any assets to, or on behalf of, AETG or any of its Affiliates (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

    (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof,

    (b) immediately after giving effect thereto on a PRO FORMA basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under "Limitation on Incurrence of Indebtedness," and

    (c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the date of the Indenture (including Restricted Payments permitted by clauses (i) and (ii) of the next following paragraph and excluding Restricted Payments permitted by the other clauses therein), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Stock) after the Issue Date and on or prior to the time of such Restricted Payment, plus (3) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds received by the Company upon such conversion or exchange).

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Indenture; (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary in exchange for Equity Interests of the Company (other than Disqualified Stock); (iii) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the provision described under "-- Limitation on Incurrence of Indebtedness;" (iv) payments by the Company to AETG pursuant to the Tax Sharing Agreement; (v) distributions, loans or advances to AETG in an aggregate amount not to exceed the Permitted Amount during any fiscal year; provided, that such amounts are used by AETG to pay ordinary operating expenses and Management Fees (as defined in the Stockholders' Agreement); (vi) Permitted Affiliate Transactions; or (vii) other Restricted Payments in an aggregate amount not to exceed $1.0 million; provided, that with respect to clauses (v), (vi) and (vii) above, no Default or Event of Default shall have occurred and be continuing at the time, or shall occur as a consequence thereof.

    Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

    LIMITATION ON INCURRENCE OF INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including Acquired Debt) or (2) issue any Disqualified Stock; provided, that the Company may incur Indebtedness (including Acquired Debt or Indebtedness incurred under the Revolving Credit Facility) or issue shares of Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt or Indebtedness incurred under the Revolving Credit Facility, in each case if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to the ratio set forth below opposite the period in which such incurrence or issuance occurs, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness (including Acquired Debt or Indebtedness incurred under the Revolving Credit Facility) had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period:

PERIOD ENDING                                                                                   RATIO
-------------------------------------------------------------------------------------------     -----
February 1, 1998...........................................................................        2.00
February 1, 1999...........................................................................        2.25

; provided, that in the case of Indebtedness (other than Purchase Money Indebtedness, Acquired Debt or Indebtedness incurred under the Revolving Credit Facility) the Weighted Average Life to Maturity and final stated maturity of such Indebtedness exceeds the Weighted Average Life to Maturity and final stated maturity of the Notes.

    The foregoing limitations will not prohibit the incurrence of:

    (a) Indebtedness under the Revolving Credit Facility, provided, that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (a) and outstanding on such date, shall not exceed $30.0 million, less any repayments thereunder pursuant to the provisions under "Limitation on Asset Sales,"

    (b) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business,

    (c) obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the Indenture (collectively, "Hedging Obligations"),

    (d) Indebtedness arising out of Capital Lease Obligations or Purchase Money Obligations (collectively, "Purchase Money Indebtedness") in an aggregate amount not to exceed $10.0 million outstanding at any time,

    (e) Indebtedness owed by (i) a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary; or (ii) the Company to a Wholly Owned Subsidiary,

    (f) Indebtedness outstanding on the Issue Date, including the Notes,

    (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within three business days of incurrence, and

    (h) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Indebtedness referred to in clause (f) above or this clause (h) or Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph ("Refinancing Indebtedness"); provided, that (1) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (plus the premiums required to be paid, and the out-of-pocket expenses (other than those payable to an Affiliate of the Company) reasonably incurred, in connection therewith), (2) the Refinancing Indebtedness has a final scheduled maturity that exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced and (3) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes as the Indebtedness being Refinanced.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets subject to such Asset Sale; (ii) at least 85% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Restricted Subsidiaries with respect to such liabilities); and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or its Restricted Subsidiaries, or (b) to the extent not used as provided in clause (a), applied to make an offer to purchase Notes as described below (an "Excess Proceeds Offer"); provided, that if (x) the amount of Net Proceeds from any Asset Sale not invested pursuant to clause (a) above is less than $5.0 million or (y) the Net Proceeds from an Asset Sale of Collateral with respect to which the Lien thereon is subordinate to the Lien securing obligations under the Revolving Credit Facility are used to repay obligations under the Revolving Credit Facility, the Company will not be required to make an offer pursuant to clause
(b). Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

    The amount of Net Proceeds not invested as set forth in the preceding clause
(a) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company will offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

    Each Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company will purchase and mail or deliver payment for the Purchase Amount for the Notes or portions thereof tendered, PRO RATA or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation.

    Each Excess Proceeds Offer will be conducted in compliance with applicable regulations under the federal securities laws, including Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

    There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except (i) Liens securing Indebtedness permitted to be incurred under the Revolving Credit Facility; provided, that the Notes are secured by a second priority security interest in the assets subject to such Liens; (ii) Purchase Money Liens; and (iii) Permitted Liens.

    LIMITATION ON RESTRICTIONS ON SUBSIDIARY DIVIDENDS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (a) to (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on such Restricted Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits or (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, or (b) make loans or advances to the Company or any of its Restricted Subsidiaries, or (c) transfer any of its assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the Revolving Credit Facility, as in effect on the Closing Date, or any refinancings, amendments, modifications or supplements thereof containing dividend and other payment restrictions that are not materially more restrictive than those contained in the Revolving Credit Facility on the Closing Date; (ii) the Indenture, the Collateral Agreements and the Notes; (iii) applicable law; (iv) restrictions with respect to a Subsidiary that was not a Subsidiary on the Closing Date in existence at the time such Person becomes a Subsidiary (but not created as a result of or in anticipation of such Person becoming a Subsidiary); provided, that such restrictions are not applicable to any other Person or the properties or assets of any other Person; (v) customary non-assignment and net worth provisions of any contract or lease entered into in the ordinary course of business; (vi) customary restrictions on the transfer of assets subject to a Lien permitted under the Indenture imposed by the holder of such Lien; (vii) restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale; and (viii) permitted Refinancing Indebtedness (including Indebtedness Refinancing Acquired Debt), provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are not materially more restrictive than those contained in any agreements governing the Indebtedness being Refinanced.

    MERGER, CONSOLIDATION OR SALE OF ASSETS. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, any other Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia,
(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes, the Indenture, the Collateral Agreements and the Registration Rights Agreement; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Company, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) not less than 90% of the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "Incurrence of Indebtedness."

    In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Indenture, the Notes, the Collateral Agreements and the Registration Rights Agreement.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $5.0 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view, issued by an investment banking firm of national standing; and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described above under "Limitations on Restricted Payments."

    RESTRICTIONS ON SALE AND ISSUANCE OF SUBSIDIARY STOCK. The Company shall not sell, and shall not permit any of its Restricted Subsidiaries to issue or sell, any shares of Capital Stock of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary, other than directors' qualifying shares; provided, that the Company and its Restricted Subsidiaries may sell all of the Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries if the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "-- Limitation on Asset Sales."

    LINE OF BUSINESS. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than (a) the business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Closing Date and (b) any transportation business that is ancillary or complementary to any business described in clause (a) above.

    GUARANTORS. The Indenture will provide that as long as any Notes remain outstanding, any Restricted Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

    If all of the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Restricted Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "-- Limitation on Asset Sales," then such Guarantor will be released and discharged from all of its obligations under its Guarantee of the Notes and the Indenture.

    The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee of the Notes, result in the obligations of such Guarantor under its Guarantee of the Notes not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors -- Guarantees."

    REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee, and deliver or cause to be delivered to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants; and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. From and after the time a registration statement with respect to the Notes is declared effective by the Commission, the Company will file such information with the Commission, provided that the Commission will accept such filing.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following will constitute an Event of Default under the Indenture (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment of principal (or premium, if any) on the Notes when due at maturity, redemption, by acceleration or otherwise; (iii) default in the performance or breach of the provisions of "Repurchase Upon Change of Control," "Limitation on Asset Sales," and "-- Merger, Consolidation or Sale of Assets;" (iv) default in the performance or breach of the provisions of "Limitation on Restricted Payments" and "Limitation on Incurrence of Indebtedness," and the continuance of such default for a period of 30 days; (v) failure by the Company or any Guarantor for 30 days after notice to comply with certain other agreements in the Indenture or the Notes; (vi) default under (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (a) either (1) such default results from the failure to pay principal on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $2.5 million in the aggregate; (vii) failure by the Company or any Restricted Subsidiary to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $2.5 million which judgments are not discharged, bonded or stayed within 60 days after their entry; (viii) breach by the Company, AETG or any Guarantor of any provision of the Collateral Agreements to which they are a party; (ix) written assertion by the Company, AETG or any of the Guarantors, of the unenforceability of their obligations under the Indenture, the Collateral Agreements, the Notes or the Guarantees to which they are a party; and (x) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice to the Company and the Trustee all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

    The holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may on behalf of the holders of all of the Notes (i) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected; and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

    The Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator, stockholder or controlling person of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

    The Indenture provides that the Company will be discharged from any and all obligations in respect of the Notes, other than the obligation to duly and punctually pay the principal of, and premium, if any, and interest on, the Notes in accordance with the terms of the Notes and the Indenture upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the due dates thereof on the Notes. Such trust may only be established if, among other things (i) the Company has delivered to the Trustee an opinion of independent counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; and (iii) certain customary conditions precedent are satisfied.

    The Company may satisfy and discharge its Obligations under the Indenture to holders of the Notes by delivering to the Trustee for cancellation all outstanding Notes or by depositing with the Trustee or the Paying Agent, if applicable, after the Notes have become due and payable, cash sufficient to pay at the stated maturity of all of the outstanding Notes and paying all other sums payable under the Indenture by the Company. If the Company has so deposited such cash, the Guarantors will be discharged from their Obligations under their Guarantees of the Notes and the Indenture.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity of any Note, alter the provisions with respect to the redemption of the Notes in a manner adverse to the holders of the Notes, or alter the price at which repurchases of the Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes; (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes; (vii) waive a redemption payment with respect to any Note; (viii) adversely affect the contractual ranking of the Notes or Guarantees of the Notes; or (ix) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of the holders of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes or any Guarantor's obligation under its Guarantee of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to release any Guarantee of the Notes permitted to be released under the terms of the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This description of the Indenture is qualified in its entirety by reference to such exhibit.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means Indebtedness of a Person existing at the time such Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary; provided, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary shall not be Acquired Debt.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean
(i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; (ii) in the case of a corporation, beneficial ownership of 10% or more of any class of Capital Stock of such Person; and (iii) in the case of an individual (A) members of such Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (B) trusts, any trustee or beneficiaries of which are such Person or members of such Person's immediate family. Notwithstanding the foregoing, neither the Initial Purchaser nor any of its Affiliates will be deemed to be Affiliates of the Company. Notwithstanding the foregoing, neither the Initial Purchaser nor any of its Affiliates will be deemed to be Affiliates of the Company.

    "Asset Sale" means any (i) transfer, other than in the ordinary course of business, of any assets of the Company or any Restricted Subsidiary; or (ii) direct or indirect issuance of any Capital Stock of any Restricted Subsidiary, in each case to any Person (other than the Company or a Restricted Subsidiary and other than directors' qualifying shares). For purposes of this definition,
(a) any series of transfers that are part of a common plan shall be deemed a single Asset Sale and (b) the term "Asset Sale" shall not include any disposition of all or substantially all of the assets of the Company that is governed under and complies with the terms of the covenant described under "-- Merger, Consolidation or Sale of Assets."

    "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

    "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

    "Closing Date" or "Issue Date" means February 4, 1997.

    "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated income (loss) from operations of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such income (loss) from operations of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees and other intangibles but excluding non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period); provided, that (i) the income from operations of any Person (including, without limitation, any Unrestricted Subsidiary) that is not a 90% Owned Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a 90% Owned Subsidiary of the referent Person; and (ii) the income from operations of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the consolidated interest expense (net of interest income) of such Person and its subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, noncash interest payment, and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period.

    "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: provided, that (i) the Net Income of any Person (including, without limitation, any Unrestricted Subsidiary) that is not a Wholly Owned Subsidiary or that is accounted for by the equity method of accounting will be included in calculating the referent Person's Consolidated Net Income only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person; (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded and (iii) the Net Income of any Subsidiary will be excluded, to the extent that declarations of dividends or similar distributions by that Subsidiary of such Net Income are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its owners.

    "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity) (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock of such Person and its consolidated subsidiaries;
(ii) all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the Closing Date; and (iii) all Investments in persons that are not consolidated Restricted Subsidiaries.

    "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

    "Disqualified Stock" means any Equity Interests that (i) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity; or (ii) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities. "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission, that are in effect on the Issue Date.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Indebtedness" of any Person means (without duplication) (1) all liabilities and obligations, contingent or otherwise, of such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, debentures, notes or other similar instruments, (c) representing the deferred purchase price of property or services (other than liabilities incurred in the ordinary course of business which are not more than 90 days past due), (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) as lessee under capitalized leases, (f) under bankers' acceptance and letter of credit facilities, (g) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock, or (h) in respect of Hedging Obligations, (2) all liabilities and obligations of others of the type described in clause (1), above, that are Guaranteed by such Person, and (3) all liabilities and obligations of others of the type described in clause (1), above, that are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness in full) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Coverage Ratio" means, for any period, the ratio of (i) Consolidated EBITDA of the Company for such period, to (ii) Consolidated Interest Expense of the Company for such period. In calculating the Interest Coverage Ratio for any period, pro forma effect shall be given to (a) the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Company or any of its Subsidiaries of any Indebtedness (other than under the Revolving Credit Facility) subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation is being made, as if the same had occurred at the beginning of the applicable period; and (b) the occurrence of any Asset Sale during such period by reducing Consolidated EBITDA for such period by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets sold and by reducing Consolidated Interest Expense by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness assumed by third parties or repaid with the proceeds of such Asset Sale, in each case as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Restricted Subsidiaries, and Transportation

Contracts that have been entered into or terminated, subsequent to the commencement of such period but on or prior to the date on which the event for which the calculation is being made shall be given effect on a pro forma basis, assuming that all such acquisitions and terminations and the effectiveness of all such contracts had occurred on the first day of such period, in a manner consistent with the calculations described in note 1 of the "Summary Historical and Pro Forma Financial Information" contained elsewhere in this Offering Circular. Without limiting the foregoing, the financial information of the Company with respect to any portion of such four fiscal quarters that falls before the Closing Date shall be adjusted to give pro forma effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such four fiscal quarters.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business; and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Material Subsidiary" means any Subsidiary (a) that is a "Significant Subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X promulgated by the Commission or (b) is otherwise material to the business of the Company.

    "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sales and dispositions pursuant to sale and leaseback transactions, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such gain (but not loss).

    "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company,
(b) taxes actually payable directly as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (d) appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

    "90% Owned Subsidiary" means a Restricted Subsidiary at least 90% of each class of the Capital Stock of which is owned by the Company or one or more Wholly Owned Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other obligations and liabilities of the Company or any of the Guarantors under the Indenture, the Collateral Agreements, the Notes or the Guarantees of the Notes.

    "Permitted Affiliate Transactions" means (i) employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business with the approval of a majority of the disinterested members of the Company's Board of Directors; (ii) transactions between or among the Company and/or its 90% Owned Subsidiaries; (iii) reasonable and customary fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by a majority of the disinterested directors of the Company's Board of Directors or, if none, unanimously by such Board of Directors; (iv) the "Park & Ride Lease" between Showplace Bowling Center Inc., as lessor, and Atlantic Express Coachways Inc., as lessee, and the lease between Dom Rich Associates, Inc., as lessor, and Staten Island Bus, as lessee, in each case in effect as of the Closing Date; and (v) annual premiums paid to Atlantic North, in the ordinary course of business, for insurance; provided, that such premiums do not exceed the annual aggregate deductibles on the Company's insurance policies then in effect.

    "Permitted Amount" during any fiscal year means the sum of (a) the Management Fees required to be paid by AETG under the Stockholders' Agreement during such fiscal year and (b) the Permitted Expense Amount. "Permitted Expense Amount" means (i) for fiscal year 1996, $100,000; and (ii) for each fiscal year thereafter, 1.05 times the Permitted Expense Amount for the immediately preceding fiscal year.

    "Permitted Investments" means (i) Investments in the Company, any Guarantor or any Wholly Owned Subsidiary (including without limitation, Guarantees of Indebtedness of any such Person); (ii) Investments in an aggregate amount not to exceed $1 million in Restricted Subsidiaries other than Wholly Owned Subsidiaries; (iii) Investments in Cash Equivalents; (iv) Investments in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary; (v) Hedging Obligations; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption "Limitation on Asset Sales;" (viii) investments in Atlantic North, but only to the extent necessary under applicable law or reasonably required by certain administrative agencies, to permit Atlantic North to provide insurance policies to the Company and its Restricted Subsidiaries in the ordinary course of business as contemplated under clause (v) of the definition of "Permitted Affiliate Transactions;" and (ix) Investments existing on the Issue Date.

    "Permitted Liens" means (i) Liens in favor of the Company and/or its Restricted Subsidiaries other than with respect to intercompany Indebtedness;
(ii) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary, provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iv) Liens incurred in the ordinary course of business in respect of Hedging Obligations; (v) Liens incurred in the ordinary course of business to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations (exclusive of obligations constituting Indebtedness) of a like nature, including, without limitation, cash retainages; (vi) Liens existing or created on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested or remedied in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as may be required in conformity with GAAP has been made therefor; (viii) Liens arising by reason of any judgment, decree or order of any court with respect to which the Company or any of its Restricted Subsidiaries is then in good faith prosecuting an appeal or other proceedings for review, the existence of which judgment, order or decree is not an Event of Default under the Indenture; (ix) encumbrances consisting of zoning restrictions, survey exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Company or any of its Restricted Subsidiaries, rights or restrictions of record on the use of real property, minor defects in title, landlord's and lessor's liens under leases on property located on the premises rented, mechanics' liens, warehouseman's liens, supplier's liens, repairman's liens, vendors' liens, and similar encumbrances, rights or restrictions on personal or real property, in each case not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (x) Liens incidental to the conduct of business or the ownership of properties incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, bids, and government contracts and leases and subleases; (xi) Liens for any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred under the Indenture; provided, that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation; (xii) any extension, renewal, or replacement (or successive extensions, renewals or replacements), in whole or in part, of Liens described in clauses (i) through
(xi) above; (xiii) Liens securing the Notes; and (xiv) Liens in addition to the foregoing, which in the aggregate, are secured by assets with a fair market value not in excess of $100,000 at any time.

    "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

    "Public Equity Offering" means a bona fide underwritten public offering of Qualified Capital Stock of the Company, pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

    "Purchase Money Liens" means Liens to secure or securing Purchase Money Obligations permitted to be incurred under the Indenture.

    "Purchase Money Obligations" means Indebtedness representing, or incurred to finance, the cost (i) of acquiring or improving any assets; and (ii) of construction or build-out of manufacturing, distribution or administrative facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company), provided, that (a) the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges, (b) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired or improved and (c) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or improvement of such property or asset.

    "Qualified Capital Stock" means, with respect to any Person, Capital Stock of such Person other than Disqualified Capital Stock.

    "Restricted Investment" means any Investment other than a Permitted Investment. The aggregate amount of each Investment constituting a Restricted Payment since the date of the Indenture shall be reduced by the aggregate after-tax amount of all payments made to the Company and its Restricted Subsidiaries with respect to such Investments; provided, that (a) the maximum amount of such payments so excluded shall not exceed the original amount of such Investment and (b) such payments shall also be excluded from the calculations contemplated by clauses (c)(1) through (4) under the caption "Limitation on Restricted Payments."

    "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

    "Revolving Credit Facility" means the Revolving Credit Facility, entered into on the Issue Date between the Company and the lenders named therein as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendment, modification, renewal, refunding, replacement or refinancing.

    "subsidiary" means, with respect to any Person (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof; and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

    "Subsidiary" means any subsidiary of the Company.

    "transfer" means any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

    "Transportation Contract" means a written contract entered into by the Company and/or its Restricted Subsidiaries pursuant to which services for school bus transportation, paratransit, coach transportation or Pre-K/Medicaid transportation and related services are provided by the Company and/or any of its Restricted Subsidiaries to a governmental entity or agency.

    "Unrestricted Subsidiary" means (a) Atlantic North and (b) any other Subsidiary that has been designated by the Company (by written notice to the Trustee as provided below) as an Unrestricted Subsidiary; provided, that a Subsidiary may not be designated as an "Unrestricted Subsidiary" unless (i) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary (other than such Subsidiary), (ii) neither immediately prior thereto nor after giving pro forma effect to such designation, would there exist a Default or Event of Default,
(iii) immediately after giving effect to such designation on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness" and (iv) the creditors of such Subsidiary have no direct or indirect recourse (including, without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of the Company or of a Restricted Subsidiary (other than such Subsidiary). The Board of Directors of the Company may designate any Unrestricted Subsidiary (other than Atlantic North) to be a Restricted Subsidiary only if (i) no Default or Event of Default is existing or will occur as a consequence thereof; and (ii) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness." Each such designation shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. The Company shall be deemed to make an Investment in each Subsidiary designated as an "Unrestricted Subsidiary" immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the fair market value of the net consolidated assets of such Subsidiary on the date of such redesignation.

    "Voting Stock" means, with respect to any Person (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency); and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the New Notes to be sold as set forth herein will initially be issued in the form of one or more registered Global Notes (the "Global Notes"), each of which will be deposited on the date of the consummation of the Exchange Offer with, or on behalf of, the Depository and registered in the name of the Global Holder. The following are summaries of certain rules and operating procedures of the Depository which affect the Global Notes.

    The Notes that are (i) originally issued to or transferred to an institutional "accredited investor" (within the meaning of Rule 501 under the Securities Act) who are not a "qualified institutional buyer" (within the meaning of Rule 144A (a "QIB")) or to any other persons who are not QIBs (the "Non-Global Purchasers"); or (ii) issued as described under "Certificated Securities," will be issued in registered form (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

    The Depository has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depository's Participants or the Depository's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants with an interest in the Global Notes; and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

    So long as the Global Holder is the registered owner of any Notes, the Global Holder will be considered the sole owner of such Notes outstanding under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or Holders thereof under the Indenture for any purpose. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each QIB owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a holder under such Global Note or the Indenture.

    Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective interests in the Global Notes in principal amount of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days; or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive form under the Indenture then, upon surrender by the relevant Global Holder of its Global Note, Notes in such form will be issued to each person that such Global Holder and the Depository identifies as the beneficial owner of the related Notes. In addition, subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 200 shares of common stock with no par value. At March 31, 1997, 100 shares of the Company's capital stock were issued and outstanding.

    Holders of outstanding shares of the Company's capital stock are entitled, for each share held, to one vote upon each matter submitted to a vote at a meeting of shareholders of the Company.

    The Board of Directors of the Company may authorize the issuance of fractions of shares represented by a certificate or uncertificated, which shall entitle the holder to exercise voting rights, received dividends and participate in liquidating distributions, in proportion to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a shares of the time when those entitled to receive such fractions are determined; or in lieu of fractional shares it may authorize the issuance, as permitted by law, of scrip exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a shareholder, except as therein provided.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisers with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

    The following summary describes the material U.S. federal income tax consequences to Holders who are subject to U.S. net income tax with respect to the Notes ("U.S. persons") and who hold the Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the Notes, and no ruling from the IRS has been or will be sought. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the Notes or Holders thereof. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of such investor's particular investment circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss Notes held as a hedge against currency risks or as part of a straddle with other investments or part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or situations in which the functional currency of the Holder is not the U.S. dollar.

    The exchange of an Old Note by a Holder for a New Note will not constitute a taxable exchange. The exchange will not result in income, gain or loss to Holders who participate in the Exchange Offer, or the Company. Such Holders will have the same adjusted basis and holding period in New Notes immediately after the exchange as the Holders had in Old Notes immediately prior to the exchange.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that participates in the Exchange Offer ("Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such
resale. In addition, until           , 1997, all dealers effecting transactions
in the New Notes may be required to deliver a Prospectus.

    The Company will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that reasonably requests such documents in the Letter of Transmittal.

    This Prospectus has been prepared for use in connection with the Exchange Offer and may be used by the Initial Purchaser in connection with the offers and sales related to market-making transactions in the Notes. The Initial Purchaser may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Company will not receive any of the proceeds of such sales. The Initial Purchaser has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion. The Company has agreed to indemnify each Participating Broker-Dealer against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which each Participating Broker-Dealer might be required to make in respect thereof.

    The Initial Purchaser acted as the initial purchaser in connection with the offering of the Old Notes. The Initial Purchaser was paid customary fees and expenses in connection with a loan which it and another institutional investor made to AETG. Such loan was repaid with a portion of the net proceeds of the offering of the Old Notes. The Company has agreed to offer to retain the Initial Purchaser as its exclusive financial advisor, underwriter, placement agent, lender or loan purchaser, as applicable, if the Company proposes to engage in any financing transaction on or before June 23, 1999.

                             VALIDITY OF SECURITIES

    The validity of the Notes and certain other legal matters will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York and Silverman, Collura, Chernis & Balzano, P.C., New York, New York.

                                    EXPERTS

    The financial statements on pages F-1 through F-19 included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants (except for the information as of December 31, 1996 and for the six months ended December 31, 1996 and 1995), to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company has filed with Commission in Washington, D.C. a Registration
Statement under the Securities Act on Form S-1 (File No. 333-     ) (the
"Registration Statement") with respect to the New Notes offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, the Notes and the Exchange Offer, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website on the internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants filed electronically with the Commission.

    Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports with the Commission. The Company intends to furnish to Holders annual reports containing audited financial statements of the Company audited by its independent accounts and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year.

                        ATLANTIC EXPRESS TRANSPORTATION
                             CORP. AND SUBSIDIARIES

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                                                                          Page
                                                                                          -----
Report of Independent Certified Public Accountants...................................         F-2
Consolidated Balance Sheets..........................................................         F-3
Consolidated Statements of Operations................................................         F-4
Consolidated Statements of Stockholder's Equity......................................         F-5
Consolidated Statements of Cash Flows................................................         F-6
Notes to Consolidated Financial Statements...........................................         F-8

Unaudited Pro Forma Consolidated Financial Information...............................         P-1
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1996...............         P-2
Notes to Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1996......         P-3
Unaudited Pro Forma Statement of Operations for the year ended June 30, 1996.........         P-4
Unaudited Pro Forma Statement of Operations for the six months ended December 31,
  1996...............................................................................         P-5

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Atlantic Express Transportation Corp.

    We have audited the accompanying consolidated balance sheets of Atlantic Express Transportation Corp. (see Note 1)and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Express Transportation Corp. and subsidiaries as of June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP
New York, New York
November 8, 1996 (except for Note 1
as to which the date is
January 30, 1997)

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                JUNE 30,
                                                                       ---------------------------  DECEMBER 31,
                                                                           1995          1996           1996
                                                                       ------------  -------------  -------------
                                                                                                     (UNAUDITED)
ASSETS (NOTE 8)
Current:
  Cash and cash equivalents (Notes 6 and 15).........................  $  3,700,128  $   1,211,258  $   1,503,646
  Accounts receivable (Notes 5 and 15)...............................    16,268,582     25,687,921     25,947,891
  Replacement parts and other inventory..............................       685,243        994,412      1,179,312
  Notes receivable (Note 13).........................................       827,102        180,760        167,581
  Prepaid expenses and other current assets..........................     3,450,739      5,120,364      4,908,042
                                                                       ------------  -------------  -------------
      Total current assets...........................................    24,931,794     33,194,715     33,706,472
                                                                       ------------  -------------  -------------
Property, plant and equipment, less accumulated depreciation (Note
  7).................................................................    46,457,870     58,193,715     66,940,880
                                                                       ------------  -------------  -------------
Other assets:
  Restricted cash and cash equivalents (Note 6)......................            --      1,870,000      1,120,000
  Retainage (Note 5).................................................     4,862,134        513,556        513,556
  Investments........................................................       229,000        229,000        229,000
  Deferred lease expense.............................................       139,832        655,008        656,208
  Transportation contract rights, net................................       579,240      3,391,718      2,991,038
  Deferred financing and organization costs, net.....................       536,493        704,781      1,177,417
  Due from affiliates (Note 11)......................................     4,035,734      4,468,974      4,557,189
  Notes receivable (Note 13).........................................       456,305        293,664        213,286
  Deposits and other noncurrent assets...............................       814,842        858,482        891,982
                                                                       ------------  -------------  -------------
      Total other assets.............................................    11,653,580     12,985,183     12,349,676
                                                                       ------------  -------------  -------------
                                                                       $ 83,043,244  $ 104,373,613  $ 112,997,028
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current:
  Current portion of long-term debt (Note 8).........................  $  9,030,932  $  11,328,497  $  18,858,761
  Accounts payable...................................................     2,117,893      1,760,426      4,479,877
  Accrued compensation...............................................     2,578,779      3,116,893      5,371,503
  Accrued workmen's compensation.....................................     1,543,244         60,000      1,271,109
  Current portion of insurance reserve...............................       356,250      1,447,000      2,549,498
  Other accrued expenses and current liabilities.....................     1,190,805      4,301,210        521,997
  Payable to creditors under the plan of reorganization (Note 9).....     1,196,550        331,815        138,790
                                                                       ------------  -------------  -------------
      Total current liabilities......................................    18,014,453     22,345,841     33,191,535
                                                                       ------------  -------------  -------------
Long-term debt, net of current portion (Note 8)......................    33,313,896     48,326,701     49,300,233
                                                                       ------------  -------------  -------------
Payable to creditors -- noncurrent (Note 9)..........................       336,855         39,975             --
                                                                       ------------  -------------  -------------
Other long-term liabilities..........................................     1,300,000      2,285,619      2,732,773
                                                                       ------------  -------------  -------------
Deferred income taxes (Note 10)......................................     1,994,000      1,890,000        400,000
                                                                       ------------  -------------  -------------
Commitments and contingencies (Notes 12 and 14)

Stockholder's equity:
  Common Stock -- authorized 200 shares, issued and outstanding 100
    shares:..........................................................       250,000        250,000        250,000
  Additional paid-in capital.........................................    13,188,926     13,188,926     13,188,926
  Retained earnings..................................................    14,645,114     16,046,551     13,933,561
                                                                       ------------  -------------  -------------
      Total stockholder's equity.....................................    28,084,040     29,485,477     27,372,487
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
                                                                       $ 83,043,244  $ 104,373,613  $ 112,997,028
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            SIX MONTHS ENDED
                                                      YEAR ENDED JUNE 30,                     DECEMBER 31,
                                          -------------------------------------------  --------------------------
                                              1994           1995           1996           1995          1996
                                          -------------  -------------  -------------  ------------  ------------

                                                                                              (UNAUDITED)
Revenues (Note 15)......................  $ 101,546,597  $ 114,005,547  $ 142,551,559  $ 59,561,436  $ 70,166,561
                                          -------------  -------------  -------------  ------------  ------------
Costs and expenses:
  Cost of operations....................     81,362,791     91,428,364    115,108,380    48,485,469    59,655,970
  General and administrative............      8,028,535      9,162,140     10,448,420     5,090,495     5,552,949
  Depreciation and amortization.........      6,588,491      7,627,575      9,735,982     4,885,885     5,354,750
                                          -------------  -------------  -------------  ------------  ------------
                                             95,979,817    108,218,079    135,292,782    58,461,849    70,563,669
                                          -------------  -------------  -------------  ------------  ------------
      Income (loss) from operations.....      5,566,780      5,787,468      7,258,777     1,099,587      (397,108)
Interest (Note 3).......................      2,667,565      3,057,545      5,098,443     2,289,963     3,148,634
  Income (loss) before nonrecurring
    items, reorganization items,
    provision (benefit) for income taxes
    and extraordinary item..............      2,899,215      2,729,923      2,160,334    (1,190,376)   (3,545,742
                                          -------------  -------------  -------------  ------------  ------------
Nonrecurring items:
  Litigation settlement.................         80,000             --             --            --            --
  Payroll related to school closure
    (Note 16)...........................        545,068             --             --            --            --
  Gain from sale of bus route and buses
    (Note 13)...........................     (1,150,115)            --             --            --            --
  Settlement of employee benefit
    claims..............................        375,000             --             --            --            --
  Cancellation of leases................             --        185,760             --            --            --
                                          -------------  -------------  -------------  ------------  ------------
                                               (150,047)       185,760             --            --            --
                                          -------------  -------------  -------------  ------------  ------------
  Income (loss) before reorganization
    items, provision (benefit) for
    income taxes and extraordinary
    item................................      3,049,262      2,544,163      2,160,334    (1,190,376)   (3,545,742)
Reorganization items (Note 3):
  Professional fees.....................        430,194         33,595             --            --            --
                                          -------------  -------------  -------------  ------------  ------------
  Income (loss) before provision
    (benefit) for income taxes and
    extraordinary item..................      2,619,068      2,510,568      2,160,334    (1,190,376)   (3,545,742)
  Provision (benefit) for income taxes
    (Note 10)...........................        693,059        978,632        758,897      (461,242)   (1,432,752)
                                          -------------  -------------  -------------  ------------  ------------
  Income (loss) before extraordinary
    item................................      1,926,009      1,531,936      1,401,437      (729,134)   (2,112,990)
Extraordinary item:
  Forgiveness of debt, net of taxes of
    $1,590,000 and $-0- in 1994 and 1995
    (Note 3)............................     10,410,988      1,054,134             --            --            --
                                          -------------  -------------  -------------  ------------  ------------
Net income (loss).......................  $  12,336,997  $   2,586,070  $   1,401,437  $   (729,134) $ (2,112,990)
                                          -------------  -------------  -------------  ------------  ------------
                                          -------------  -------------  -------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                              COMMON STOCK   ADDITIONAL      RETAINED
                                                              ------------     PAID-IN       EARNINGS
                                                              NO PAR VALUE     CAPITAL       (DEFICIT)        TOTAL
                                                              ------------  -------------  -------------  -------------
BALANCE, JULY 1, 1993.......................................   $  250,000   $   2,517,681  $    (277,953) $   2,489,728
Capital contribution........................................       --          10,704,995       --           10,704,995
Net income..................................................       --            --           12,336,997     12,336,997
                                                              ------------  -------------  -------------  -------------
BALANCE, JUNE 30, 1994......................................      250,000      13,222,676     12,059,044     25,531,720
Return of capital...........................................       --             (33,750)      --              (33,750)
Net income..................................................       --            --            2,586,070      2,586,070
                                                              ------------  -------------  -------------  -------------
BALANCE, JUNE 30, 1995......................................      250,000      13,188,926     14,645,114     28,084,040
Net income..................................................       --            --            1,401,437      1,401,437
                                                              ------------  -------------  -------------  -------------
BALANCE, JUNE 30, 1996......................................      250,000      13,188,926     16,046,551     29,485,477
Net loss (unaudited)........................................       --            --           (2,112,990)    (2,112,990)
                                                              ------------  -------------  -------------  -------------
BALANCE, DECEMBER 31, 1996 (UNAUDITED)......................   $  250,000   $  13,188,926  $  13,933,561     27,372,487
                                                              ------------  -------------  -------------  -------------
                                                              ------------  -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           SIX MONTHS ENDED
                                                      YEAR ENDED JUNE 30,                    DECEMBER 31,
                                           -----------------------------------------  --------------------------
                                               1994           1995          1996         1995          1996
                                           -------------  ------------  ------------  -----------  -------------

                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................  $  12,336,997  $  2,586,070  $  1,401,437  $  (729,134) $  (2,112,990)
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities:
    Extraordinary item...................    (12,000,988)   (1,054,134)      --
    Deferred income taxes................      1,700,000       294,000      (104,000)    (520,000)    (1,490,000)
    Depreciation.........................      6,343,952     7,317,828     8,876,163    4,552,814      4,804,123
    Amortization.........................        163,770       309,747       859,819      333,071        550,627
    Write-off of doubtful accounts
      receivable.........................        126,458       200,000       569,000      --            --
    Gain on sale of buses and route......       (350,115)      --            --           --            --
    Gain on sale of property and
      equipment..........................       --            (250,937)      --           --            --
    Transfer to restricted cash..........       --             --         (1,870,000)     --            --
    Other................................                                   (236,012)     --            --
    Decrease (increase) in:
      Accounts receivable and
        retainage........................     (3,018,330)   (7,203,507)   (5,639,761)  (2,867,161)      (259,970)
      Inventory..........................        (12,752)      (64,150)     (309,169)    (133,789)      (184,900)
      Prepaid expenses and other current
        assets...........................       (925,415)     (988,766)   (1,669,625)    (558,679)       212,322
      Deferred lease expense.............       (715,595)      237,910      (515,176)      39,632         (1,200)
      Deposits and other noncurrent
        assets...........................       (221,023)       71,470       (43,640)      (7,164)       (33,500)
    Increase (decrease) in:
      Accounts payable...................       (149,742)    1,212,488      (357,467)    (675,448)     2,719,451
      Accrued expenses and other current
        liabilities......................      1,660,311       397,373     3,256,025    2,218,315        789,004
      Other long-term liabilities........       --           1,300,000       735,619       19,151        447,154
                                           -------------  ------------  ------------  -----------  -------------
      Net cash provided by (used in)
        operating activities.............      4,937,528     4,365,392     4,953,213    1,671,608      5,440,121
                                           -------------  ------------  ------------  -----------  -------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                                                                                                       SIX MONTHS ENDED
                                                                YEAR ENDED JUNE 30,                      DECEMBER 31,
                                                    -------------------------------------------  ----------------------------
                                                        1994           1995           1996           1995           1996
                                                    -------------  -------------  -------------  -------------  -------------

                                                                                                         (UNAUDITED)
Cash flows from investing activities:
  Additions to property, plant and equipment......  $  (1,313,522) $  (2,515,843) $  (3,195,750) $  (2,238,068) $  (1,663,746)
  Purchase of transportation contract rights......       --             (595,300)      (688,833)      (356,189)      --
  Due from affiliates.............................        (53,730)       141,651       (100,596)      (114,960)       (88,214)
  Proceeds from disposition of property, plant and
    equipment.....................................        573,818      1,226,713       --             --             --
  Notes receivable................................         46,210        150,383        808,983        744,932         93,557
  Investments.....................................        (16,019)      --             --             --             --
                                                    -------------  -------------  -------------  -------------  -------------
      Net cash used in investing activities.......       (763,243)    (1,592,396)    (3,176,196)    (1,964,285)    (1,658,403)
                                                    -------------  -------------  -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds of additional borrowings...............        850,000     10,754,203      8,143,521      5,910,971      5,291,589
  Principal payments on borrowings................     (8,666,456)   (12,789,637)   (10,919,409)    (4,008,863)    (7,925,335)
  Deferred financing and organization costs.......       --             (641,978)      (328,384)      (166,999)      (622,584)
  Capital contribution............................     10,704,995       --             --             --             --
  Return of capital...............................       --              (33,750)      --             --             --
  Payments to creditors under the plan of
    reorganization................................     (1,103,162)    (3,988,434)    (1,161,615)      (960,237)      (233,000)
                                                    -------------  -------------  -------------  -------------  -------------
      Net cash provided by (used in) financing
        activities................................      1,785,377     (6,699,596)    (4,265,887)       774,872     (3,489,330)
                                                    -------------  -------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash
  equivalents.....................................      5,959,662     (3,926,600)    (2,488,870)       482,195        292,388
Cash and cash equivalents, beginning of period....      1,667,066  $   7,626,728      3,700,128      3,700,128      1,211,258
                                                    -------------  -------------  -------------  -------------  -------------
Cash and cash equivalents, end of period..........  $   7,626,728  $   3,700,128  $   1,211,258  $   4,182,323  $   1,503,646
                                                    -------------  -------------  -------------  -------------  -------------
                                                    -------------  -------------  -------------  -------------  -------------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest......................................  $   2,792,147  $   4,077,852  $   5,436,240  $   2,522,800  $   3,260,367
    Income taxes..................................        366,000        430,000        305,000         68,000         80,000
                                                    -------------  -------------  -------------  -------------  -------------
                                                    -------------  -------------  -------------  -------------  -------------
Supplemental schedule of noncash investing and
  financing activities:
  Loans incurred for purchase of property, plant
    and equipment.................................  $     450,916  $  15,501,260  $  17,416,258  $  15,393,753  $  11,887,542
  Loans incurred for purchase of contract
    rights........................................       --             --            2,670,000      2,670,000       --
  Deferral of payment for contract rights.........       --             --              250,000        250,000       --
  Note received from purchaser in exchange for bus
    routes and buses..............................        800,000        680,000       --             --             --
  Use of restricted cash to pay down debt.........       --             --             --             --              750,000
                                                    -------------  -------------  -------------  -------------  -------------
                                                    -------------  -------------  -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

1. COMPANY STRUCTURE

    Prior to August 23, 1993 Atlantic Express Inc. ("AE") and subsidiaries operated in two industries: transportation and entertainment. On August 23, 1993, as part of the reorganization proceeding described in Note 3 below, AE transferred all of its assets and liabilities to the newly formed Atlantic Express Transportation Group Inc. ("AETG") which became the new parent company. On January 30, 1997 AETG transferred all operating assets and liabilities pertaining to the transportation operations to a newly formed company called Atlantic Express Transportation Corp. ("AETC") which became the new parent company of the companies operating in the transportation industry. The accompanying financial statements give effect to the January 30, 1997 restructuring as if it had happened prior to July 1, 1993 and therefore present the financial position and results of operations of the transportation companies for all periods presented.

2. BUSINESS

    AETC is primarily engaged in providing school bus transportation services for various municipalities in New York City, Nassau County, Suffolk County, Westchester County, Connecticut, Pennsylvania, Missouri and New Jersey. AETC also provides services to public transit systems for physically or mentally challenged passengers, express commuter line and charter and tour bus services, and transportation for pre-kindergarten children and Medicaid recipients.

3. REORGANIZATION PROCEEDING

    On March 2, 1992 (the "Filing Date"), AE and six of its subsidiaries operating in the transportation industry (as a group, the "Filed Group") filed petitions under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11"). In fiscal 1993, the Filed Group operated as a debtor-in-possession subject to the jurisdiction of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

    Since a substantial portion of its pre-petition debt was undersecured, the Filed Group discontinued accruing interest on these obligations. If interest had continued to accrue from the Filing Date through August 23, 1993, the date of emergence from bankruptcy, it would have amounted to approximately an additional $690,000 in contractual interest for the year ended June 30, 1994.

    On August 23, 1993, the Bankruptcy Court confirmed the plan of reorganization (the "Plan"). AE transferred all of its assets and liabilities to AETG, which became the new parent company.

    The above-described settlement resulted in income from the transportation companies' allocable share of forgiveness of debt of approximately $12,000,000 which is reflected net of estimated taxes of $1,590,000 as an extraordinary item in the fiscal 1994 income statement, and a further $1,054,000, net of $0 tax effect, in fiscal 1995 upon resolution of the federal claims.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of AETC and its subsidiaries. All material intercompany transactions and balances have been eliminated.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    The consolidated financial statements as of December 31, 1996 and for the six months ended December 31, 1995 and 1996 are unaudited, and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments consisting of normal recurring accruals necessary to present fairly the information set forth therein. Results for interim periods are not indicative of results to be expected for an entire year.

REVENUES

    Revenues are recognized when services are performed.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost and depreciated utilizing primarily the straight-line method over the lives of the related assets. The useful lives of property, plant and equipment for purposes of computing depreciation are as follows:

                                                                                        YEARS
                                                                                      ---------
Building and improvements...........................................................    15-31.5
Transportation equipment............................................................       5-15
Furniture and fixtures..............................................................        5-7
Machinery and equipment.............................................................          5

    Maintenance and repairs are charged to operations when incurred.

CASH EQUIVALENTS

    Cash equivalents consist of short-term, highly liquid investments which are readily convertible into cash.

INVENTORY

    Inventory consists of fuel, parts and supplies.

TRANSPORTATION CONTRACT RIGHTS

    AETC has acquired certain transportation contract rights with respect to revenue contracts and travel routes. Such costs are amortized utilizing the straight-line method over five years. Accumulated amortization at June 30, 1995 and 1996 and December 31, 1996 was $3,849,167, $4,312,877 and $4,718,057,
respectively.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED FINANCING AND OTHER COSTS

    Deferred financing costs are amortized on a straight-line basis over the life of the related debt. Other costs are amortized on a straight-line basis over five years. Accumulated amortization at June 30, 1995 and 1996 and December 31, 1996 was $168,080, $345,334 and $490,780, respectively.

INCOME TAXES

    AETC follows the liability method under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". The primary objectives of accounting for taxes under SFAS 109 are to (a) recognize the amount of tax payable for the current year and (b) recognize the amount of deferred tax liability or asset for the future tax consequences of events that have been reflected in AETG's financial statements or tax returns.

    AETC files consolidated federal and state income tax returns with its parent and fellow subsidiaries. The income tax charge allocated to AETC is based upon the proportion of AETC's income to that of the consolidated group, which approximates the charge which would be incurred by AETC on a stand-alone basis.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures of certain assets and liabilities. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments including cash and cash equivalents, restricted cash, accounts receivable including retainage, notes receivable, accounts payable, accounts payable to creditors and long-term debt approximated fair value as of June 30, 1995 and 1996 and December 31, 1996 due to either short maturity or terms similar to those available to similar companies in the open market.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

    LONG-LIVED ASSETS

    Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to their fair value. This policy is in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of", which is effective for fiscal years beginning after December 15, 1995. No write-downs have been necessary through December 31, 1996.

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

5. RETAINAGE

    Pursuant to certain municipal school bus contracts, certain contractual amounts (retainage) are withheld from billings as a guarantee of performance by AETC. At June 30, 1995, retainage withheld by municipalities (primarily New York
City) of $4,862,134 (out of a total of $5,241,049) was classified as noncurrent, since it was the Company's intention to roll over that retainage until the contract termination date. At June 30, 1996, the majority of retainage ($6,272,177 out of $6,785,733) is classified as current since AETC elected to replace its retainage with a performance security bond and, accordingly, in October 1996, approximately $5,800,000 was returned to AETC. As of December 31, 1996, the majority of retainage ($2,477,255 out of $2,990,811) is classified as current. All current retainage is included in accounts receivable in the accompanying consolidated balance sheets.

6. RESTRICTED CASH AND CASH EQUIVALENTS

    Restricted cash and cash equivalents at June 30, 1996 and December 31, 1996 consist of a $1,120,000 U.S. Treasury Note used as collateral for a letter of credit issued in connection with AETC's workmen's compensation, self insurance deductible reimbursement plan and at June 30, 1996 a $750,000 segregated money market account issued as collateral in connection with AETC's banking facility with Fleet Capital Corporation (see Note 8(a)).

    Included in cash and cash equivalents is $1,751,207, $1,564,211 and $1,410,625 at June 30, 1995 and 1996 and December 31, 1996, respectively which represent cash and cash equivalents of a captive insurance company subsidiary which are only available for use by that subsidiary.

7. PROPERTY, PLANT AND EQUIPMENT

    Property plant and equipment consists of the following:

                                                                        JUNE 30,       JUNE 30,     DECEMBER 31,
                                                                          1995           1996           1996
                                                                      -------------  -------------  -------------
Land................................................................  $   5,351,041  $   5,684,372  $   5,684,373
Building and improvements...........................................     10,513,994     12,013,276     11,878,182
Construction-in-progress............................................        759,621      2,249,815      3,395,934
Transportation equipment............................................     78,304,395     93,879,673    105,788,577
Machinery and equipment.............................................      5,040,873      6,533,367      7,081,432
Furniture and fixtures..............................................        904,356      1,114,322      1,197,616
                                                                      -------------  -------------  -------------
                                                                        100,874,280    121,474,825    135,026,114
Less: Accumulated depreciation......................................     54,416,410     63,281,110     68,085,234
                                                                      -------------  -------------  -------------
                                                                      $  46,457,870  $  58,193,715  $  66,940,880
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

8. DEBT

    The following represents the debt outstanding at June 30, 1995 and 1996 and December 31, 1996:

                                                                        JUNE 30,       JUNE 30,     DECEMBER 31,
                                                                          1995           1996           1996
                                                                      -------------  -------------  -------------
8% to 11.88% notes payable in connection with transportation equipment, payable in monthly installments, including principal and interest, aggregating approximately $6,750,000 in fiscal 1997, due in various years to 2002(f)...................................  $  20,123,855  $  28,633,277  $  37,011,597
9.5% mortgage on real estate located in Bronx, New York, with monthly payments of $20,000 including principal and interest through August 1997, with a balloon payment of approximately
  $945,000 due at maturity..........................................      1,227,801      1,098,926      1,029,769
9.5% mortgage on real estate, located in Oceanside, New York, with monthly payments of approximately $10,000 including principal and interest through October 1997, with a balloon payment of $926,000
  due at maturity...................................................        996,817        967,211        951,325
10% mortgage on real estate located in Staten Island, New York, payable in monthly installments of $8,000 including principal and interest through October 1999, with a balloon payment of
  approximately $768,000 due at maturity............................        845,173        829,767        821,469
9% mortgage on real estate located in Setauket, New York, payable in
  monthly installments (b)..........................................        397,678        381,130        372,290
8% notes payable outstanding, payable in monthly installments (b)...        746,534        530,810        416,325
8.75% note payable outstanding, payable in monthly installments of
  $17,000 including principal and interest through September 1997, with a balloon payment of approximately $140,000 due at
  maturity..........................................................       --              290,400        230,400
9.5% mortgage on real estate located in Queens, New York, payable in monthly installments of approximately $19,500 including principal
  and interest through January 2006 (d).............................       --            1,468,980      1,420,471
7% note payable issued in connection with acquisition of
  subsidiaries, payable in monthly installments aggregating
  approximately $564,000 per year including principal and interest
  through October 2000 (e)..........................................       --            1,997,137      1,839,679
9.75% mortgage on real estate located in St. Louis, Missouri, payable in monthly installments of approximately $12,500 including principal and interest through September 1998, with a balloon
  payment of approximately $417,000 due at maturity (c).............       --              643,925        599,420

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

8. DEBT (CONTINUED)

                                                                        JUNE 30,       JUNE 30,     DECEMBER 31,
                                                                          1995           1996           1996
                                                                      -------------  -------------  -------------
9.0% mortgage on real estate located in St. Louis, Missouri, with monthly payments of approximately $7,000 per year including principal and interest through September 1998, with a balloon
  payment of approximately $35,000 at maturity (c)..................       --               43,335         41,837
Prime plus 2% construction loan for buildings being constructed in
  Staten Island, New York. The entire amount is current and the
  Company has the option to make this a 15-year mortgage upon
  completion of the construction....................................       --              392,879        684,463
Senior secured increasing rate note due December 15, 1997...........       --             --            5,000,000
Term loan (a).......................................................     10,253,402      8,743,663      7,487,641
Revolving line of credit (a)........................................      7,484,432     13,505,039     10,146,618
Other...............................................................        269,136        128,719        105,690
                                                                      -------------  -------------  -------------
                                                                         42,344,828     59,655,198     68,158,994
Less: Current portion...............................................      9,030,932     11,328,497     18,858,761
                                                                      -------------  -------------  -------------
                                                                      $  33,313,896  $  48,326,701  $  49,300,233
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

------------------------

(a) At June 30, 1996, a bank facility included term and vehicle loans of approximately $9,000,000 and a $28,000,000 revolving line of credit (including a $12,000,000 letter of credit sub-limit).

    The term loan and vehicle loan bear interest at prime plus 1.25% and are amortized over seven and one-half years and seven years, respectively, with level annual principal payments of $1,509,738 plus interest. The original terms expire on December 31, 2000 and are automatically renewable for one-year periods. The revolving line of credit bears interest at prime plus 1%.

    In September 1996 AETC and such lender agreed to reduce the term loan by approximately $750,000 using cash held in a segregated account (see Note 6). In October 1996, the facility was amended by reducing the $12,000,000 letter of credit sub-limit to $2,500,000 and the overall revolving line of credit to $23,500,000.

    The loan and security agreements, as amended, contain financial covenants pertaining to fixed charge coverage, net worth and working capital, along with various others normal to a facility of this nature. Certain covenants were in violation at June 30, 1996. Subsequent amendments waived all violations existing at June 30 and, subsequent to December 31, 1996, this debt was repaid (see Note 18).

    The loans are collateralized by liens on accounts receivable and various other assets, plus second mortgages on certain of AETC's facilities. In June 1995, a similar facility was in effect.

(b) In July 1993, the agreement with this creditor was modified. However, AETC has continued to make payments in accordance with the original agreement which calls for monthly installments of approximately $4,000 including principal and interest through August 2008 (with respect to the 9% real estate

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

8. DEBT (CONTINUED)
    mortgage) and monthly installments of approximately $22,000 including principal and interest through August 1998 (with respect to the 8% note). Although AETC intends to negotiate, if necessary, the repayment terms currently being made, the total remaining debt is classified as current for financial statement purposes in terms of the modified agreement.

(c) In September and October 1995, AETC purchased two contiguous pieces of property in St. Louis, Missouri (to be used in connection with newly awarded school bus contracts) for an aggregate purchase price of $1,098,000. Down payments of $353,000 were made and mortgages were obtained for the balance of the purchase prices. The stockholders/officers and their wives guarantee the larger of the mortgages.

(d) In December 1995, AETC borrowed $1,500,000, the repayment of which is secured by a first mortgage on its premises located in Queens, New York. This loan, which is personally guaranteed by the stockholders/officers, is payable in equal monthly installments of $19,409 towards principal and interest. The note matures on January 1, 2006. Commencing January 2001, the interest rate is subject to adjustment based upon the average yield of U.S. Treasury securities (5 years) plus 3.5%. The note provides for a floor and ceiling of 9.5% and 13%, respectively.

(e) As security for this note, the seller received a letter of credit for the amount of the note less principal payments due in the following twelve months. On each anniversary date, the letter of credit will be further reduced by similar principal amounts.

(f) Includes capitalized leases of $2,465,267, $7,565,726 and $6,968,439 at June 30, 1995 and 1996 and December 31, 1996, respectively, relative to vehicles with net book values of $1,378,740, $7,532,724 and $ 6,814,830, respectively, as of the same dates.

    In addition to the collateral described above, substantially all of AETC's property, plant and equipment collateralizes AETC's other indebtedness.

    Aggregate yearly maturities of long-term debt for the years ended June 30 are as follows:

                                                                                                         TOTAL
                                                                                                     -------------
1997...............................................................................................  $  11,328,497
1998...............................................................................................     25,592,694
1999...............................................................................................      7,265,823
2000...............................................................................................      7,131,814
2001...............................................................................................      6,379,336
Thereafter.........................................................................................      1,957,034
                                                                                                     -------------
        Total......................................................................................  $  59,655,198
                                                                                                     -------------
                                                                                                     -------------

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

9. PAYABLE TO CREDITORS

    The following amounts are payable to creditors as of June 30, 1995 and 1996 and December 31, 1996 in terms of the 1993 plan of reorganization (see Note 3).

JUNE 30, 1995                                                               CURRENT      NONCURRENT      TOTAL
------------------------------------------------------------------------  ------------  ------------  ------------
Payroll taxes...........................................................  $    336,722  $    186,855  $    523,577
Other taxes.............................................................       120,000       150,000       270,000
Unsecured creditors.....................................................       739,828       --            739,828
                                                                          ------------  ------------  ------------
                                                                          $  1,196,550  $    336,855  $  1,533,405
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

JUNE 30, 1996                                                               CURRENT      NONCURRENT      TOTAL
------------------------------------------------------------------------  ------------  ------------  ------------
Payroll taxes...........................................................  $    176,882  $      9,975  $    186,857
Other taxes.............................................................       150,000        30,000       180,000
Unsecured creditors.....................................................         4,933       --              4,933
                                                                          ------------  ------------  ------------
                                                                          $    331,815  $     39,975  $    371,790
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

DECEMBER 31, 1996                                                           CURRENT      NONCURRENT      TOTAL
------------------------------------------------------------------------  ------------  ------------  ------------
Payroll taxes...........................................................  $     18,790  $    --       $     18,790
Other taxes.............................................................       120,000       --            120,000
Unsecured creditors.....................................................       --            --            --
                                                                          ------------  ------------  ------------
                                                                          $    138,790  $    --       $    138,790
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

10. INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                                                            SIX MONTHS ENDED
                                                         YEAR ENDED JUNE 30,                  DECEMBER 31,
                                                 ------------------------------------  --------------------------
                                                     1994         1995        1996        1995          1996
                                                 ------------  ----------  ----------  -----------  -------------
Current:
Federal........................................  $    388,000  $  483,000  $  687,000  $   --       $    --
State and local................................       195,000     202,000     176,000       59,000         57,000
                                                 ------------  ----------  ----------  -----------  -------------
                                                      583,000     685,000     863,000       59,000         57,000
Deferred taxes.................................     1,700,000     294,000    (104,000)    (520,000)    (1,490,000)
                                                 ------------  ----------  ----------  -----------  -------------
                                                 $  2,283,000  $  979,000  $  759,000  $  (461,000) $  (1,433,000)
                                                 ------------  ----------  ----------  -----------  -------------
                                                 ------------  ----------  ----------  -----------  -------------

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

10. INCOME TAXES (CONTINUED)
    Deferred tax liabilities are comprised of the following:

                                                                           JUNE 30,     JUNE 30,    DECEMBER 31,
                                                                             1995         1996          1996
                                                                          -----------  -----------  ------------
Deferred tax liabilities:
Depreciation............................................................    4,832,000    6,794,000    9,174,000
                                                                          -----------  -----------  ------------
                                                                            4,832,000    6,794,000    9,174,000
                                                                          -----------  -----------  ------------
Deferred tax assets:
Capital leases..........................................................     (320,000)    (219,000)    (119,000)
Loss and tax credit carryforwards.......................................   (2,518,000)  (4,685,000)  (8,655,000)
                                                                          -----------  -----------  ------------
                                                                           (2,838,000)  (4,904,000)  (8,774,000)
                                                                          -----------  -----------  ------------
Deferred tax liabilities (net)..........................................  $ 1,994,000  $ 1,890,000   $  400,000
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------
The actual tax expense (benefit) differs from the tax expense computed by applying the U.S. corporate rate of 34% as follows:

                                                                                            SIX MONTHS ENDED
                                                          YEAR ENDED JUNE 30,                 DECEMBER 31,
                                                   ----------------------------------  --------------------------
                                                      1994        1995        1996        1995          1996
                                                   ----------  ----------  ----------  -----------  -------------
Tax expense (benefit) at statutory rate..........  $  890,000  $  853,000  $  734,000  $  (405,000) $  (1,206,000)
Adjustments to tax contingency reserve related to
  bankruptcy issues..............................      --         (70,000)   (136,000)     --            --
Utilization of previously unrecognized net
  operating losses...............................    (365,000)     --          --          --            --
State and local tax expense (benefit)............     195,000     202,000     176,000      (55,000)      (212,000)
Other............................................     (27,000)     (6,000)    (15,000)      (1,000)       (15,000)
                                                   ----------  ----------  ----------  -----------  -------------
Actual tax expense (benefit).....................  $  693,000  $  979,000  $  759,000  $  (461,000) $  (1,433,000)
                                                   ----------  ----------  ----------  -----------  -------------
                                                   ----------  ----------  ----------  -----------  -------------

    At June 30, 1996, AETC had the following carryforwards available:

                                                                                         TAX
                                                                                      REPORTING    EXPIRATION DATE
                                                                                       PURPOSES        THROUGH
                                                                                     ------------  ---------------
Investment tax credits available to offset certain future taxes....................   $  967,000        2001
Net operating loss carryforwards...................................................    3,949,040        2011
Alternative minimum tax credits available to offset certain future taxes...........    2,267,000        None
                                                                                     ------------       -----
                                                                                     ------------       -----

11. RELATED PARTY TRANSACTIONS

    AETC had amounts payable to the parent company of $504,206, $171,562 and $82,932 at June 30, 1995 and 1996 and December 31, 1996, respectively. AETC had notes receivable from affliated companies

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

11. RELATED PARTY TRANSACTIONS (CONTINUED) of $4,539,940, $4,640,536 and $4,640,536 at June 30, 1995 and 1996 and December
31, 1996, respectively. In connection with an amendment to the notes dated January 1, 1997, the notes bear interest at 6.8% and are due on July 1, 2004. No interest was received during the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1995 and 1996. During the year ended June 30, 1996, AETC received management fee income from affiliated companies of $255,000. No management fees were charged to or received from related parties during the other periods presented.

12. COMMITMENTS AND CONTINGENCIES

LEASES

    Minimum rental commitments as of June 30, 1996 for noncancellable equipment and real property operating leases are as follows:

                                                                                    TRANSPORTATION
YEAR ENDING JUNE 30,                                                 REAL PROPERTY    EQUIPMENT         TOTAL
-------------------------------------------------------------------  -------------  --------------  -------------
1997...............................................................  $   1,956,498   $  3,783,702   $   5,740,200
1998...............................................................      1,887,538      3,451,783       5,339,321
1999...............................................................      1,739,191      3,014,698       4,753,889
2000...............................................................      1,435,849      2,450,946       3,886,795
2001...............................................................      1,403,551      1,425,192       2,828,743
Thereafter.........................................................      7,577,330        858,355       8,435,685
                                                                     -------------  --------------  -------------
                                                                     $  15,999,957   $ 14,984,676   $  30,984,633
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------

    During the six months ended December 31, 1996, as part of its normal course of business, AETC entered into various rental and purchase agreements for replacement vehicles and additional vehicles to satisfy new transportation contracts.

    Rental charges included in cost of operations were $3,287,875, $3,358,818 and $4,539,202 for the years ended June 30, 1994, 1995 and 1996, respectively, and $1,992,180 and $2,931,390 for the six months ended December 31, 1995 and 1996, respectively.

LITIGATION

    AETC is a defendant with respect to various claims involving accidents and other issues arising in the normal conduct of its business. Management and counsel believe the ultimate resolution of these claims will not have a material impact on the financial statements of AETC.

EMPLOYMENT AND CONSULTING AGREEMENTS

    AETC is obligated under various employment and consulting agreements with certain officers, including the chief financial officer, which provide for base annual compensation aggregating $1,382,666 subject to increase by a percentage equal to the percentage increase in the Regional Consumer Price Index with a maximum of 5% of base salary. With the exception of the agreement with the chief financial officer,

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED) the agreements extend through February 28, 1999, subject to an extension by the Board of Directors for up to three more years. Six months of severance pay is payable in the event of nonrenewal of the agreements. The agreement with the chief financial officer extends through January 1998.

OUTSTANDING LETTERS OF CREDIT

    Letters of credit totaling approximately $1,928,000 and $3,527,000 were outstanding as of June 30, 1995 and 1996, respectively, and $3,059,000 at December 31, 1996. The letters of credit serve primarily as security in connection with financial obligations.

13. SALE OF BUS ROUTE AND BUSES

    In January 1994, AETC, through its wholly-owned subsidiary, Atlantic Express Coachways, Inc. ("Coachways"), sold commuter bus routes that operated from Staten Island to New York City in exchange for a promissory note in the amount of $800,000, bearing interest at a rate of 6% per annum through December 1998. The entire amount of the note was recorded as a gain on sale as the book value of the routes was zero at the date of sale. In January 1994, AETC also sold certain buses and recognized a gain on sale of $350,115.

    In 1995, a note of $680,000 was received in connection with the sale of buses. The note bears interest at 11% per annum and payment was received in October 1995.

14. EMPLOYEE SAVINGS PLAN

    AETC offers an Employee Savings Investment Plan under which eligible participants can invest up to 15% of base earnings subject to a specified maximum among several investment alternatives. An employer matching contribution up to a maximum of 2.5% of the employee's compensation is also invested. AETC's contribution was approximately $75,000, $69,000 and $69,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $40,500 for the six months ended December 31, 1996.

15. MAJOR CUSTOMER AND CONCENTRATION OF CREDIT RISK

    For the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1995 and 1996, revenues derived from the Board of Education of the City of New York were approximately 63%, 57%, 50%, 50% and 46% of total revenues, respectively. As of June 30, 1995 and 1996 and December 31, 1996, AETC had accounts receivable including retainage from customer of $13,929,000, $13,068,868 and $7,217,051, respectively. During fiscal 1995, contracts with this customer were extended through the year 2000.

    At June 30, 1996 and December 31, 1996, substantially all cash and cash equivalents were on deposit with one major financial institution.

16. SCHOOL CLOSURE

    In September 1993, opening of the New York City schools was delayed for nine days due to asbestos contamination of school buildings. Although revenue was not received from the Board of Education for

             ATLANTIC EXPRESS TRANSPORTATION CORP. AND SUBSIDIARIES

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE

           SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

16. SCHOOL CLOSURE (CONTINUED)
these days, AETC incurred the cost of payroll related to this period. AETC is in the process of legal proceedings against the Board to recover the compensation.

17. ACQUISITIONS

    During the years ended June 30, 1994, 1995 and 1996, AETC acquired the operations of several companies. Such investments included the purchase of contract rights and vehicles. The acquisitions were not material to the consolidated financial statements.

18. SUBSEQUENT EVENTS

    On February 4, 1997, AETC issued $110,000,000 of 10 3/4% Senior Secured Notes due 2004. The net proceeds from the sale of such notes was used to repay its existing indebtedness and for certain other corporate purposes. Such notes contain certain covenants, including limitations on payments of dividends.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Consolidated Financial Information") has been derived from the application of pro forma adjustments to AETC's consolidated historical financial statements included elsewhere herein. The Unaudited Pro Forma Consolidated Financial Information gives effect to the financing transaction as if such occurred on December 31, 1996 for purposes of the unaudited pro forma consolidated balance sheet and on July 1, 1995 for purposes of the unaudited pro forma consolidated statements of operations for the year ended June 30, 1996 and the six months ended December 31, 1996, respectively. The pro forma adjustments are described in the accompanying notes. The Unaudited Pro Forma Consolidated Financial Information is presented for informational purposes only and does not purport to represent what AETC's financial position or results of operations would actually have been if the aforementioned event had occurred on the dates specified or to project AETC's financial position or results of operations at any future date or for any future periods. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with AETC's consolidated historical financial statements, and the notes thereto, included elsewhere herein.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

                                                                                    FINANCING
                                                                    HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                                   -------------  -------------  -------------
ASSETS
Current:
  Cash and cash equivalents......................................  $   1,503,646  $ 104,600,000(1) $  31,258,002
                                                                                    (67,465,644 (2)
                                                                                     (5,930,000 (3)
                                                                                     (1,450,000 (4)
  Accounts receivable............................................     25,947,891       --           25,947,891
  Replacement parts and other inventory..........................      1,179,312       --            1,179,312
  Notes receivable...............................................        167,581       --              167,581
  Prepaid expenses and other assets..............................      4,908,042       --            4,908,042
                                                                   -------------  -------------  -------------
    Total current assets.........................................     33,706,472     29,754,356     63,460,828
                                                                   -------------  -------------  -------------
Property, plant and equipment, less accumulated depreciation.....     66,940,880      5,930,000(3)    74,070,880
                                                                                      1,200,000(4)
                                                                   -------------  -------------  -------------
Other assets:
  Restricted cash and cash equivalents...........................      1,120,000       --            1,120,000
  Retainage......................................................        513,556       --              513,556
  Investments in unconsolidated affiliates.......................        229,000       --              229,000
  Deferred lease expense.........................................        656,208       --              656,208
  Transportation contract rights.................................      2,991,038        250,000(4)     3,241,038
  Deferred financing and organization costs......................      1,177,417      5,400,000(1)     5,677,417
                                                                                       (900,000 (5)
  Notes receivable...............................................        213,286       --              213,286
  Deposits and other noncurrent assets...........................        891,982       --              891,982
  Due from affiliates............................................      4,557,189       --            4,557,189
                                                                   -------------  -------------  -------------
    Total other assets...........................................     12,349,676      4,750,000     17,099,676
                                                                   -------------  -------------  -------------
                                                                   $ 112,997,028  $  41,634,356  $ 154,631,384
                                                                   -------------  -------------  -------------
                                                                   -------------  -------------  -------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current:
  Current portion of long-term debt..............................  $  18,858,761  $ (18,725,304 (2) $     133,457
  Accounts payable...............................................      4,479,877       --            4,479,122
  Accrued compensation...........................................      5,371,503       --            5,371,503
  Accrued workmen's compensation.................................      1,271,109       --            1,271,109
  Current portion of insurance reserve...........................      2,549,498       --            2,549,498
  Other accrued expenses and current liabilities.................        521,997       --              522,725
  Payable to creditors under the plan of reorganization..........        138,790       --              138,790
                                                                   -------------  -------------  -------------
    Total current liabilities....................................     33,191,535    (18,725,304)    14,466,204
                                                                   -------------  -------------  -------------
Long-term debt, net of current portion...........................     49,300,233    (48,740,340 (2)       559,893
                                                                   -------------  -------------  -------------
Senior Secured Notes.............................................       --          110,000,000(1)   110,000,000
                                                                   -------------  -------------  -------------
Other long-term liabilities......................................      2,732,773       --            2,732,773
                                                                   -------------  -------------  -------------
Deferred income taxes............................................        400,000       --              400,000
                                                                   -------------  -------------  -------------
Stockholder's equity:
  Common Stock...................................................        250,000       --              250,000
  Additional paid-in capital.....................................     13,188,926       --           13,188,926
  Retained earnings..............................................     13,933,561       (900,000 (5)    13,033,561
                                                                   -------------  -------------  -------------
    Total stockholder's equity...................................     27,372,487       (900,000)    26,472,487
                                                                   -------------  -------------  -------------
                                                                   $ 112,997,028  $  41,634,356  $ 154,631,384
                                                                   -------------  -------------  -------------
                                                                   -------------  -------------  -------------

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

------------------------

(1) Represents the issuance of $110,000,000 aggregate principal amount of 10 3/4% Senior Secured Notes due 2004 (the "Notes"), net of debt issuance costs of $5,400,000 (to be amortized over 7 years).

(2) Represents the use of net proceeds from the sale of the Notes to repay approximately $67.5 million of existing indebtedness.

(3) Represents the use of net proceeds from the sale of the Notes to terminate certain operating leases and purchase vehicles and other assets leased thereunder.

(4) Reflects the acquisition of a Medicaid business, which commenced operations in January 1997 under an initial four-year contract, and the purchase of 26 additional vehicles to perform the Company's obligations thereunder for an aggregate consideration of approximately $1.5 million.

(5) Reflects the write-off of previously capitalized financing costs on existing indebtedness.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED JUNE 30, 1996 (1)

                                                                                     FINANCING
                                                                     HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                                    -------------  -------------  -------------
Revenues..........................................................  $ 142,551,559  $   2,050,000(2) $ 144,601,559
                                                                    -------------  -------------  -------------
Costs and expenses:
Cost of operations................................................    115,108,380     (1,644,000 (3)   114,904,380
                                                                                       1,440,000(2)
General and administrative........................................     10,448,420         75,000(2)    10,523,420
Depreciation and amortization.....................................      9,735,982        150,000(2)    10,821,982
                                                                                         936,000(3)
                                                                    -------------  -------------  -------------
                                                                      135,292,782        957,000    136,249,782
                                                                    -------------  -------------  -------------
Income from operations............................................      7,258,777      1,093,000      8,351,777
Net interest income (expense).....................................     (5,098,443)      (771,429 (4)   (12,271,630)
                                                                                       5,423,242(5)
                                                                                     (11,825,000 (6)
                                                                    -------------  -------------  -------------
Income (loss) before (provision for) benefit from income taxes....      2,160,334     (6,080,187)    (3,919,853)
(Provision for) benefit from income taxes.........................       (758,897)     2,522,831(7)     1,763,934
                                                                    -------------  -------------  -------------
Net income (loss) before extraordinary items......................  $   1,401,437  $  (3,557,356) $  (2,155,919)
                                                                    -------------  -------------  -------------
                                                                    -------------  -------------  -------------

------------------------
(1) The above pro forma information does not reflect expected penalties from early extinguishment of debt of approximately $0.9 million and a further $0.9 million write-off of remaining unamortized deferred finance costs relative to existing indebtedness which would be recorded net of their related tax effects as extraordinary items.
(2) Reflects the acquisition of a Medicaid business.
(3) Reflects removal of certain historical lease expense and replacement with increased depreciation resulting from the termination of certain operating leases and the purchase of vehicles and other assets leased thereunder.
(4) Represents the amortization of debt issuance costs for the Notes over their 7-year term.
(5) Reflects the elimination of historical interest expense with respect to approximately $67.5 million of existing indebtedness being repaid as a use of proceeds from the Offering.
(6) Reflects the interest expense relating to the Notes.
(7) Reflects the adjustment to income taxes as a result of the above adjustments using an effective tax rate of 45%.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1996

                                                                                     FINANCING
                                                                    HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                                   -------------  ---------------  -------------
Revenues.........................................................  $  70,166,561  $     1,025,000(1) $  71,191,561
                                                                   -------------  ---------------  -------------

Costs and expenses:
Cost of operations...............................................     59,655,970         (822,000 (2)    59,553,970
                                                                                          720,000(3)
General and administrative.......................................      5,552,949           37,500(3)     5,590,449
Depreciation and amortization....................................      5,354,750          468,000(2)     5,897,750
                                                                                           75,000(1)
                                                                   -------------  ---------------  -------------
                                                                      70,563,669          478,500     71,042,169
                                                                   -------------  ---------------  -------------
Income (Loss) from operations....................................       (397,108)         546,500        149,392
Net interest income (expense)....................................     (3,148,634)        (385,714 (3)    (6,207,626)
                                                                                        3,239,222(4)
                                                                                       (5,912,500 (5)
                                                                   -------------  ---------------  -------------
Loss before (provision for) benefit from income taxes............     (3,545,742)      (2,512,492)    (6,058,234)
(Provision for) benefit from income taxes........................      1,432,752        1,293,453(6)     2,726,205
                                                                   -------------  ---------------  -------------
Net loss.........................................................  $  (2,112,990) $    (1,219,039) $  (3,332,029)
                                                                   -------------  ---------------  -------------
                                                                   -------------  ---------------  -------------

------------------------
(1) Reflects the acquisition of a Medicaid business.
(2) Reflects the removal of certain historical lease expense and replacement with increased depreciation resulting from the termination of certain operating leases and the purchase of vehicles and other assets leased thereunder.
(3) Represents the amortization of debt issuance costs for the Notes over their 7-year term.
(4) Reflects the elimination of historical interest expense with respect to approximately $67.5 million of existing indebtedness being repaid as a use of proceeds from the Offering.
(5) Reflects the interest expense relating to the Notes.
(6) Reflects the adjustment to income taxes as a result of the above adjustments using an effective tax rate of 45%.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................          13
The Exchange Offer.............................          20
The Old Notes Offering.........................          28
Capitalization.................................          28
Selected Historical Financial Information......          29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          30
Business.......................................          37
Management.....................................          49
Ownership of the Company.......................          53
Certain Transactions...........................          56
Description of Revolving Credit Facility.......          57
Description of Notes...........................          58
Description of Capital Stock...................          80
Certain U.S. Federal Income Tax
  Considerations...............................          80
Plan of Distribution...........................          81
Validity of Securities.........................          82
Experts........................................          82
Available Information..........................          82
Index to Consolidated Financial Statements and
  Pro Forma Consolidated Financial
  Information..................................         F-1

    UNTIL           , 1997, (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $110,000,000

                                     [LOGO]

                          10 3/4% SENIOR SECURED NOTES
                                    DUE 2004

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a list of the estimated expenses to be incurred by the Registrant (the "Company") in connection with the offering of the 10 3/4% Senior Secured Notes due 2004 (the "New Notes"). All amounts shown are estimates (except the Securities and Exchange Commission registration fee).

EXPENSE                                                                               AMOUNT
-----------------------------------------------------------------------------------  ---------
Securities and Exchange Commission registration fee................................  $  33,334
Printing and engraving expenses....................................................      *
Legal fees (not including expenses)................................................      *
Accounting fees and expenses.......................................................      *
Exchange agent fees................................................................      *
Miscellaneous expenses.............................................................      *
                                                                                     ---------
Total..............................................................................  $   *
                                                                                     ---------
                                                                                     ---------

------------------------

*   to be filed by amendment

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of; or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for that portion of the settlement amount and expenses as the court deems proper.

    The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation of by-laws, or when authorized by (i) such certificate of incorporation or by-laws; (ii) a resolution of shareholders; (iii) a resolution of directors; or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The Restated Certificate of the Company eliminates the personal liability of all of the Company's directors to the fullest extend allowed as provided by the NYBCL. The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify any director or officer of the Company made, or threatened to be made, a party to an action or proceeding if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other enterprise, not opposed to, the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. No indemnification shall be made for an action or proceeding by or in the right of the Company to procure a judgment in its favor in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such director or officer shall have been adjudged to be liable to the Company, unless and only to the extent a court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In addition, the Restated Certificate of Incorporation of the Company provides that a director's liability to the Company for breach of duty to the Company or its stockholders shall be limited to the fullest extent permitted by New York law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On February 4, 1997, the Company sold $110,000,000 aggregate principal amount of its 10 3/4% Senior Secured Notes due 2004 (the "Old Notes") to Jefferies & Company, Inc. (the "Initial Purchaser"). The Company believes this offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Initial Purchaser has informed the Company that it resold $110,000,000 million aggregate principal amount of Old Notes to persons it reasonably believes to be "qualified institutional buyers" (within the meaning of Rule 144A under the Securities Act ("Rule 144A")) in transactions meeting the requirements of Rule 144A and to a limited number of institutional "accredited investors" (within the meaning of Rule 501 (a) (1),
(2), (3) or (7) under the Securities Act) in transactions not involving a public offering.

ITEM 16. EXHIBITS.

    (a) Exhibits.

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       3.1   Restated Certificate of Incorporation of the Company
       3.2   By-laws of the Company
       4.1   Indenture dated as of February 4, 1997, including form of Note, between the Company, the Guarantors (as defined therein) and the Bank of New York, as trustee
       4.2   Guarantee dated February 4, 1997 by certain subsidiaries of the Company and the Company (borrower guarantee)
       4.3   Guarantee dated February 4, 1997 by certain other subsidiaries of the Company and the Company
             (non-borrower guarantee)
       4.4   Security and Pledge Agreement dated as of February 4, 1997 among AETG, the Company and the Restricted
             Subsidiaries (as defined therein)
       4.5   Collateral Assignment of Trademarks (Security Agreement) dated as of February 4, 1997 between the Company and The Bank of New York
      5.1*   Opinion of Jones, Day, Reavis & Pogue
      10.1   Registration Rights Agreement dated February 4, 1997 between the Company, the Guarantors (as defined therein) and the Initial Purchaser
      10.2   Loan and Security Agreement dated February 4, 1997 by and between Congress Financial Corporation, certain subsidiaries of the Company as borrowers and the Company as guarantor
      10.3   General Security Agreement dated February 4, 1997 by and among the Company and the Guarantors (as defined therein) in favor of Congress Financial Corporation
      10.4   Collateral Assignment of Trademarks (Security Agreement) dated as of February 4, 1997 between the Company and Congress Financial Corporation
      10.5   Employment Agreement dated as of January 21, 1997 between the Company and Domenic Gatto
      10.6   Employment Agreement dated as of January 21, 1997 between the Company and Michael Gatto
      10.7   Employment Agreement dated as of January 21, 1997 between the Company and Patrick Gatto
      10.8   Employment Agreement dated as of January 21, 1997 between the Company and Nathan Schlenker
      10.9   Lease dated August 5, 1986 between Bonnie Heights Realty Corp. and Amboy Bus Co., Inc. and Notices of
             Option to Renew dated December 26, 1989 and May 10, 1996, respectively, by Amboy Bus Co., Inc. for the facility at 1752 Shore Parkway, Brooklyn, New York
     10.10   Lease dated June 30, 1993 by and between Rockhill Limited Partnership and Mayflower Contract Services,
             Inc. and Sublease dated May 28, 1996 by and between Mayflower Contract Services, Inc. and Atlantic
             Express of Missouri Inc. for the facility at 6810 Prescott Street, St. Louis, Missouri
     10.11   Lease dated August 1, 1995 between Stamar Realty Corp. and 180 Jamaica Corp. for the facility at 107-10
             180th Street, Jamaica, New York
     10.12   The Board of Education of the City of New York, serial no. 0070, dated July 19, 1979
     10.13   The Board of Education of the City of New York, serial no. 8108
     10.14   Extension and Eighth Amendment of Contract for Special Education Pupil Transportation Services, dated
             June 19, 1996 by and between The Board of Education of the City of New York, Amboy Bus Co., Inc. and
             Staten Island Bus Co.
     10.15   The Board of Education of the City of New York, serial no. 9888
     10.16   Extension and Sixth Amendment of Contract for Regular Education Pupil Transportation Services, dated
             January 2, 1996 by and between The Board of Education of the City of New

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
             York and Amboy Bus Co., Inc.
     10.17   New York City Transit Authority Contract #94E5461B, Five Borough Paratransit Carrier Service: Part I
             Contract Terms and Conditions and Attachment I: Price Schedule
        21   Subsidiaries of the Company
      23.1   Consent of BDO Seidman, LLP
      23.2*  Consent of Jones, Day, Reavis & Pogue
      23.3*  Consent of Silverman, Collura, Chernis & Balzano, P.C.
        24   Power of Attorney (included in the signature page hereof)
        25   Statement of Eligibility of Trustee on Form T-1
      99.1   Letter of Transmittal

------------------------

*   to be filed by amendment

(B) FINANCIAL STATEMENT SCHEDULES

    No schedules for which provision is made in the applicable accounting regulations of the Commission are required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 18, 1997.

                                ATLANTIC EXPRESS TRANSPORTATION CORP.

                                BY:              /S/ DOMENIC GATTO
                                     -----------------------------------------
                                                   Domenic Gatto
                                               CHAIRMAN OF THE BOARD,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Domenic Gatto, Nathan Schlenker and Peter R. Silverman, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                          TITLE                    DATE

                                Chairman of the Board,
                                  President and
                                  Chief Executive Officer         April 18, 1997
                                  (PRINCIPAL EXECUTIVE
                                  OFFICER)
/s/ DOMENIC GATTO
------------------------------
Domenic Gatto

                                Chief Financial Officer
                                  (PRINCIPAL FINANCIAL
                                  OFFICER                         April 18, 1997
                                  AND PRINCIPAL ACCOUNTING
                                  OFFICER)
/s/ NATHAN SCHLENKER
------------------------------
Nathan Schlenker

                                Executive Vice President,
                                  Secretary,                      April 18, 1997
                                  Treasurer and Director
/s/ MICHAEL GATTO
------------------------------
Michael Gatto

/s/ PATRICK GATTO
------------------------------  Executive Vice President          April 18, 1997
Patrick Gatto                     and Director

/s/ JOHN SHEA
------------------------------  Director                          April 18, 1997
John Shea

/s/ PETER PETRILLO
------------------------------  Director                          April 18, 1997
Peter Petrillo

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Amboy Bus Co., Inc., Staten Island Bus, Inc., Raybern Capital Corp., Metropolitan Escort Service, Inc., Merit Transportation Corp., Temporary Transit Service, Inc., Atlantic-Hudson, Inc., Courtesy Bus Co., Inc., K. Corr, Inc., Raybern Equity Corp., Metro Affiliates, Inc., Midway Leasing Inc., Brookfield Transit Inc., Atlantic Paratrans, Inc., 180 Jamaica Corp., Atlantic Express Coachways, Inc., Atlantic Express of Pennsylvania, Inc., Atlantic Paratrans of Kentucky Inc., Raybern Bus Service, Inc., G.V.D. Leasing Co., Inc., Block 7932, Inc., Atlantic-Conn. Transit, Inc., and Atlantic Express of Missouri Inc. have each duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 18, 1997.

AMBOY BUS CO., INC.                            BROOKFIELD TRANSIT INC.
STATEN ISLAND BUS, INC.                        ATLANTIC PARATRANS, INC.
RAYBERN CAPITAL CORP.                          180 JAMAICA CORP.
METROPOLITAN ESCORT SERVICE, INC.              ATLANTIC EXPRESS COACHWAYS, INC.
MERIT TRANSPORTATION CORP.                     ATLANTIC EXPRESS OF PENNSYLVANIA, INC.
TEMPORARY TRANSIT SERVICE, INC.                ATLANTIC PARATRANS OF KENTUCKY INC.
ATLANTIC-HUDSON, INC.                          RAYBERN BUS SERVICE, INC.
COURTESY BUS CO., INC.                         G.V.D. LEASING CO., INC.
K. CORR, INC.                                  BLOCK 7932, INC.
RAYBERN EQUITY CORP.                           ATLANTIC-CONN. TRANSIT, INC.
METRO AFFILIATES, INC.                         ATLANTIC EXPRESS OF MISSOURI INC.
MIDWAY LEASING INC.

                                            By:        /s/ DOMENIC GATTO
                                                       ------------------------------------------
                                                       Domenic Gatto
                                                       Chairman of the Board,
                                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

    Each person who is an officer and/or director of Amboy Bus Co., Inc., Staten Island Bus, Inc., Raybern Capital Corp., Metropolitan Escort Service, Inc., Merit Transportation Corp., Temporary Transit Service, Inc., Atlantic-Hudson, Inc., Courtesy Bus Co., Inc., K. Corr, Inc., Raybern Equity Corp., Metro Affiliates, Inc., Midway Leasing Inc., Brookfield Transit Inc., Atlantic Paratrans, Inc., 180 Jamaica Corp., Atlantic Express Coachways, Inc., Atlantic Express of Pennsylvania, Inc., Atlantic Paratrans of Kentucky Inc., Raybern Bus Service, Inc., G.V.D. Leasing Co., Inc., Block 7932, Inc., Atlantic-Conn. Transit, Inc., and Atlantic Express of Missouri Inc. whose signature appears below constitutes and appoints Domenic Gatto, Nathan Schlenker and Peter R. Silverman, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME                                           TITLE                                  DATE

/s/ DOMENIC GATTO                     Chairman of the Board, President and
  ------------------------------      Chief Executive Officer
  Domenic Gatto                       (PRINCIPAL EXECUTIVE OFFICER)                               April 18, 1997

/s/ NATHAN SCHLENKER                  Chief Financial Officer
  ------------------------------      (PRINCIPAL FINANCIAL OFFICER AND
  Nathan Schlenker                    PRINCIPAL ACCOUNTING OFFICER)                               April 18, 1997

/s/ MICHAEL GATTO                     Executive Vice President, Secretary,
  ------------------------------      Treasurer and Director
  Michael Gatto                                                                                   April 18, 1997

/s/ PATRICK GATTO                     Executive Vice President and Director
  ------------------------------
  Patrick Gatto                                                                                   April 18, 1997